                                                     RULE NO. 424(b)(2)
                                                     REGISTRATION NO. 333-52601

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 26, 1998)

                               2,000,000 SHARES

                                  [LOGO] HOME
                                         PROPERTIES

                                 COMMON STOCK

                                ---------------

  Home Properties of New York, Inc. ("Home Properties" or the "Company"), a fully integrated, self-administered and self-managed real estate investment trust (a "REIT"), owns, operates, acquires and selectively develops multifamily apartment communities throughout the Northeastern, Mid-Atlantic and Midwestern regions of the United States. The Company currently operates 231 communities containing 26,090 apartment units. Of these, 17,103 units in 71 communities are wholly-owned by the Company, 6,139 units in 119 communities are managed and partially-owned by the Company as general partner, and 2,848 units in 41 communities are managed for other owners. The communities are located throughout the Northeastern quadrant of the United States in New York, Michigan, Pennsylvania, Maryland, New Jersey, Virginia, Connecticut, Indiana and Ohio.

  The Company has entered into agreements to purchase a portfolio of 17 apartment communities containing 4,002 apartment units as well as three additional apartment communities containing 1,647 apartment units (together, the "Acquisition Communities"). The Acquisition Communities are located in seven Northeast, Mid-Atlantic and Midwest states and are being acquired for an aggregate purchase price of approximately $213 million.

  All of the shares of common stock, par value $.01 per share (the "Common Stock"), offered hereby (the "Offering") are being sold by the Company. The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "HME." On June 15, 1998, the last reported sales price of the Common Stock on the NYSE was $25.125 per share.

  SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS FOR CERTAIN FACTORS AND CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

                                ---------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION
     PASSED UPON  THE ACCURACY OR ADEQUACY OF THIS  PROSPECTUS SUPPLEMENT
       OR  THE  ACCOMPANYING  PROSPECTUS.  ANY  REPRESENTATION  TO  THE
        CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                    Underwriting
                                        Price to   Discounts and   Proceeds to
                                         Public    Commissions(1) the Company(2)
--------------------------------------------------------------------------------
Per Share............................    $25.125       $1.25         $23.875
--------------------------------------------------------------------------------
Total................................  $50,250,000   $2,500,000    $47,750,000
--------------------------------------------------------------------------------
Total Assuming Full Exercise of
 Over-Allotment Option(3)............  $57,787,500   $2,875,000    $54,912,500

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) The Company and Home Properties of New York, L.P. have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses estimated at $350,000, which are payable by the Company.
(3) Assuming exercise in full of the 30-day option granted by the Company to the Underwriters to purchase up to 300,000 additional shares of Common Stock, on the same terms, solely to cover over-allotments. See "Underwriting."

                                ---------------

  The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to reject orders in whole or in part. It is expected that delivery of the Common Stock will be made in New York City on or about June 19, 1998.

                                ---------------

PAINEWEBBER INCORPORATED
              BANCAMERICA ROBERTSON STEPHENS
                           CIBC OPPENHEIMER
                                           SALOMON SMITH BARNEY
                                                              WHEAT FIRST UNION

                                ---------------

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JUNE 16, 1998.

[LOGO]HOME
       PROPERTIES






                              [MAP APPEARS HERE]





 CORE COMMUNITIES                                                   PRO FORMA*
At January 1, 1997

                         CORE                     PRO FORMA*
[GRAPH APPEARS HERE]  ========================================  [GRAPH APPEARS
                                                                     HERE]
                      UNITS   %      LOCATION     UNITS   %

                      6,168  94.1%  .NEW YORK     8,569  37.7%
                                    .MICHIGAN     3,646  16.0%
                       384    5.9%  .PENNSYLVANIA 3,169  13.9%
                                    .NEW JERSEY   2,913  12.8%
                                    .MARYLAND     1,589   7.0%
                                    .ILLINOIS       672   3.0%
                                    .MAINE          596   2.6%
                                    .VIRGINIA       548   2.4%
                                    .CONNECTICUT    498   2.2%
                                    .INDIANA        310   1.3%
                                    .OHIO           242   1.1%
                      ----------------------------------------
                      6,552 100.0%   TOTAL       22,752 100.0%
                      ----------------------------------------


*Pro forma for the closing of the Recent Acquisitions and the Acquisition Communities.


CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE, THE PURCHASE OF THE COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

LOGO HOME
      PROPERTIES



                                                [PHOTO]

                                                MOUNTAINSIDE Garnerville,
                                                New York (Acquisition Community)


[PHOTO]

1600 ELMWOOD Rochester, New York
(Core Community)


                                                [PHOTO]
                                                FINGER LAKES MANOR Rochester,
                                                New York (Core Community)



[PHOTO]                                         [PHOTO]

CANTERBURY SQUARE Troy, Michigan                PLEASANTVIEW Piscataway,
(Recent Acquisition)                            New Jersey (Acquisition
                                                Community)

LOGO HOME
      PROPERTIES

                                        [PHOTO]

[PHOTO]                                 CHARTER SQUARE Troy, Michigan
                                        (Recent Acquisition)
RIVERTON KNOLLS Rochester,
New York (Core Community)



                                        [PHOTO]

                                        PERINTON MANOR Rochester, New York
                                        (Core Community)




[PHOTO]                                 [PHOTO]

THE TOWERS Passaic,                     MORNINGSIDE HEIGHTS Owings Mills,
New Jersey (Acquisition Community)      Maryland (Recent Acquisition)

                         PROSPECTUS SUPPLEMENT SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in this Prospectus Supplement or the accompanying Prospectus or incorporated therein by reference. References to "Home Properties" or the "Company" in this Prospectus Supplement mean, except as the context otherwise requires, Home Properties of New York, Inc., a Maryland corporation, Home Properties of New York, L.P., a New York limited partnership (the "Operating Partnership"), Home Properties Trust, a Maryland trust (the "Trust"), HP Management, Inc., a Maryland corporation ("HP Management"), Conifer Realty Corporation, a Maryland corporation ("Conifer Realty" and, together with HP Management, the "Management Companies"), and all other subsidiaries of the Company on a consolidated basis. The information set forth in this Prospectus Supplement assumes no exercise of the Underwriters' over-allotment option. This Prospectus Supplement contains, and the accompanying Prospectus contains or incorporates by reference, statements that may be deemed to be "forward-looking" within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company's actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference are discussed in the section entitled "Risk Factors" in the accompanying Prospectus.

                                  THE COMPANY

  Home Properties of New York, Inc., a fully integrated, self-administered and self-managed real estate investment trust (a "REIT"), owns, operates, acquires and selectively develops multifamily apartment communities throughout the Northeastern, Mid-Atlantic and Midwestern regions of the United States. The Company currently operates 231 communities containing 26,090 apartment units. Of these, 17,103 units in 71 communities are wholly-owned by the Company, 6,139 units in 119 communities are managed and partially- owned by the Company as general partner and 2,848 units in 41 communities are managed for other owners. The communities are located throughout the Northeastern quadrant of the United States in New York, Michigan, Pennsylvania, Maryland, New Jersey, Virginia, Connecticut, Indiana and Ohio (together, the "Current Markets"). Since its initial public offering in August 1994 (the "IPO"), the Company has more than quadrupled the size of its wholly-owned portfolio and has expanded its geographic presence from Upstate New York to eight additional states. During this period, the Company acquired 59 communities containing 13,736 apartment units for a total acquisition cost of approximately $483 million.

  The Company has entered into agreements to purchase a portfolio of 17 apartment communities containing 4,002 apartment units for an aggregate purchase price of $155 million as well as three additional apartment communities containing 1,647 apartment units for an aggregate purchase price of $58 million (together, the "Acquisition Communities"). The Acquisition Communities are located in New Jersey, New York, Pennsylvania, Illinois, Maine, Ohio and Michigan. Following the purchase of the Acquisition Communities, the Company will operate a total of 31,739 apartment units, of which 22,752 units will be wholly-owned. The purchase of the Acquisition Communities will result in a 33% increase in the number of wholly-owned apartment units in the Company's portfolio. Management believes that the inclusion of the Acquisition Communities will result in incremental cash flow growth per share, both in the short-term and long-term, while also providing additional operating efficiencies and geographic diversification for the Company's portfolio. While the Company has substantially completed its due diligence for the Acquisition Communities with regard to their financial performance, physical condition and market environment, their purchase remains subject to customary closing conditions.

  Home Properties has a strategy of acquiring apartment communities at prices significantly below replacement costs and repositioning them for long-term growth. The Company focuses on stable markets with limited new construction activity, where the majority of the existing multifamily housing stock is over 20 years old. The Company's communities, which generally have brick exteriors and mature landscaping, are typically located in established suburban neighborhoods. With a commitment to customer service and the ability to provide quality housing at affordable prices, Home Properties' communities appeal to a broad range of senior and middle-income residents. The Company maintains 11 regional property management offices that provide support for the on-site property management teams.

  Home Properties, which was incorporated under the laws of the State of Maryland in November 1993, was formed to continue and expand the multifamily apartment community investment, management acquisition and development operations of Home Leasing Corporation ("Home Leasing"). In 1996, Home Properties combined its operations with those of Conifer Realty Inc. and its affiliates, an owner and operator of multifamily communities with an expertise in the area of government-assisted and affordable housing. The Company and its predecessors have operated multifamily communities for over 30 years and its 24 officers have been employed by such entities for an average of 13 years. As of May 31, 1998, the Company had approximately 1,400 employees.

                                  RISK FACTORS

  An investment in the Common Stock involves various risks, including the risks associated with the purchase of the Acquisition Communities and the risk that the purchase of some or all of the Acquisition Communities may not occur. See "Risk Factors" beginning on page 4 of the accompanying Prospectus for certain factors and considerations relevant to an investment in the Common Stock.

                              BUSINESS STRATEGIES

  The Company seeks to maximize growth in funds from operations ("FFO") and cash available for distribution to stockholders through effective management, operation, acquisition and selective development of multifamily apartment communities. The Company believes that opportunities exist to increase FFO and cash available for distribution per share by: (i) aggressively managing its communities and maintaining a firm commitment to resident satisfaction in order to achieve increased net operating income; (ii) acquiring additional apartment communities at attractive returns and significantly below replacement costs;
(iii) selectively developing and rehabilitating apartment communities to maximize development fee income while increasing the number of communities under management; and (iv) maintaining a conservative capital structure with efficient access to the capital markets to facilitate the accretive acquisition of additional communities.

  . PROPERTY MANAGEMENT. The Company follows a decentralized management approach, providing on-site personnel with the training, information, authority and incentives to achieve specific goals established for each community. Two goals are always reinforced--to enhance the quality of living for residents and to improve the financial performance and physical condition of each community on an annual basis. The Company has been able to consistently increase its net operating income, while keeping resident turnover well below national averages. In 1997, the Company's same property net operating income growth was 8.4%, which management believes ranked among the highest in the multifamily REIT sector. Resident turnover in 1997 averaged 40% at the Company's communities owned throughout 1996 and 1997.

  . ACQUISITIONS. The Company pursues external growth through acquisitions which are expected to generate returns in excess of its average cost of capital, both initially and over the long-term. In addition, the Company aims to acquire strategically located communities which will increase the geographic diversification and operating efficiencies of its portfolio. Targeted markets include select metropolitan areas within the Northeast, Mid-Atlantic and Midwest states that possess characteristics similar to those found in the Current Markets, including a limited amount of new construction, acquisition opportunities well below replacement costs, a mature housing stock and a stable or growing job market.

  . DEVELOPMENT. The Company, through its subsidiary, Conifer Realty, intends to continue to selectively develop and rehabilitate apartment communities using various forms of government assistance. The Company manages and partially owns these government-assisted communities through its interests as a general partner. These activities provide development fees, ongoing management and incentive management fee income and the potential for participation in residual values. The Company's active development capabilities also position the Company to build market rate communities for its own portfolio, when market conditions warrant.

  . FINANCING. Management intends to maintain a conservative capital structure that allows the Company continued access to the capital markets. Due to its ability to readily access the debt and equity markets, management believes the Company enjoys a competitive advantage in negotiating acquisitions and generating returns from those acquisitions that exceed its average cost of capital. Since the IPO, the Company has efficiently raised equity capital through a variety of methods, including the issuance of units of limited partnership interest in the Operating Partnership (the "OP Units") as consideration for acquisitions, the issuance of Common Stock and a preferred interest in the Operating Partnership directly to institutional investors and the issuance of new shares of Common Stock through its Dividend Reinvestment, Stock Purchase, Resident Stock Purchase and Employee Stock Purchase Plan (the "Direct Stock Purchase and Dividend Reinvestment Program").

     As of March 31, 1998, the Company's ratio of debt to total market capitalization was approximately 32%. Management intends to maintain predominantly fixed-rate debt with staggered maturities. As of June 15, 1998, the Company had no floating interest rate debt outstanding and its $50 million unsecured credit facility (the "Unsecured Credit Facility") was fully available.

  The Company, in pursuing its business strategy, has achieved the following results and secured the following opportunities:

  . Rental increases for the "Core Communities" (communities owned since the beginning of the prior calendar year, so that same property comparisons are available) have averaged 3.2% over the past eight years while occupancies, subject to normal seasonal variations, have remained stable at an average of 95%.

  . Net operating income growth for the Core Communities has averaged 4.1% over the past eight years.

  . Since the IPO, the Company has acquired 59 apartment communities containing 13,736 apartment units for an aggregate purchase price of approximately $483 million (approximately $35,000 per apartment unit).

  . The Company has entered into agreements to purchase the Acquisition
    Communities, which total 20 communities containing 5,649 apartment units, for an aggregate purchase price of approximately $213 million. In addition to the Acquisition Communities, the Company currently has a number of other apartment communities under consideration for acquisition.

  . Since its merger with Conifer Realty, Inc. on January 1, 1996, the
    Company has developed or rehabilitated 12 communities containing 1,744 apartment units under a variety of government programs for affordable housing.

  . Since the IPO, the Company has efficiently raised approximately $398 million in equity capital through the issuance of OP Units, Common Stock and a preferred interest in the Operating Partnership.

                              RECENT DEVELOPMENTS

PENDING ACQUISITIONS

  The Company has entered into agreements to purchase the Acquisition Communities containing 5,649 apartment units for an aggregate purchase price of approximately $213 million. The Acquisition Communities are located in New Jersey, New York, Pennsylvania, Illinois, Maine, Ohio and Michigan. Upon purchase of the Acquisition Communities, the Company will have increased the number of apartment units in its wholly-owned portfolio by 33%. Management believes that the purchase of the Acquisition Communities will increase the Company's market presence in the Current Markets, thereby increasing its economies of scale in these markets, while also establishing an initial presence in Illinois and Maine, two regions targeted by the Company for future expansion. While the Company has substantially completed its due diligence for the Acquisition Communities with regard to their financial performance, physical condition and market environment, their purchase remains subject to customary closing conditions.

1998 COMPLETED ACQUISITIONS

  Since January 1, 1998, the Company has completed the acquisition of nine multifamily apartment communities aggregating 3,055 apartment units for an aggregate purchase price of approximately $120 million. These communities are located in the Current Markets where the Company continues to increase its presence and diversify its portfolio.

  The completion of the acquisition of these nine communities, coupled with the anticipated closings of the Acquisition Communities, will result in the Company having acquired 29 apartment communities containing 8,704 units for an aggregate purchase price of approximately $333 million since January 1, 1998, representing a 62% increase in the number of wholly-owned apartment units.

  In addition, in May 1998, the Company acquired the general partnership interests in a portfolio of Rural Development (formerly Farmers Home Administration) communities. This portfolio consists of 46 communities containing 1,337 units, of which three communities with 92 units are under construction. Each of these communities will be directly managed by the Company from its new regional office in Erie, Pennsylvania. In addition, the Company will fee manage an additional eight communities containing 225 units. Forty-one of the communities are located in Pennsylvania, 11 are located in Upstate New York and two are located in Ohio.

FINANCING ACTIVITIES

  On May 29, 1998, the Company completed an offering of 1,085,000 shares of Common Stock with PaineWebber Incorporated. PaineWebber Incorporated deposited the shares of Common Stock with the trustee of PaineWebber Equity Trust REIT Series 1, a unit investment trust registered under the Investment Company Act of 1940, as amended. The net cash proceeds to the Company of approximately $27.4 million will be used to fund acquisitions, which may include the Acquisition Communities, and for general corporate purposes.

  On May 15, 1998, the Company obtained a commitment for a $155 million standby acquisition facility (the "Acquisition Facility") in connection with the pending purchase of the portfolio of 17 apartment communities included in the Acquisition Communities. The Acquisition Facility provides financing in addition to the Company's $50 million Unsecured Credit Facility. The Acquisition Facility, if drawn, will bear interest at LIBOR plus 1.65% and mature one year following funding. Subject to customary closing conditions, the Company may draw on the Acquisition Facility at any time during the 90 days following May 15, 1998, to pay up to 100% of the purchase price of such portfolio.

  On April 14, 1998, the Company completed a direct placement of 1,320,755 shares of Common Stock at a price of $26.50 per share to the State Treasurer of the State of Michigan, as custodian for various public employee retirement systems (the "Michigan Retirement System"). The net cash proceeds from the offering of $35 million were used primarily to repay amounts outstanding on the Company's Unsecured Credit Facility and for general corporate purposes.

  On March 27, 1998, the Company completed an offering of 384,615 shares of Common Stock with Wheat First Securities, Inc. Wheat First Securities, Inc. sold the shares to Van Kampen American Capital, which deposited them into Wheat First Union REIT Income & Growth Trust, Series 1. In addition, on March 27, 1998, the Company completed a direct placement of 39,650 shares of Common Stock to the Michigan Retirement System. The aggregate net proceeds of approximately $10.5 million were used by the Company to repay borrowings outstanding under the Unsecured Credit Facility and for general corporate purposes.

  Since January 1, 1998, the Company has sold an aggregate of 1,365,424 shares of Common Stock pursuant to its Direct Stock Purchase and Dividend Reinvestment Program at an average price of $25.90 per share. The aggregate proceeds of approximately $35.4 million have been used by the Company to fund acquisitions, to repay borrowings outstanding under the Unsecured Credit Facility and for general corporate purposes.

                                  THE OFFERING

 Common Stock Offered by the Company... 2,000,000 shares of Common Stock
 Common Stock Outstanding After the
  Offering............................. 15,577,424 shares(1)
 Offering Price........................ $25.125 per share
 Use of Proceeds....................... To fund a portion of the purchase price of the Acquisition Communities
                                        and for general corporate purposes.
 NYSE Symbol........................... HME

--------
(1) Excludes (a) 8,986,875 shares of Common Stock reserved for issuance upon exchange of outstanding OP Units and a preferred interest in the Operating Partnership, (b) 834,123 shares of Common Stock reserved for issuance pursuant to outstanding employee stock options, (c) 25,000 shares of Common Stock reserved for issuance pursuant to the Company's Directors' Grant Stock Plan, (d) 500,000 shares of Common Stock reserved for issuance pursuant to the Company's Director, Officer and Employee Stock Purchase Plan and (e) 1,241,952 shares of Common Stock reserved for issuance pursuant to the Direct Stock Purchase and Dividend Reinvestment Program.

                         SUMMARY FINANCIAL INFORMATION

  The following table sets forth certain financial data for the Company on a consolidated historical basis and on a pro forma basis. This financial data should be read in conjunction with the Company's consolidated financial statements and notes thereto incorporated by reference in the accompanying Prospectus. The historical financial data of the Company may not be indicative of future operating results of the Company. The pro forma financial data of the Company is not necessarily indicative of what the financial position and results of operations of the Company would have been as of and for the periods indicated, nor does it purport to represent the Company's future financial position and results of operations.

                            THREE MONTHS ENDED MARCH 31,                             YEAR ENDED DECEMBER 31,
                   ------------------------------------------------- -----------------------------------------------------------
                                                          PRO FORMA                                                   PRO FORMA
                   HISTORICAL   HISTORICAL    PRO FORMA  AS ADJUSTED                                      PRO FORMA  AS ADJUSTED
                      1997         1998        1998(1)   1998(1)(2)  HISTORICAL  HISTORICAL  HISTORICAL    1997(1)   1997(1)(2)
                   (UNAUDITED)  (UNAUDITED)  (UNAUDITED) (UNAUDITED)    1995        1996        1997     (UNAUDITED) (UNAUDITED)
                   -----------  -----------  ----------- ----------- ----------  ----------  ----------  ----------- -----------
                                              (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
OPERATING DATA:
Total revenues...  $   13,842   $   26,773   $    40,994 $    40,994 $   34,301  $   45,670  $   69,697  $   130,910 $   130,910
Total expenses...  $   12,001   $   21,826   $    33,972 $    33,125 $   29,801  $   40,626  $   56,739  $   106,677 $   103,289
Net income.......  $    1,269   $    2,775   $     4,213 $     4,977 $    2,796  $    4,147  $    6,390  $    14,205 $    17,316
Weighted average
 shares:
 Basic...........   6,378,441    9,702,975    13,532,792  15,532,792  5,408,474   5,601,027   7,415,888   11,611,352  13,611,352
 Diluted.........   6,521,345    9,900,451    13,730,268  15,730,268  5,408,474   5,633,004   7,558,167   11,753,631  13,753,631
Net income per
 share:
 Basic...........  $     0.20   $     0.29   $      0.31 $      0.32 $     0.52  $     0.74  $     0.86  $      1.22 $      1.27
 Diluted.........  $     0.20   $     0.28   $      0.31 $      0.32 $     0.52  $     0.74  $     0.84  $      1.21 $      1.26
BALANCE SHEET
 DATA:
Real estate
 before
 accumulated
 depreciation....  $  283,910   $  598,755   $   863,376 $   863,376 $  198,203  $  261,773  $  525,128  $   855,899 $   855,899
Total assets.....  $  274,486   $  618,090   $   883,323 $   883,323 $  181,462  $  248,631  $  543,823  $   876,586 $   876,586
Total debt.......  $  113,582   $  239,626   $   404,972 $   357,584 $   91,119  $  105,176  $  218,846  $   395,706 $   348,318
Stockholder's
 equity..........  $  100,079   $  174,687   $   258,189 $   305,577 $   75,780  $   83,030  $  151,432  $   259,669 $   307,057
OTHER
 INFORMATION:
Funds from
 operations(3)...  $    4,150   $    9,181   $    13,266 $    14,113 $   11,025  $   13,384  $   24,345  $    44,036 $    47,424
Net cash provided
 by (used in)
 operating
 activities......  $      719   $    6,372           --          --  $    9,811  $   14,241  $   27,285          --          --
Net cash provided
 by (used in)
 investing
 activities......  $  (24,709)  $  (45,205)          --          --  $  (21,348) $  (25,641) $ (102,460)         --          --
Net cash provided
 by (used in)
 financing
 activities......  $   23,260   $   37,845           --          --  $   10,714  $   12,111  $   77,461          --          --
Total
 communities, end
 of period.......          29           67            91          91         20          28          63           91          91
Total apartment
 units, end of
 period..........       7,544       15,514        22,752      22,752      5,650       7,176      14,048       22,752      22,752

-------
(1) Reflects the pro forma adjustments relating to the acquisitions and pending acquisitions of communities during 1998 and included in the Company's Current Reports on Form 8-K filed on March 23, 1998, May 22, 1998 and June 2, 1998. In addition, the following issuances of shares of Common Stock are reflected: 1,365,424 shares at various dates in 1998 under the Company's Dividend Reinvestment Plan; 424,265 shares on March 27, 1998; 1,320,755 shares issued on April 22, 1998; and 1,085,000 shares on May 29, 1998. The proceeds of such issuances were used to repay amounts borrowed under the Company's Unsecured Credit Facility, to fund anticipated acquisitions and for general corporate purposes. All of the above are reflected assuming such issuances had occurred as of January 1, 1997.
(2) Reflects the pro forma adjustments relating to this offering of the 2,000,000 shares of Common Stock offered by the Company (the "Offering") and the use of the net proceeds from this Offering to pay down debt. See "Use of Proceeds."

(3) Management generally considers FFO to be an appropriate measure of the operating performance of an equity REIT. Management believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Company, FFO should be considered in conjunction with net income as presented herein. FFO is determined in accordance with a resolution adopted by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT"), and is defined as net income (loss) (computed in accordance with generally accepted accounting principles ("GAAP")), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative to net income, an indication of the Company's performance or an indication of cash available to fund cash needs. Further, FFO as disclosed by other REITs may not be comparable to the Company's calculation of FFO.

  The calculation of FFO for the periods presented is reflected in the following table:

                  SUMMARY CALCULATION OF FUNDS FROM OPERATIONS
                                  (UNAUDITED)

                               THREE MONTHS ENDED MARCH 31,                           YEAR ENDED DECEMBER 31,
                      ---------------------------------------------- ---------------------------------------------------------
                                                          PRO FORMA                                                 PRO FORMA
                      HISTORICAL HISTORICAL   PRO FORMA  AS ADJUSTED HISTORICAL HISTORICAL HISTORICAL   PRO FORMA  AS ADJUSTED
                         1997       1998       1998(1)   1998(1)(2)     1995       1996       1997       1997(1)   1997(1)(2)
                      ---------- ----------- ----------- ----------- ---------- ---------- ----------- ----------- -----------
                                                               (DOLLARS IN THOUSANDS)
   Net income.......  $    1,269 $     2,775 $     4,213 $     4,977 $    2,796 $    4,147 $     6,390 $    14,205 $    17,316
   Minority
    interest........         572       2,172       2,809       2,892        455        897       4,248       7,555       7,772
   Extraordinary
    item............         --          --          --          --       1,249        --        1,037       1,190       1,250
   Depreciation from
    real property...       2,305       4,038       6,048       6,048      6,228      7,942      11,063      19,479      19,479
   Depreciation from
    real property
    from
    unconsolidated
    entities........           4         196         196         196        297        390         324         324         324
   (Gain) Loss from
    sale of
    property........         --          --          --          --         --           8       1,283       1,283       1,283
                      ---------- ----------- ----------- ----------- ---------- ---------- ----------- ----------- -----------
   Funds from
    operations......  $    4,150 $     9,181 $    13,266 $    14,113 $   11,025 $   13,384 $    24,345 $    44,036 $    47,424
                      ========== =========== =========== =========== ========== ========== =========== =========== ===========
   Weighted average
    common shares/OP
    Units
    outstanding:
    Basic...........   9,254,724  17,303,574  22,558,588  24,558,588  6,015,062  6,813,153  11,373,865  17,309,775  19,309,775
                      ========== =========== =========== =========== ========== ========== =========== =========== ===========
    Diluted.........   9,397,628  17,501,050  22,756,064  24,756,064  6,015,062  6,845,130  11,516,144  17,452,054  19,452,054
                      ========== =========== =========== =========== ========== ========== =========== =========== ===========

                                  THE COMPANY

GENERAL

  Home Properties, a fully integrated, self-administered and self-managed REIT, owns, operates, acquires and selectively develops multifamily apartment communities throughout the Northeastern, Mid-Atlantic and Midwestern regions of the United States. The Company currently operates 231 communities containing 26,090 apartment units in the Current Markets. Of these, 17,103 units in 71 communities are wholly-owned by the Company, 6,139 units in 119 communities are managed and partially-owned by the Company as general partner and 2,848 units in 41 communities are managed for other owners. In addition, Home Properties manages 1.7 million square feet of commercial space for other owners.

  Home Properties has a strategy of acquiring apartment communities at prices significantly below replacement costs and repositioning them for long-term growth. The Company focuses on stable markets with limited new construction activity, where the majority of the existing multifamily housing stock is over twenty years old. The Company's communities, which generally have brick exteriors and mature landscaping, are typically located in established suburban neighborhoods. With a commitment to customer service and the ability to provide quality housing at affordable prices, Home Properties' communities appeal to a broad range of senior and middle-income residents. The Company maintains 11 regional property management offices that provide support for the on-site property management teams.

  The Company is led by a senior management team with extensive experience in the acquisition, development, management and financing of multifamily apartment communities. The personal and business relationships that management has developed over time within the multifamily business have contributed significantly to the Company's ability to identify and consummate favorable acquisitions. The Company and its predecessors have operated multifamily communities for over 30 years and its 24 officers have been employed by such entities for an average of 13 years. As of May 31, 1998, the Company had approximately 1,400 employees.

  The Company's executive offices are located at 850 Clinton Square, Rochester, New York 14604. Its telephone number is (716) 546-4900.

HISTORICAL AND PRO FORMA PORTFOLIO GROWTH

  The following chart reflects the growth in the number of apartment units wholly-owned by the Company and the total number of apartment units operated by the Company from 1994 (prior to the IPO) through May 31, 1998, as well as on a pro forma basis, assuming the purchase of all of the Acquisition Communities.

                               PORTFOLIO GROWTH

[THE FOLLOWING TABLE WAS REPRESENTED IN THE PRINTED MATERIAL BY A BAR GRAPH]

                                Total Units     Total Units
                                 Operated          Owned
                                -----------     -----------

                Pre-IPO            3,535          3,065
                12/31/94           5,214          4,744
                12/31/95           6,216          5,524
                12/31/96          12,568          7,176
                12/31/97          21,316         14,048
                5/31/98           26,090         17,103
                Pro Forma         31,739         22,752

SAME PROPERTY PERFORMANCE

  The Company has consistently been able to increase rents at its wholly-owned communities while maintaining stable occupancies. Since 1990, rent increases at its Core Communities (communities owned since the beginning of the prior calendar year, so that same property comparisons are available) have averaged 3.2%, while occupancies have remained stable, subject to normal seasonal variations, at an average level of 95%. The following chart reflects the annual average increases in rental rates at the Core Communities and the average economic occupancy since 1990.

                            STABLE OCCUPANCIES AND
                              RENTAL RATE GROWTH

[THE FOLLOWING TABLE WAS REPRESENTED IN THE PRINTED MATERIAL BY A BAR GRAPH]

                         Average   Average Rental
                        Occupancy   Growth Rate
                        ---------  --------------

                1990      94.8%       +4.3%
                1991      94.7%       +3.1%
                1992      95.8%       +2.6%
                1993      95.1%       +2.9%
                1994      94.7%       +3.2%
                1995      93.5%       +2.9%
                1996      94.3%       +3.3%
                1997      95.3%       +3.1%
    1st Quarter 1998      93.7%       +2.5%

  Due to the consolidation and growth of the Company's portfolio and management's implementation of strict cost controls, the Company has successfully limited the rate of increase in its property-level operating expenses to less than the inflation rate. This has been particularly evident since the Company's IPO in August 1994. In addition, the Company seeks to upgrade and reposition the communities it acquires, generating improved operating performance which may take a period of several years to fully realize. As a result, the Company has been able to exceed inflationary increases in the net operating income generated on a same property basis. The following chart reflects the annual average increases in net operating income at the Core Communities since 1990.

                          NET OPERATING INCOME GROWTH

[The following table is represented in the printed material as a bar graph.]

                                                                 1st
                                                                Quarter
 1990    1991    1992    1993    1994    1995    1996    1997    1998
------  ------  ------  ------  ------  ------  ------  ------  ------

+2.7%   +4.4%   +1.8%   +2.7%   +2.2%   +5.0%   +5.9%   +8.4%   +15.2%

ORGANIZATION

  Home Properties was incorporated under the laws of the State of Maryland in November 1993. It was formed to continue and expand the multifamily apartment community investment, management, acquisition and development operations of Home Leasing. In 1996, Home Properties combined its operations with those of Conifer Realty, Inc. and its affiliates, an owner and operator of multifamily communities with an expertise in the area of government-assisted and affordable housing. The Company and its predecessors have operated multifamily communities for over 30 years and its 24 officers have been employed by such entities for an average of 13 years. As of May 31, 1998, the Company had approximately 1,400 employees.

  The Company conducts substantially all of its business and owns all of its properties through the Operating Partnership. The Operating Partnership holds the wholly-owned communities either directly or through subsidiaries formed to facilitate the financing of acquisitions. Many of the acquisitions of communities since the IPO have been financed by issuing OP Units to the sellers in "UPREIT" transactions. These transactions permit sellers to defer recognition of taxable income on the sale of their communities. Home Properties holds a 1% interest as a general partner in the Operating Partnership and, through the Trust, a 59.2% limited partnership interest in the Operating Partnership. The other limited partnership interests in the Operating Partnership are held by various members of the Company's management and by former owners of various apartment communities acquired with OP Units since the IPO. The 7,320,208 OP Units outstanding as of June 15, 1998 may be exchanged for Common Stock on a one-for-one basis or cash, at the Company's option, subject to certain conditions. On December 30, 1996, the Operating Partnership raised $35 million in a private placement of a preferred limited partnership interest to the Michigan Retirement System. The preferred interest is exchangeable for 1,666,667 shares of Common Stock.

  The Trust is a Maryland real estate development trust organized as a "qualified REIT subsidiary" of the Company and is consolidated with the Company for federal income tax purposes. The Trust was formed through the exchange of all of the stock of the Trust for all but 1% of the Company's interest in the Operating Partnership. The Trust has no other assets and engages in no activities other than holding the OP Units, which provides certain state tax advantages.

  Certain property management, leasing and development activities are performed for the Company by the Management Companies. The Management Companies were each organized with 99% of the economic interest represented by non-voting stock held by the Operating Company and 1% of the economic interest and all the voting stock held by members of management in order to comply with certain REIT requirements under the Internal Revenue Code of 1986, as amended (the "Code"). The Management Companies receive development, construction and other fee income from communities being developed, as well as property management fees.

  HP Management manages certain commercial properties owned by affiliates of Home Leasing at the time of the IPO. It also manages apartment communities for other owners and engages in various development activities on behalf of the Company. Conifer Realty principally develops and manages the Company's government-assisted apartment communities.

  Communities developed or rehabilitated under the Low Income Housing Tax Credit ("LIHTC") program are generally held by the Company through special purpose partnerships. Investors who are able to take advantage of LIHTCs acquire limited partnership interests in these partnerships and provide equity to acquire and develop or rehabilitate these communities, while the Company retains a 1% general partnership interest. The Company receives development fees and earns management fees from these communities.

                              BUSINESS STRATEGIES

  The Company seeks to maximize growth in FFO and cash available for distribution to stockholders through effective management, operation, acquisition and selective development of multifamily apartment communities. The Company believes that opportunities exist to increase FFO and cash available for distribution per share by: (i) aggressively managing its communities and maintaining a firm commitment to resident satisfaction in order to achieve increased net operating income; (ii) acquiring additional apartment communities at attractive returns and significantly below replacement costs; (iii) selectively developing and rehabilitating apartment communities to maximize development fee income while increasing the number of communities under management; and (iv) maintaining a conservative capital structure with efficient access to the capital markets to facilitate the accretive acquisition of additional communities.

PROPERTY MANAGEMENT

  The Company follows a decentralized management approach, providing on-site personnel with the training, information, authority and incentives to achieve specific goals established for each community. Two goals are always reinforced--to enhance the quality of living for residents and to improve the financial performance and physical condition of each community on an annual basis. The Company has been able to consistently increase net operating income, while keeping resident turnover well below the national averages of approximately 65%. In 1997, the Company's same property net operating income growth was 8.4%, which management believes ranked among the highest in the multifamily REIT sector. Resident turnover in 1997 averaged 40% at the Core Communities.

  Home Properties differentiates its communities through its commitment to customer service, which is particularly important in attracting mature residents. As of December 31, 1997, approximately 40% of the residents at the Company's Core Communities were aged 55 or older. The Company has a policy of instituting its Home Properties Pledge of Customer Satisfaction ("The Pledge") at each of its owned and managed communities. Accordingly, management has successfully implemented The Pledge at all of its Core Communities. Management has made substantial progress in implementing The Pledge at its recently acquired communities, and it intends to implement The Pledge at all of the Acquisition Communities. The Pledge assures residents that they will be treated "fairly, honestly, and courteously by a team of caring and qualified people." The Pledge also includes a 24-hour guaranteed response to routine maintenance items and provides for a refund of rent if a resident is not completely satisfied. During 1997, $3,386 of rent was refunded under The Pledge. The Company has also been adding community centers at most of its larger communities, providing additional amenities and social programs and activities for its residents. The Company completed the construction of three new community centers in 1997 and has plans to construct seven additional community centers in 1998.

ACQUISITIONS

  The Company pursues external growth through acquisitions which are expected to generate returns in excess of its average cost of capital, both initially and over the long-term. In addition, the Company aims to acquire strategically located communities which will increase the geographic diversification and operating efficiencies of its portfolio. Targeted markets include select metropolitan areas within the Northeast, Mid-Atlantic and Midwest states that possess characteristics similar to those found in the Current Markets, including a limited amount of new construction, acquisition opportunities well below replacement costs, a mature housing stock and a stable or growing job market.

  Management expects to continue to: strengthen its presence in the Current Markets while expanding into geographic regions with similar economic environments, convenient access to Company headquarters or regional offices, sufficient opportunities to create additional operating efficiencies through the acquisition of a critical mass of apartments, and limited competition for acquisitions. Typical acquisition candidates are well-located and well-constructed communities with brick exteriors, are 20 years or older and provide value-added opportunities to increase net operating income through more effective management and/or physical upgrades. Management believes that the Company can continue to achieve better long-term results with less risk by acquiring, upgrading and repositioning mature communities rather than by developing or purchasing newer communities at prices which approach or exceed replacement values.

  Since the IPO, the Company has acquired 59 apartment communities containing 13,736 apartment units at an average cost per unit of approximately $35,000. In addition, the Company has entered into contracts to acquire the Acquisition Communities which total 20 communities containing 5,649 apartment units at an average cost per unit of approximately $37,500. Management believes that its acquisition costs per unit have averaged 60% of replacement costs per unit. In addition to the Acquisition Communities, the Company has a number of other acquisition opportunities under consideration and/or negotiation.

  The Company has targeted and achieved an average unleveraged yield of 10% on its cost of acquisitions including capital improvements, after allocating 3% of rental revenues for management and overhead expenses but before normalized capital expenditures estimated at approximately $375 per unit annually. However, there can be no assurance that the Company will achieve its targeted returns on the Acquisition Communities or future acquisitions.

DEVELOPMENT

  Given the favorable acquisition environment for apartment communities in the Current Markets, the Company intends to emphasize acquisitions over development in pursuing growth in its wholly-owned portfolio. The Company, through its Conifer Realty subsidiary, intends to continue to selectively develop and rehabilitate apartment communities using various forms of government assistance. The Company manages and partially owns these government-assisted communities through its interests as a general partner. These activities provide development fee income, ongoing management and incentive management fee income and the potential for participation in residual values. The Company's development capabilities also position it to build market rate communities for its own portfolio, when market factors warrant.

  During 1997, the Company generated $3.6 million in development fee revenue from the development and/or rehabilitation of communities supported with LIHTCs. The Company commenced construction on four communities with 1,049 units, completed two communities with 125 units and received allocations for future development of three communities with 159 units.

FINANCING

  Management intends to maintain a conservative capital structure that allows the Company continued access to the capital markets. Due to its ability to readily access the debt and equity markets, management believes the Company enjoys a competitive advantage in negotiating acquisitions that generate returns which exceed its average cost of capital. Since the IPO, the Company has efficiently raised equity capital through a variety of methods, including the issuance of OP Units as consideration for acquisitions (valued at approximately $163 million), the issuance of Common Stock and a preferred interest in the Operating Partnership directly to institutional investors (generating total proceeds of approximately $148 million) and the issuance of new shares of Common Stock through its Direct Stock Purchase and Dividend Reinvestment Program (generating total proceeds of approximately $87 million). This Offering represents the Company's first public offering of Common Stock since its IPO.

  The Company's strategy is to maintain predominantly fixed-rate debt with staggered maturities. As of March 31, 1998, the Company's ratio of debt to total market capitalization was approximately 32%. The average interest rate on its fixed rate debt was 7.7% (7.9% including amortization costs), with a weighted average maturity of 7.5 years. As of June 15, 1998, the Company had no floating interest rate debt outstanding and its Unsecured Credit Facility was fully available. Approximately $48 million is currently invested by the Company in interest bearing liquid securities to be applied toward funding the purchase of the Acquisition Communities.

ACHIEVEMENTS

  The Company, in pursuing its business strategy, has achieved the following results and secured the following opportunities:

  . Rental increases for the Core Communities have averaged 3.2% over the past eight years while occupancies, subject to normal seasonal variations, have remained stable at an average of 95%.

  . Net operating income growth for the Core Communities has averaged 4.1% over the past eight years.

  . Since the IPO, the Company has acquired 59 apartment communities containing 13,736 apartment units for an aggregate purchase price of approximately $483 million (approximately $35,000 per apartment unit).

  . The Company has entered into agreements to purchase the Acquisition
    Communities, which total 20 communities containing 5,649 apartment units, for an aggregate purchase price of approximately $213 million. In addition to the Acquisition Communities, the Company currently has a number of other apartment communities under consideration for acquisition.

  . Since its merger with Conifer Realty, Inc. on January 1, 1996, the
    Company has developed or rehabilitated 12 communities containing 1,744 apartment units under a variety of government programs for affordable housing.

  . Since the IPO, the Company has efficiently raised approximately $398 million in equity capital through the issuance of OP Units, Common Stock and a preferred interest in the Operating Partnership.

                                    MARKETS

  The Company currently owns 71 apartment communities located in the Current Markets. Since January 1, 1997, the Company has entered nine new market areas:
Detroit, Michigan, Philadelphia, Pennsylvania, Baltimore, Maryland, Long Island, New York, Northern New Jersey, Washington, D.C., New Haven, Connecticut, South Bend, Indiana and Pittsburgh, Pennsylvania. The purchase of the Acquisition Communities will allow the Company to enter two additional markets, Chicago, Illinois and Portland, Maine. These new markets possess many characteristics which are similar to the housing environments in the Company's original markets in Upstate New York, but also provide the Company with broader geographic diversification and increased opportunities for external growth from value-added acquisitions and repositioning activities.

  The markets where the Company operates can be characterized as stable, with modest job growth. Occupancies are relatively high, and the number of new apartments constructed is small in relation to the size of the existing multifamily housing stock. After considering the obsolescence of older communities, new construction in the Company's markets represents only a fraction of the estimated number of new units needed to satisfy increased demand.

  New construction in the Current Markets and the Acquisition Communities' markets has been minimal for the past two decades, with most of the existing housing stock built prior to 1980. In 1997, Home Properties' markets represented 17.1% of the total U.S. estimated multifamily housing stock but only 6.2% of the country's estimated net new supply of multifamily housing units.

  Despite relatively tight markets, management believes the Current Markets and the markets in which the Acquisition Communities are located will continue to be insulated from construction of new market rate apartments for middle income residents. To justify the cost of constructing a comparable property today, rental rates ranging from 25% to 35% above the Company's rental rates are typically required. Management feels these rates are not in the price range of the Company's middle income residents and do not provide enough added value to attract those residents who can afford higher rents. In addition, many new communities being built cater to specialized groups and do not draw substantially from the Company's current resident base.

  Management further believes the Current Markets and the Acquisition Communities' markets are further protected from new construction because existing communities with strong locations in fully developed areas can be acquired and rehabilitated for significantly less than their replacement costs. On average, the Company has paid approximately $35,000 per unit for acquisition which represents roughly 60% of what it would cost to build comparable apartments today.

  Below is a summary of market demographic information for the Company's markets compared to the U.S. average, as presented in more detail on the following page.

                          MARKET DEMOGRAPHICS SUMMARY

                                                           COMPANY
                                                           MARKETS  U.S. AVERAGE
                                                           -------- ------------
     December 1997--12-month Job Growth..................      1.6%      2.7%
     December 1997--Unemployment.........................      3.8%      4.4%
     Median Home Value...................................  $124,027   $97,497
     Net New Multifamily Supply as Percentage of Existing
      Stock..............................................      0.4%      1.0%
     Net New Multifamily Supply as Percentage of
      Estimated Demand...................................     25.0%     53.5%

  Certain relevant features of the market demographics associated with the Current Markets and Acquisition Communities' markets are reflected in the following chart.

                                DECEMBER
                               JOB GROWTH  DECEMBER
                                TRAILING  JOB GROWTH                             1997         1990
                    PRO FORMA  12 MONTHS   TRAILING  DECEMBER 1997    1997    MULTIFAMILY PERCENTAGE OF  1997 NEW      1997
                    PERCENTAGE  PERCENT   12 MONTHS  UNEMPLOYMENT    MEDIAN     HOUSING    MULTIFAMILY   SUPPLY OF  MULTIFAMILY
MARKET               OF UNITS    CHANGE     ACTUAL       RATE      HOME VALUE  STOCK (1)   HOUSEHOLDS   MULTIFAMILY OBSOLESENCE
------              ---------- ---------- ---------- ------------- ---------- ----------- ------------- ----------- -----------
Detroit, MI MSA.      16.0%       2.7%       55,800      3.1%       $ 86,721     272,966      14.7%         2,013      1,365
Rochester, NY
MSA.............      13.1%       0.4%        1,900      4.0%       $ 94,868      57,853      13.1%           645        289
Northern
New Jersey (4)..      12.8%       2.5%       64,100      4.2%       $200,286     391,244      17.9%         2,047      1,956
Eastern
Pennsylvania (5).     12.6%       1.6%       40,900      3.9%       $119,484     338,488      14.5%         3,176      1,692
Buffalo, NY MSA.      11.1%       0.3%        1,900      5.2%       $ 84,215      53,233      10.0%           965        266
Baltimore, MD
MSA.............       7.0%       2.3%       26,200      4.7%       $116,352     184,162      17.7%         1,920        921
Syracuse, NY
MSA.............       6.9%       0.6%        2,000      4.5%       $ 84,304      45,113      14.7%            57        226
Downstate
New York (6)....       6.6%       1.6%       30,000      3.3%       $224,792     243,704      14.0%         1,093      1,219
Chicago, IL MSA.       3.0%       1.7%       68,900      4.3%       $136,808     844,796      26.9%         6,283      4,224
Portland, ME
MSA.............       2.6%       4.0%        5,700      2.4%       $137,590      14,809      14.1%            41         74
DC-VA-MD-WV MSA.       2.4%       1.8%       44,300      3.2%       $176,253     561,384      29.2%         6,562      2,807
New Haven-Meriden,
CT MSA..........       2.2%       0.6%        1,500      4.2%       $175,036      41,315      18.0%           296        207
South Bend, IN
MSA.............       1.3%       1.4%        1,900      3.1%       $ 63,686      13,104      11.9%           187         66
Western
Pennsylvania (7).      1.3%       0.5%        6,200      4.5%       $ 67,644     144,276      12.0%         1,329        721
Columbus, OH
MSA.............       1.1%       2.7%       22,100      2.6%       $ 92,367     117,241      18.5%         2,163        586
HOME PROPERTIES
MARKETS.........                  1.6%      373,400      3.8%       $124,027   3,323,688      16.5%        28,777     16,619
United States...                  2.7%    3,235,000      4.4%       $ 97,497  19,491,307      17.1%       294,785     97,457
                                              NET NEW     NET NEW
                                            MULTIFAMILY MULTIFAMILY
                                            SUPPLY AS A SUPPLY AS A
                                            PERCENTAGE  PERCENTAGE
                       1997      1997 NEW     OF 1997     OF 1997
                      NET NEW   MULTIFAMILY     NEW     MULTIFAMILY
                    MULTIFAMILY  HOUSEHOLD  MULTIFAMILY   HOUSING
MARKET              SUPPLY (2)  DEMAND (3)    DEMAND       STOCK
------              ----------- ----------- ----------- -----------
Detroit, MI MSA.          648       5,471      11.8%        0.2%
Rochester, NY
MSA.............          356         166     214.5%        0.6%
Northern
New Jersey (4)..           91       7,653       1.2%        0.0%
Eastern
Pennsylvania (5).       1,484       3,956      37.5%        0.4%
Buffalo, NY MSA.          699         127     550.4%        1.3%
Baltimore, MD
MSA.............          999       3,093      32.3%        0.5%
Syracuse, NY
MSA.............         (169)        196     (86.2%)      (0.4%)
Downstate
New York (6)....         (126)      2,801      (4.5%)      (0.1%)
Chicago, IL MSA.        2,059      12,362      16.7%        0.2%
Portland, ME
MSA.............          (33)        536      (6.2%)      (0.2%)
DC-VA-MD-WV MSA.        3,755       8,628      43.5%        0.7%
New Haven-Meriden,
CT MSA..........           89         180      49.4%        0.2%
South Bend, IN
MSA.............          121         151      80.1%        0.9%
Western
Pennsylvania (7).         608         496     122.6%        0.4%
Columbus, OH
MSA.............        1,577       2,727      57.8%        1.3%
HOME PROPERTIES
MARKETS.........       12,158      48,543      25.0%        0.4%
United States...      197,328     368,877      53.5%        1.0%

----
Sources: Bureau of Labor Statistics; Claritas, Inc.; U.S. Census Bureau, Manufacturing and Construction Division; New York State Department of Labor, Division of Research and Statistics. All data collected 1998.

(1) 1997 Multifamily Housing Stock equals 1997 total housing stock multiplied by the percentage of multifamily housing stock in each MSA market (based on 1990 US Census figures).
(2) 1997 Net New Multifamily Supply equals multifamily permits (1997 figures U.S. Census Bureau, Manufacturing and Construction Division, 5+ permits only) adjusted by the average percentage of permits resulting in a construction start (95%) less estimated multifamily obsolescence (0.5% of 1997 multifamily housing stock).
(3) 1997 New Multifamily Household Demand equals trailing 12-month job growth (Nonfarm, not seasonally adjusted payroll employment figures 12/31/96-12/31/97) multiplied by the expected percentage of new household formations resulting from new jobs (66.7%) and the percentage of multifamily households in each market (based on 1990 US Census figures).
(4) Northern New Jersey is defined for this report as Middlesex-Somerset-Hunterdon MSA, Bergen-Passaic MSA, Monmouth-Ocean MSA, and Newark MSA.
(5) Eastern Pennsylvania is defined for this report as Philadelphia, PA MSA and Allentown-Bethlehem-Easton MSA.
(6) Downstate New York is defined for this report as the Hudson Valley Region of Dutchess Co. MSA, Newburgh NY-PA MSA, Putnam and Ulster Counties; Long Island, NY (Nassau-Suffolk MSA); Westchester County MSA; and Rockland County MSA.
(7) Western Pennsylvania is defined for this report as Pittsburgh, PA MSA and Erie, PA MSA.

                              RECENT DEVELOPMENTS

PENDING ACQUISITIONS

  The Company has entered into agreements to acquire the Acquisition Communities which are described below.

                                               FIRST QUARTER 1998
                                           ---------------------------
                                              AVERAGE       AVERAGE    CONTRACT
                                 NUMBER OF   OCCUPANCY    MONTHLY RENT  PRICE
   PROPERTY NAME AND LOCATION      UNITS   PERCENTAGE (1)   PER UNIT    ($000)
   --------------------------    --------- -------------- ------------ --------
NEW JERSEY
East Hill Gardens, Tenafly.....       33        97.1%         $748     $  1,787
Lakeview, Leonia...............      106        97.8%          701        5,174
Leland Gardens, Plainfield.....      256        97.1%          559        7,065
Oak Manor, Ridgewood...........       77       100.0%          939        4,717
Pleasantview, Piscataway.......    1,142        96.3%          671       53,371
Pleasure Bay, Long Branch......      270        98.0%          581        7,813
The Towers, Passaic............      137        97.3%          876        6,751
Wayne Village, Wayne...........      275        98.1%          731       14,783
Windsor Realty, Woodridge......       67        98.1%          694        3,693
                                   -----
                                   2,363
NEW YORK
Mountainside, Garnerville......      227        98.9%          744        8,414
Patricia, Peekskill............      100        98.4%          772        4,782
Pines of Perinton, Rochester...      508       100.0%          392       10,496
                                   -----
                                     835
PENNSYLVANIA
Beechwood Gardens,
 Philadelphia..................      160        90.6%          579        3,900
Payne Hill Gardens, Payne Hill.      150        93.8%          551        4,500
Racquet Club Apartments,
 Philadelphia..................      467        96.1%          762       24,550
                                   -----
                                     777
ILLINOIS
Colonies Apartments, Steger....      672        79.5%          597       22,780
MAINE
Mill Co. Gardens, South
 Portland......................       96        96.7%          441        2,037
South Portland, South Portland.      500        95.3%          470       15,927
                                   -----
                                     596
OHIO
Weston Gardens, Columbus.......      242        91.7%          439        5,550
MICHIGAN
Cherry Hill Club, Inkster......      164        95.1%          515        4,536
                                   -----                               --------
  TOTAL........................    5,649                               $212,626
                                   =====                               ========

--------
(1) "Average Occupancy Percentage" is the average economic occupancy for the first three months of 1998.

  The Acquisition Communities are primarily located in the Current Markets, where the Company expects to increase its operating efficiencies. South Portland, Maine and Steger, Illinois represent new targeted markets for the Company.

  Included in the Acquisition Communities are 1,887 apartment units which are subject to rent control. As a result, the average monthly rents are below the potential current market rents. In addition, 758 units receive rent subsidies.

  Management plans to reposition the Acquisition Communities by correcting deferred maintenance items and through more aggressive management. Over the next several years, additional investments will be made to upgrade apartments, including replacing windows and remodeling kitchens and baths, as warranted.

1998 COMPLETED ACQUISITIONS

  Since January 1, 1998, the Company has completed the acquisition of nine multifamily apartment communities containing 3,055 apartment units for a total purchase price of approximately $120 million.

  Candlewood Apartments. On February 9, 1998, the Company acquired the Candlewood Apartments, a 310-unit apartment community located in South Bend, Indiana, for a purchase price of approximately $13.4 million. The Candlewood Apartments were constructed in two phases between 1984 and 1989. The average unit size is approximately 1,100 square feet. At the time of its acquisition, Candlewood Apartments was 96% occupied with average monthly rents of $616. The buildings are brick and vinyl-sided, with two and three stories, pitched roofs, gas heat and hot water, upper-level balconies and patios. Amenities include two community centers, one outdoor and one indoor swimming pool, a hot tub spa, an exercise room and individual washers and dryers in the units.

  Cedar Glen Apartments. On March 3, 1998, the Company acquired the Cedar Glen Apartments, a 110-unit apartment community located in Philadelphia, Pennsylvania, for a purchase price of approximately $2.6 million. Cedar Glen Apartments is 32 years old. The average unit size is approximately 726 square feet. When it was acquired, Cedar Glen Apartments was 95% occupied with average monthly rents of $418. Gas for heat and hot water is paid by the residents. The buildings are two and one-half stories with brick exteriors and pitched roofs. The Company plans initial expenditures of approximately $2,000 per unit to replace windows and improve common areas, with additional investments of approximately $2,500 per unit to remodel kitchens as apartments turn over.

  Park Shirlington and Braddock Lee Apartments. On March 16, 1998, the Company acquired two communities with 548 garden-style apartment units in Northern Virginia for a purchase price of approximately $26.8 million. Park Shirlington Apartments includes 294 units in Arlington, Virginia, and Braddock Lee Apartments includes 254 units in Alexandria, Virginia. Both properties are 44 years old, have brick exteriors, and are located about five minutes from the Pentagon. The average unit size is 758 square feet. When the communities were acquired 97% of the apartments were occupied at average monthly rents of $745. The Company plans initial expenditures of $1.4 million to upgrade electrical service and complete other miscellaneous improvements, with additional investments of $3,000 per unit to remodel kitchens as apartments turn over.

  Apple Hill Apartments. On March 27, 1998, the Company acquired the Apple Hill Apartments, a 498-unit community located in Hamden, Connecticut, for a purchase price of approximately $23.8 million. Completed in 1971, Apple Hill consists of six identical brick buildings of six stories, with parking garages underneath. The average unit size is 789 square feet. At the time Apple Hill was acquired, 97% of the units were occupied at average monthly rents of $705. The Company plans initial expenditures of $500,000 to correct deferred maintenance items. Long-range plans include additional investments averaging $5,000 per apartment to upgrade kitchens, improve entranceways and balconies, redecorate common areas, improve landscaping, and build a new community center adjacent to the pool.

  Siegel Portfolio. On April 30, 1998, the Company acquired the 1,589-unit Siegel portfolio for approximately $53.7 million. The portfolio consists of four communities located in Baltimore, Maryland and its suburbs. The purchase included 6.8 acres of vacant land adjacent to one of the properties where the Company plans to construct a community center. The Siegel Portfolio was 92% occupied at the time it was acquired, with monthly rents averaging $569. The average age of the communities is approximately 25 years. The majority of the buildings have brick exteriors, with unit sizes averaging 859 square feet. The Company plans expenditures of approximately $3 million over the next two to three years to upgrade the properties, including remodeling kitchens and building the new community center.

FINANCING ACTIVITIES

  On May 29, 1998, the Company completed an offering of 1,085,000 shares of Common Stock with PaineWebber Incorporated. PaineWebber Incorporated deposited the shares of Common Stock with the trustee of PaineWebber Equity Trust REIT Series 1, a unit investment trust registered under the Investment Company Act of 1940, as amended. The net cash proceeds to the Company of approximately $27.4 million will be used to fund acquisitions, which may include the Acquisition Communities, and for general corporate purposes.

  On May 15, 1998, the Company obtained the Acquisition Facility in connection with the pending purchase of the portfolio of 17 apartment communities included in the Acquisition Communities. The Acquisition Facility provides financing in addition to the Company's Unsecured Credit Facility. The Acquisition Facility, if drawn, will bear interest at LIBOR plus 1.65% and mature one year following funding. Subject to customary closing conditions, the Company may draw on the Acquisition Facility at any time during the 90 days following May 15, 1998, to pay up to 100% of the purchase price of such portfolio.

  On April 14, 1998, the Company completed a direct placement of 1,320,755 shares of Common Stock at a price of $26.50 per share to the Michigan Retirement System. The net cash proceeds from the offering of $35 million were used primarily to repay amounts outstanding on the Company's Unsecured Credit Facility and for general corporate purposes.

  On March 27, 1998, the Company completed an offering of 384,615 shares of Common Stock with Wheat First Securities, Inc. Wheat First Securities, Inc. sold the shares to Van Kampen American Capital, which deposited them into Wheat First Union REIT Income & Growth Trust, Series 1. In addition, on March 27, 1998, the Company completed a direct placement of 39,650 shares of Common Stock to the Michigan Retirement System. The aggregate net proceeds of approximately $10.5 million were used by the Company to repay borrowings outstanding under the Unsecured Credit Facility and for general corporate purposes.

  Since January 1, 1998, the Company has sold an aggregate of 1,365,424 shares of Common Stock pursuant to its Direct Stock Purchase and Dividend Reinvestment Program at an average price of $25.90 per share. The aggregate proceeds of approximately $35.4 million have been used by the Company to fund acquisitions, to repay borrowings outstanding under the Unsecured Credit Facility and for general corporate purposes.

                                THE PROPERTIES

  The Company currently operates 231 communities containing 26,090 apartment units. The following table further details the 71 communities containing 17,103 units which are wholly-owned by the Company.

                                              FIRST QUARTER 1998
                                          ---------------------------
PROPERTY NAME AND                                                        TOTAL COST
LOCATION                  NUMBER             AVERAGE       AVERAGE          AS OF
OF THE CORE                 OF     YEAR     OCCUPANCY      MONTHLY    MARCH 31, 1998(3)
COMMUNITIES(1)            UNITS  ACQUIRED PERCENTAGE(2) RENT PER UNIT      ($000)
-----------------         ------ -------- ------------- ------------- -----------------
NEW YORK
Garden Village,
 Cheektowaga............    315    1994       97.4%         $593          $  9,978
Idylwood, Cheektowaga...    720    1995       95.4%          553            21,589
Raintree Island,
 Tonawanda..............    504    1985       95.3%          582            15,245
Williamstowne Village,
 Cheektowaga............    528    1985       93.8%          602            17,737
Carriage Hill, Goshen...    140    1996       91.5%          755             5,067
Cornwall Park, Cornwell.     75    1996       87.8%          909             5,116
Lakeshore Villas, Port
 Ewen...................    152    1996       93.4%          619             5,478
Sunset Gardens,
 Kingston...............    217    1996       95.2%          566             6,024
1600 Elmwood, Rochester.    210    1983       97.0%          744            11,314
Brook Hill, Rochester...    192    1994       91.3%          767             9,522
Finger Lakes Manor,
 Canandaigua............    153    1983       95.7%          674             7,489
Hamlet Court, Rochester.     98    1996       95.2%          607             2,829
The Meadows, Brockport..    113    1984       94.9%          597             5,139
Newcastle Apartments,
 Rochester..............    197    1982       91.1%          670             9,979
Northgate Manor,
 Rochester..............    224    1994       92.1%          591             8,783
Perinton Manor,
 Fairport...............    224    1982       94.4%          707            11,300
Riverton Knolls, West
 Henrietta..............    240    1983       94.4%          700            11,900
Spanish Gardens,
 Rochester..............    220    1994       91.0%          604            11,221
Springcreek, Dansville..     82    1984       97.9%          536             3,065
Candlewood Gardens,
 Baldwinsville..........    126    1996       97.0%          467             3,111
Conifer Village,
 Baldwinsville..........    199    1994      100.0%          565             9,045
Fairview Heights,
 Ithaca.................    210    1985       94.8%          716             9,923
Harborside Manor,
 Liverpool..............    281    1995       93.1%          557             7,878
Pearl Street, Liverpool.     60    1995       95.5%          463             1,352
Village Green (incl.
 Fairways),
 Baldwinsville..........    448    1994       85.8%          589            16,990
Westminster Place,
 Liverpool..............    240    1996       93.5%          536             6,984
PENNSYLVANIA
Valley Park South,
 Bethlehem..............    384    1996       92.9%          715            19,159
                          -----              ------         ----          --------
CORE COMMUNITIES
 TOTAL/WEIGHTED AVERAGe.  6,552               93.7%         $620          $253,217
                          =====              ======         ====          ========

--------
(1) Core Communities represents the 6,552 apartment units owned consistently throughout 1997 and 1998.
(2) "Average Occupancy Percentage" is the average economic occupancy for the first three months of 1998.
(3) "Total Cost" represents the original acquisition costs of the community plus capital improvements before depreciation.

                                              FIRST QUARTER 1998
                                          ---------------------------
PROPERTY NAME AND                                                        TOTAL COST
LOCATION                  NUMBER             AVERAGE       AVERAGE          AS OF
OF RECENTLY ACQUIRED        OF     YEAR     OCCUPANCY      MONTHLY    MARCH 31, 1998(2)
COMMUNITIES               UNITS  ACQUIRED PERCENTAGE(1) RENT PER UNIT      ($000)
--------------------      ------ -------- ------------- ------------- -----------------
CONNECTICUT
Apple Hill Apartments,
 Hamden.................     498   1998         (3)           (3)         $ 23,739
INDIANA
Candlewood Apartments,
 South Bend.............     310   1998         (3)           (3)           13,514
MARYLAND
Carriage House
 Apartments, Baltimore..      50   1998         (4)           (4)              (4)
Country Village
 Apartments, Bel Air....     344   1998         (4)           (4)              (4)
Morningside Heights
 Apartments, Owings
 Mills..................   1,050   1998         (4)           (4)              (4)
Strawberry Hill
 Apartments, Baltimore..     145   1998         (4)           (4)              (4)
MICHIGAN
Canterbury Square, Troy.     336   1997        98.6%        $ 619           13,207
Charter Square, Troy....     494   1997        95.5%          675           22,282
Fordham Green, Canton...     146   1997        93.9%          684            6,201
Golfview Manor, Detroit.      44   1997       100.0%          460              659
Greentrees Apartments,
 Riverview..............     288   1997        95.7%          535            9,811
Kingsley Apartments,
 Sterling Heights.......     328   1997        92.8%          583           13,343
Oak Park Manor, Oak
 Park...................     298   1997        99.0%          580           10,402
Parkview Gardens,
 Detroit................     483   1997        99.3%          492            8,500
Scotsdale Apartments,
 Westland...............     376   1997        96.3%          563           13,647
Southpointe Square,
 Woodhaven..............     224   1997        96.2%          531            5,555
Stephenson House,
 Madison Heights........     128   1997        99.4%          540            3,083
Woodland Gardens, Royal
 Oak....................     337   1997        95.9%          603           12,549
NEW JERSEY
Royal Gardens,
 Piscataway.............     550   1997        93.9%          725           21,039
NEW YORK
Emerson Square, Amherst.      96   1997        78.1%          502            2,788
Fairway Apartments,
 Tonawanda..............      32   1997        49.2%          558            1,011
Paradise Lane at
 Raintree, Tonawanda....     324   1997        75.3%          507            9,003
Lake Grove, Lake Grove..     368   1997        94.2%          804           21,766
Mid-Island Estates, Bay
 Shore..................     232   1997        92.5%          780           10,885
1600 East Avenue,
 Rochester..............     164   1997        80.8%        1,222            9,591
Hill Court South,
 Rochester..............      95   1997        92.4%          553            2,793
Ivy Ridge Apartments,
 Rochester..............     135   1997        83.0%          553            3,979
Woodgate Place,
 Spencerport............     120   1997        96.2%          645            4,595
PENNSYLVANIA
Cedar Glen Apartments,
 Philadelphia...........     110   1998         (3)           (3)            2,733
Chesterfield Apartments,
 Levittown..............     247   1997        92.2%          623            9,803
Curren Terrace,
 Norristown.............     318   1997        98.1%          649           13,054
Executive House,
 Lansdale...............     100   1997        89.5%          633            4,184
Glen Manor, Glenolden...     174   1997        96.3%          564            5,567
Karen Court, Lansdowne..      49   1997         (5)           (5)            1,958
Landon Court, Lansdowne.      44   1997         (5)           (5)            1,729
Patricia Court,
 Lansdowne..............      66   1997         (5)           (5)            2,653
Marshall House,
 Lansdowne (5)..........      63   1997        93.4%          602            2,047
New Orleans Park,
 Secane.................     308   1997        96.2%          562           11,113
Springwood Apartments,
 West Lawn..............      77   1997        89.3%          551            2,258
Valley View Apartments,
 Pottstown..............     176   1997        84.9%          577            6,144
Village Square,
 Harleysville...........     128   1997        81.6%          566            4,399
Cloverleaf Village,
 Pittsburgh.............     148   1997        91.2%          474            3,191
VIRGINIA
Braddock Lee Apartments,
 Alexandria.............     254   1998         (3)           (3)           12,481
Park Shirlington
 Apartments, Arlington..     294   1998         (3)           (3)           14,395
                          ------              -----         -----         --------
RECENTLY ACQUIRED
 COMMUNITIES
 TOTAL/WEIGHTED AVERAGe.  10,551               93.2%        $ 621         $341,651
                          ------              -----         -----         --------
OWNED PORTFOLIO
 TOTAL/WEIGHTED AVERAGE
 (6)....................  17,103               93.5%        $ 620         $594,868
                          ======              =====         =====         ========

--------
(1) "Average Occupancy Percentage" is the average economic occupancy for the first three months of 1998.
(2) "Total Cost" represents the original acquisition costs of the community plus capital improvements before depreciation.
(3) These communities were acquired during the first quarter ended March 31, 1998 and certain information from the seller was not readily available for this period.
(4) These communities were acquired on April 30, 1998 for an aggregate purchase price of $53.7 million. Certain information from the seller relating to the properties was not readily available as of that date.
(5) The Lansdowne Group consolidated figures are reflected in the Marshall House line.
(6) "Owned Portfolio" represents the Core Communities and the Recently Acquired Communities.

  In addition, the Company manages and partially owns as general partner 119 communities containing 6,139 apartment units and manages 41 communities containing 2,848 apartment units for other owners.

  The chart below presents, on a pro forma basis assuming the purchase of all of the Acquisition Communities, the market breakdown of all of the communities owned and managed by the Company.

                                                       UNITS       UNITS
                                        NUMBER OF   MANAGED AS      FEE   TOTAL
 MARKET AREA                              UNITS   GENERAL PARTNER MANAGED UNITS
 -----------                            --------- --------------- ------- ------
Detroit, MI............................   3,646            0       1,020   4,666
Rochester, NY..........................   2,975        1,593         668   5,236
Northern NJ............................   2,913            0           0   2,913
Eastern PA.............................   2,871           49           0   2,920
Buffalo, NY............................   2,519          180           0   2,699
Baltimore, MD..........................   1,589            0          77   1,666
Syracuse, NY...........................   1,564        1,271         260   3,095
Downstate NY...........................   1,511          142           0   1,653
Chicago, IL............................     672            0           0     672
Portland, ME...........................     596            0           0     596
Northern VA............................     548            0           0     548
Hamden, CT.............................     498            0           0     498
South Bend, IN.........................     310            0           0     310
Western PA.............................     298        1,030         225   1,553
Columbus, OH...........................     242        1,044           0   1,286
Albany, NY.............................       0          254         510     764
Watertown, NY..........................       0          576          88     664
                                         ------        -----       -----  ------
TOTAL..................................  22,752        6,139       2,848  31,739
                                         ======        =====       =====  ======

                                USE OF PROCEEDS

  The net proceeds to the Company from the Offering, after deducting estimated fees and expenses payable by the Company, are expected to be approximately $47.4 million (approximately $54.6 million if the Underwriters' over-allotment option is exercised in full). The Company intends to use the net proceeds from the Offering to fund a portion of the purchase price of the Acquisition Communities and for general corporate purposes. Pending such uses, the Company may invest the remaining net proceeds from the Offering in short-term, investment-grade, income-producing investments. The Offering is not conditioned on the closing of the purchase of the Acquisition Communities.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of March 31, 1998 on a historical basis and on a pro forma basis as adjusted to give effect to (i) the issuance of the shares of Common Stock in the Offering and the application of the net proceeds therefrom, (ii) the purchase of the Acquisition Communities, (iii) the purchase of the completed acquisitions occurring after March 31, 1998, and (iv) the financings occurring after March 31, 1998. See "Recent Developments." The information presented below should be read in conjunction with the Company's consolidated financial statements and the notes thereto, the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 and the Company's Current Reports on Form 8-K filed on March 23, 1998, May 22, 1998 and June 2, 1998, all of which are incorporated by reference in the accompanying Prospectus.

                                                              MARCH 31, 1998
                                                           --------------------
                                                           HISTORICAL PRO FORMA
                                                           ---------- ---------
                                                               (UNAUDITED)
                                                                 (DOLLARS
                                                              IN THOUSANDS)
DEBT:
  Mortgage notes payable..................................  $217,376  $280,967
  Unsecured Credit Facility...............................    22,250    76,617
                                                            --------  --------
    Total debt............................................   239,626   357,584
                                                            --------  --------
MINORITY INTEREST.........................................   187,841   204,226
                                                            --------  --------
STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value; 10,000,000 shares
   authorized; none issued or outstanding.................        --        --
  Common stock, $.01 par value; 30,000,000 shares
   authorized(1); 10,334,332 (historical) and 15,552,296
   (pro forma) issued and outstanding(2)..................       104       156
  Excess stock, $.01 par value; 10,000,000 shares
   authorized; no shares issued...........................        --        --
  Additional paid-in capital..............................   200,759   331,597
  Distributions in excess of accumulated earnings.........   (21,302)  (21,302)
  Treasury stock, at cost, 20,000 shares..................      (426)     (426)
  Officer and director notes for stock purchases..........    (4,448)   (4,448)
                                                            --------  --------
    Total stockholders' equity............................   174,687   305,577
                                                            --------  --------
      Total capitalization................................  $602,154  $867,387
                                                            ========  ========

--------
(1) The number of authorized shares was increased to 50,000,000 effective May 5, 1998.
(2) Excludes (a) 25,128 shares of Common Stock issued in other transactions since March 31, 1998, (b) 8,986,875 shares of Common Stock reserved for issuance upon exchange of outstanding OP Units and a preferred interest in the Operating Partnership, (c) 834,123 shares of Common Stock reserved for issuance pursuant to outstanding employee stock options, (d) 25,000 shares of Common Stock reserved for issuance pursuant to the Company's Directors' Grant Stock Plan, (e) 500,000 shares of Common Stock reserved for issuance pursuant to the Company's Director, Officer and Employee Stock Purchase Plan, and (f) 1,241,952 shares of Common Stock reserved for issuance pursuant to the Direct Stock Purchase and Dividend Reinvestment Program.

                    PRICE RANGE OF STOCK AND DISTRIBUTIONS

  The Common Stock has been traded on the NYSE under the symbol "HME" since July 28, 1994. The following table sets forth for the previous two years the quarterly high and low sales prices per share reported on the NYSE, as well as all distributions paid.

                                                    HIGH     LOW   DISTRIBUTIONS
                                                   ------- ------- -------------
1996
First Quarter..................................... $20.625 $17.250     $0.42
Second Quarter.................................... $20.750 $19.375     $0.42
Third Quarter..................................... $20.625 $19.500     $0.42
Fourth Quarter.................................... $22.500 $20.000     $0.43
1997
First Quarter..................................... $25.000 $22.375     $0.43
Second Quarter.................................... $23.250 $20.375     $0.43
Third Quarter..................................... $26.000 $21.625     $0.43
Fourth Quarter.................................... $28.063 $25.813     $0.45
1998
First Quarter..................................... $27.938 $25.063     $0.45
Second Quarter (through June 15, 1998)............ $27.500 $25.125     $0.45

  As of March 17, 1998, the Company had approximately 1,700 stockholders of record. The Company has historically paid distributions on a quarterly basis in the months of February, May, August and November. The Credit Agreement relating to the Unsecured Credit Facility provides that the Company may not pay any distribution if such distribution when added to other distributions paid during the three immediately preceding fiscal quarters exceeds the greater of: (i) 90% of FFO and 110% of cash available for distribution; and
(ii) the amounts required to maintain the Company's status as a REIT.

                 SELECTED FINANCIAL INFORMATION AND OTHER DATA

  The following table sets forth certain financial data for the Company on a consolidated historical basis and on a pro forma basis. This financial data should be read in conjunction with the Company's consolidated financial statements and notes thereto incorporated by reference in the accompanying Prospectus. The consolidated historical financial data of the Company as of and for the years ended December 31, 1997, 1996 and 1995 have been derived from audited financial statements. The consolidated historical financial data of the Company as of and for the three months ended March 31, 1998 and 1997 have been derived from unaudited financial statements which, in the opinion of management, include all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the consolidated statement of results for the unaudited interim periods.

  The unaudited pro forma operating data for the three months ended March 31, 1998 and the year ended December 31, 1997 is presented as if the Company had purchased the Acquisition Communities, had purchased the other 1998 completed acquisitions and had completed the 1998 financing activities as of January 1, 1997. See "Recent Developments." The pro forma balance sheets as of March 31, 1998 and the year ended December 31, 1997 are presented as if the above described transactions had occurred on March 31, 1998 or December 31, 1997, respectively. The unaudited pro forma financial information is also presented as adjusted to reflect the completion of this Offering as of such dates.

  The pro forma information is based upon certain assumptions that are included in this Prospectus Supplement and the Company's Current Reports on Form 8-K filed on March 23, 1998, May 22, 1998 and June 2, 1998 and incorporated by reference in the accompanying Prospectus. The pro forma financial information is unaudited and is not necessarily indicative of what the financial position and results of operations of the Company would have been as of and for the periods indicated, nor does it purport to represent the Company's future financial position and results of operations.

                 SELECTED FINANCIAL INFORMATION AND OTHER DATA

                            THREE MONTHS ENDED MARCH 31,                             YEAR ENDED DECEMBER 31,
                   ------------------------------------------------- ------------------------------------------------------------
                                                          PRO FORMA                                                    PRO FORMA
                   HISTORICAL   HISTORICAL    PRO FORMA  AS ADJUSTED                                      PRO FORMA   AS ADJUSTED
                      1997         1998        1998(1)   1998(1)(2)  HISTORICAL  HISTORICAL  HISTORICAL    1997(1)    1997(1)(2)
                   (UNAUDITED)  (UNAUDITED)  (UNAUDITED) (UNAUDITED)    1995        1996        1997     (UNAUDITED)  (UNAUDITED)
                   -----------  -----------  ----------- ----------- ----------  ----------  ----------  -----------  -----------
                                              (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
OPERATING DATA:
Revenues:
 Rental income...  $   12,579   $   25,094   $    38,837 $    38,837 $   31,705  $   42,214  $   64,002  $   123,446  $   123,446
 Property other
  income.........         436          502           952         952      1,062       1,025       2,222        3,991        3,991
 Other income....         827        1,177         1,205       1,205      1,534       2,431       3,473        3,473        3,473
                   ----------   ----------   ----------- ----------- ----------  ----------  ----------  -----------  -----------
 Total Revenues..      13,842       26,773        40,994      40,994     34,301      45,670      69,697      130,910      130,910
                   ----------   ----------   ----------- ----------- ----------  ----------  ----------  -----------  -----------
Expenses:
 Operating &
  maintenance....       6,930       12,140        18,602      18,602     15,911      21,859      31,317       58,213       58,213
 General &
  administrative.         379        1,209         1,636       1,636      1,200       1,482       2,255        4,091        4,091
 Interest........       2,354        4,398         7,645       6,798      6,432       9,208      11,967       24,757       21,369
 Depreciation &
  amortization...       2,338        4,079         6,089       6,089      6,258       8,077      11,200       19,616       19,616
                   ----------   ----------   ----------- ----------- ----------  ----------  ----------  -----------  -----------
 Total Expenses..      12,001       21,826        33,972      33,125     29,801      40,626      56,739      106,677      103,289
                   ----------   ----------   ----------- ----------- ----------  ----------  ----------  -----------  -----------
Income before
 loss on
 disposition of
 property,
 minority
 interest and
 extraordinary
 item............       1,841        4,947         7,022       7,869      4,500       5,044      12,958       24,233       27,621
Loss on
 disposition of
 property........         --           --            --          --         --          --        1,283        1,283        1,283
                   ----------   ----------   ----------- ----------- ----------  ----------  ----------  -----------  -----------
Income before
 minority
 interest and
 extraordinary
 item............       1,841        4,947         7,022       7,869      4,500       5,044      11,675       22,950       26,338
Minority
 interest........         572        2,172         2,809       2,892        455         897       4,248        7,555        7,772
                   ----------   ----------   ----------- ----------- ----------  ----------  ----------  -----------  -----------
Income before
 extraordinary
 item............       1,269        2,775         4,213       4,977      4,045       4,147       7,427       15,395       18,566
Extraordinary
 item, net.......         --           --            --          --      (1,249)        --       (1,037)      (1,190)      (1,250)
                   ----------   ----------   ----------- ----------- ----------  ----------  ----------  -----------  -----------
Net income.......  $    1,269   $    2,775   $     4,213 $     4,977 $    2,796  $    4,147  $    6,390  $    14,205  $    17,316
                   ==========   ==========   =========== =========== ==========  ==========  ==========  ===========  ===========
Weighted average
 shares:
 Basic...........   6,378,441    9,702,975    13,532,792  15,532,792  5,408,474   5,601,027   7,415,888   11,611,352   13,611,352
 Diluted.........   6,521,345    9,900,451    13,730,268  15,730,268  5,408,474   5,633,004   7,558,167   11,753,631   13,753,631
Net income per
 share:
 Basic...........  $     0.20   $     0.29   $      0.31 $      0.32 $     0.52  $     0.74  $     0.86  $      1.22  $      1.27
 Diluted.........  $     0.20   $     0.28   $      0.31 $      0.32 $     0.52  $     0.74  $     0.84  $      1.21  $      1.26
Cash dividends
 declared per
 share...........  $     0.43   $     0.45   $      0.45 $      0.45 $     1.66  $     1.69  $     1.74  $      1.74  $      1.74
BALANCE SHEET
 DATA:
Real estate
 before
 accumulated
 depreciation....  $  283,910   $  598,755   $   863,376 $   863,376 $  198,203  $  261,773  $  525,128  $   855,899  $   855,899
Total assets.....  $  274,486   $  618,090   $   883,323 $   883,323 $  181,462  $  248,631  $  543,823  $   876,586  $   876,586
Total debt.......  $  113,582   $  239,626   $   404,972 $   357,584 $   91,119  $  105,176  $  218,846  $   395,706  $   348,318
Stockholders'
 equity..........  $  100,079   $  174,687   $   258,189 $   305,577 $   75,780  $   83,030  $  151,432  $   259,669  $   307,057
OTHER
 INFORMATION:
Funds from
 operations(3)...  $    4,150   $    9,181   $    13,266 $    14,113 $   11,025  $   13,384  $   24,345  $    44,036  $    47,424
EBITDA(4)........  $    6,537   $   13,620   $    20,952 $    20,952 $   17,487  $   22,727  $   36,449  $    68,930  $    68,930
Net cash provided
 by (used in)
 operating
 activities......  $      719   $    6,372           --          --  $    9,811  $   14,241  $   27,285          --           --
Net cash provided
 by (used in)
 investing
 activities......  $  (24,709)  $  (45,205)          --          --  $  (21,348) $  (25,641) $ (102,460)         --           --
Net cash provided
 by (used in)
 financing
 activities......  $   23,260   $   37,845           --          --  $   10,714  $   12,111  $   77,461          --           --
Total
 communities, end
 of period.......          29           67            91          91         20          28          63           91           91
Total apartment
 units, end of
 period..........       7,544       15,514        22,752      22,752      5,650       7,176      14,048       22,752       22,752

-------
(1) Reflects the pro forma adjustments relating to the acquisitions and pending acquisitions of communities during 1998 and included in the Company's Current Reports on Form 8-K filed on March 23, 1998, May 22, 1998 and June 2, 1998. In addition, the following issuances of shares of Common Stock are reflected: 1,365,424 shares at various dates in 1998 under the Company's Dividend Reinvestment Plan; 424,265 shares on March 27, 1998; 1,320,755 shares issued on April 22, 1998; and 1,085,000 shares issued on May 29, 1998. The proceeds of such issuances were used to repay amounts borrowed under the Company's Unsecured Credit Facility, to fund anticipated acquisitions and for general corporate purposes. All of the above are reflected assuming such issuances had occurred as of January 1, 1997.
(2) Reflects the pro forma adjustments relating to the Offering and the use of the net proceeds therefrom to pay down debt. See "Use of Proceeds."
(3) Management generally considers FFO to be an appropriate measure of the operating performance of an equity REIT. Management believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Company, FFO should be considered in conjunction with net income as presented herein. FFO is determined in accordance with a resolution adopted by NAREIT, and is defined as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative to net income, an indication of the Company's performance or an indication of cash available to fund cash needs. Further, FFO as disclosed by other REITs may not be comparable to the Company's calculation of FFO.

  The calculation of FFO for the periods presented is reflected in the following table:

                 SUMMARY CALCULATION OF FUNDS FROM OPERATIONS
                                  (UNAUDITED)

                               THREE MONTHS ENDED MARCH 31,                           YEAR ENDED DECEMBER 31,
                      ---------------------------------------------- ---------------------------------------------------------
                                                          PRO FORMA                                                 PRO FORMA
                      HISTORICAL HISTORICAL   PRO FORMA  AS ADJUSTED HISTORICAL HISTORICAL HISTORICAL   PRO FORMA  AS ADJUSTED
                         1997       1998       1998(1)   1998(1)(2)     1995       1996       1997       1997(1)   1997(1)(2)
                      ---------- ----------- ----------- ----------- ---------- ---------- ----------- ----------- -----------
                                                               (DOLLARS IN THOUSANDS)
   Net income.......  $    1,269 $     2,775 $     4,213 $     4,977 $    2,796 $    4,147 $     6,390 $    14,205 $    17,316
   Minority
    interest........         572       2,172       2,809       2,892        455        897       4,248       7,555       7,772
   Extraordinary
    item............         --          --          --          --       1,249        --        1,037       1,190       1,250
   Depreciation from
    real property...       2,305       4,038       6,048       6,048      6,228      7,942      11,063      19,479      19,479
   Depreciation from
    real property
    from
    unconsolidated
    entities........           4         196         196         196        297        390         324         324         324
   (Gain) Loss from
    sale of
    property........         --          --          --          --         --           8       1,283       1,283       1,283
                      ---------- ----------- ----------- ----------- ---------- ---------- ----------- ----------- -----------
   Funds from
    operations......  $    4,150 $     9,181 $    13,266 $    14,113 $   11,025 $   13,384 $    24,345 $    44,036 $    47,424
                      ========== =========== =========== =========== ========== ========== =========== =========== ===========
   Weighted average
    common shares/OP
    Units
    outstanding:
    Basic...........   9,254,724  17,303,574  22,558,588  24,558,588  6,015,062  6,813,153  11,373,865  17,309,775  19,309,775
                      ========== =========== =========== =========== ========== ========== =========== =========== ===========
    Diluted.........   9,397,628  17,501,050  22,756,064  24,756,064  6,015,062  6,845,130  11,516,144  17,452,054  19,452,054
                      ========== =========== =========== =========== ========== ========== =========== =========== ===========

(4) EBITDA represents earnings before interest, income taxes, depreciation and amortization, gain on sale of communities and extraordinary items. EBITDA is relevant to an understanding of the economics of the Company because it indicates cash flow available from Company operations to service fixed obligations. EBITDA should not be considered as an alternative to operating income, as determined in accordance with GAAP, as an indicator of the Company's operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  The following discussion should be read in conjunction with "Selected Financial Information and Other Data" included herein and the Company's consolidated financial statements and notes thereto incorporated by reference in the accompanying Prospectus.

  The Company receives income from rents and other revenue from its wholly-owned communities and management, development and other fee income from its managed communities. Since the IPO, the Company has acquired 59 apartment communities containing 13,736 apartment units. As a result of its acquisition strategy, the financial data shows significant increases in total revenues from year to year, largely attributable to the acquisitions over the years and the benefit in subsequent years of full period rent and other revenues from communities acquired in the preceding year.

RESULTS OF OPERATIONS

 Comparison of three months ended March 31, 1998 to the same period in 1997.

  The Company had 27 apartment communities with 6,552 apartment units and one small ancillary convenience shopping area which were owned during both of the three month periods being presented (the "First Quarter 1998 Core Properties"). The Company acquired an additional 40 apartment communities containing 8,962 units during 1997 and 1998 (the "97/98 Acquired Communities"). The inclusion of these 97/98 Acquired Communities generally accounted for the significant changes in the operating results for the three months ended March 31, 1998.

  A summary of the net operating income derived from the First Quarter 1998 Core Properties is as follows:

                                                                         PERCENT
                                                  1998         1997      CHANGE
                                               -----------  -----------  -------
      Rent.................................... $11,467,000  $11,108,000    3.2%
      Property other income...................     376,000      322,000   16.8
                                               -----------  -----------   ----
      Total income............................  11,843,000   11,430,000    3.6
      Operating and Maintenance...............  (5,805,000)  (6,189,000)  (6.2)
                                               -----------  -----------   ----
      Net operating income.................... $ 6,038,000  $ 5,241,000   15.2%
                                               ===========  ===========   ====

  Of the $12,515,000 increase in rental income, $12,156,000 was attributable to the 97/98 Acquired Communities. The balance of this increase, which is from the First Quarter 1998 Core Properties, was the result of an increase of 2.5% in weighted average rental rates, plus an increase in occupancy from 93.0% to 93.7%.

  Of the $66,000 increase in property other income, $261,000 is attributable to the 97/98 Acquired Communities, with $54,000 representing a 17% increase for the First Quarter 1998 Core Properties. This increase reflects bringing more laundry "in-house" versus contracting out. The balance, a $249,000 decrease, is from the Company's share of income/loss from various general partnership interests.

  Interest income increased $649,000, primarily attributable to an increase in construction loans and advances made to affiliated tax credit development partnerships.

  Other income decreased by $299,000 due primarily to differences in the amount of bonus accruals recorded during each period by the Management Companies.

  Of the $5,210,000 increase in operating and maintenance expenses, $5,594,000 is attributable to the 97/98 Acquired Communities. The balance for the First Quarter 1998 Core Properties represents a 6.2% decrease over

1997. The major areas of decrease in the First Quarter 1998 Core Properties occurred in utilities and snow removal costs. The abnormally mild 1998 weather in the Company's markets, combined with a moderation in gas rates (compared to very high rates in 1997) resulted in a decrease in utilities of $357,000, or 21.4%, and $47,000, or 16.7% in snow removal costs.

  General and administrative expense increased in 1998 by $830,000, or 219% during a period when the Company more than doubled the number of wholly-owned apartment units. General and administrative expenses as a percentage of total revenues increased from 2.7% in 1997 to 4.5% in 1998. This percentage growth is primarily a result of the Company's incentive compensation plan which rewards exceptional FFO growth per share. The extraordinary growth during the first quarter of 1998 resulted in a $200,000 bonus accrual this year compared to no bonus accrual in the first quarter of 1997. In addition, the Company recorded a $73,000 non-recurring expense related to doing business in the State of Pennsylvania.

  Other income for the three months ended March 31, 1998 and 1997 is summarized as follows:

                                                                     1998   1997
                                                                     -----  ----
      Management fees............................................... $ 271  $116
      Development fees..............................................   171   353
      Other.........................................................    29    15
      Management Companies..........................................  (208)   78
                                                                     -----  ----
                                                                     $ 263  $562
                                                                     =====  ====

  Certain property management, leasing and development activities are performed by the Management Companies. The Operating Partnership owns non-voting common stock in the Management Companies which entitles the Operating Partnership to receive 99% of the economic interest in the Management Companies. The Company's share of income from the Management Companies for the three months ended March 31, 1998 and 1997 is summarized as follows:

                                                                1998     1997
                                                               -------  -------
      Management fees......................................... $   793  $   738
      Development fees........................................     954      519
      Miscellaneous...........................................      26       25
      General and administrative..............................  (1,789)  (1,106)
      Interest expense........................................    (130)     (59)
      Other expenses..........................................     (64)     (38)
                                                               -------  -------
      Net income.............................................. $  (210) $    79
                                                               =======  =======
      Company's share......................................... $  (208) $    78
                                                               =======  =======

 Comparison of year ended December 31, 1997 to year ended December 31, 1996.

  The Company owned 22 communities containing 5,384 apartment units throughout 1996 and 1997 where comparable operating results are available for the years presented (the "1997 Core Properties"), including 464 units in three communities acquired January 1, 1996. For the year ending December 31, 1997, the 1997 Core Properties showed an increase in rental revenues of 4.4% and a net operating income increase of 8.4% over the 1996 year-end period. Property level operating expense increases were held to 0.7%. Average economic occupancy for the 1997 Core Properties increased to 95.3% from 94.1%, with average monthly rental rates increasing 3.1% to $600.

  A summary of the 1997 Core Property net operating income is as follows:

                                          1997          1996      PERCENT CHANGE
                                      ------------  ------------  --------------
      Rent........................... $ 37,099,000  $ 35,540,000        4.4%
      Property Other Income..........    1,235,000     1,135,000        8.8
                                      ------------  ------------       ----
      Total Income...................   38,334,000    36,675,000        4.5
      Operating and Maintenance......  (18,663,000)  (18,527,000)      (0.7)
                                      ------------  ------------       ----
      Net Operating Income........... $ 19,671,000  $ 18,148,000        8.4%
                                      ============  ============       ====

  During 1997, the Company acquired a total of 7,496 apartment units in 35 newly acquired communities (the "1997 Communities"). In addition, the Company experienced full year results for the 1,168 apartment units in six newly acquired apartment communities (the "1996 Communities") acquired after January 1, 1996. The inclusion of these acquired communities generally accounted for the significant changes in operating results for the year ended December 31, 1997.

  The Company also disposed of two communities with 624 apartment units and a 202-site manufactured home community, all of which had partial results in 1997 and full year results during 1996 (the "1997 Disposed Communities"). Of the two apartment communities, a 604 unit community was sold September 23, 1997 and a 20 unit community was sold on December 15, 1997. The manufactured home community was sold on December 19, 1997. The loss on disposition of these properties totaled $1,283,000.

  For the year ended December 31, 1997, operating income (income before loss on disposition of property, minority interest and extraordinary item) increased by $7,914,000 when compared to the year ended December 31, 1996. The increase was primarily attributable to the following factors: an increase in rental income of $21,788,000 and an increase in other income of $2,239,000. These changes were partially offset by an increase in operating and maintenance expense of $9,458,000, an increase in general and administrative expense of $773,000, an increase in interest expense of $2,759,000 and an increase in depreciation and amortization of $3,123,000.

  Of the $21,788,000 increase in rental income, $5,430,000 is attributable to the 1996 Communities and $15,528,000 is attributable to the 1997 Communities, offset in part by a $729,000 reduction attributable to the 1997 Disposed Communities. The balance is a 4.4% increase from the Core Communities due primarily to an increase of 3.1% in weighted average rental rates, plus an increase in occupancy from 94.1% to 95.3%.

  Property other income, which consists primarily of income from operation of laundry facilities, administrative fees, garage and carport rentals and miscellaneous charges to residents, increased in 1997 by $1,197,000. Of this increase, $121,000 is attributable to the 1996 Communities, $560,000 is attributable to the 1997 Communities and $100,000 represents an 8.8% increase from the Core Communities. In addition, $416,000 represents the increase in the net results for limited partnerships accounted for on the equity method.

  Other income increased in 1997 by $1,042,000. The change was primarily attributable to an increase in interest income of $1,553,000 on construction loans and advances made to affiliated tax credit development partnerships. Partially offsetting this are decreases in the following: development fee income recognized directly by the Company of $349,000 from communities developed under the federal government's Low Income Housing Tax Credit Program where the Company is a general partner, $112,000 from decreased management fees from residential properties and $50,000 from the decrease of the net results from the Management Companies.

  Of the $9,458,000 increase in operating and maintenance expenses, $2,706,000 is attributable to the 1996 Communities, $6,917,000 is attributable to the 1997 Communities and a reduction of $301,000 is attributable to the 1997 Disposed Communities. The balance for the 1997 Core Properties, or $136,000, represents a 0.7% increase over 1996. The major areas of increase in the 1997 Core Properties occurred in personnel and real estate taxes. Helping to offset this expense increase were reductions to insurance and advertising expenses.

  The operating expense ratio (the ratio of operating and maintenance expense compared to rental and property other income) for the 1997 Core Properties was 48.7% and 50.5% for 1997 and 1996, respectively. This 1.8% reduction reflects cost reductions through operating efficiencies and economies of scale inherent in the management of a larger portfolio of communities. In general, the Company's operating expense ratio is higher than that experienced in other parts of the country due to relatively high real estate taxes in New York State and the Company's practice, typical in its markets, of including heating expenses in base rent.

  General and administrative expenses increased in 1997 by $773,000, or 52% from $1,482,000 in 1996 to $2,255,000 in 1997. As the Company expands geographically, travel and lodging expenses have increased, along with expenses associated with new and expanding regional offices. In addition, personnel costs have increased to handle the growing owned portfolio, which increased in size by 96% as of December 31, 1997 compared to a year ago. General and administrative expenses as a percentage of total revenues remained constant at a level of 3.2% for both 1997 and 1996.

  Interest expense increased in 1997 by $2,759,000 as a result of the acquisition of the 1997 Communities and full year interest expense for the 1996 Communities. The 1996 Communities, costing in excess of $41,000,000, were acquired substantially with assumed or new debt. The 1997 Communities, costing in excess of $266,000,000, were acquired with $87,000,000 of assumed debt, in addition to the use of OP Units. Amortization relating to interest rate reduction agreements of $335,000 was included in interest expense during 1997 and 1996. In addition, amortization from deferred charges relating to the financing of properties totaling $276,000 and $277,000 was included in interest expense for 1997 and 1996, respectively.

 Comparison of year ended December 31, 1996 to year ended December 31, 1995.

  The Company owned 18 properties consisting of 4,463 apartment units acquired prior to January 1, 1995 where comparable operating results are available for the years presented (the "1996 Core Properties"). For the year ending December 31, 1996, the 1996 Core Properties showed an increase in rental revenues of 4.2% and a net operating income increase of 3.3% over the 1995 year-end period. Property level operating expense increases were 5.3%, primarily attributable to significant increased utility costs associated with severe winter weather during the first two quarters of 1996. Average economic occupancy for the 1996 Core Properties increased to 94.3% from 93.5%, with average monthly rental rates increasing 3.3% to $583.

  During 1996, the Company acquired a total of 1,652 apartment units (including 484 apartment units acquired on January 1, 1996) in ten newly acquired communities (the "1996 Acquired Communities"). In addition, the Company experienced full year results for the 1,061 apartment units in three newly acquired apartment communities (the "1995 Communities") acquired during 1995. The inclusion of these acquired communities generally accounted for the significant changes in operating results for the year ended December 31, 1996.

  For the year ended December 31, 1996, operating income increased by $544,000 when compared to the year ended December 31, 1995. The increase was primarily attributable to the following factors: an increase in rental income of $10,509,000 and an increase in other income of $860,000. These changes were partially offset by an increase in operating and maintenance expense of $5,948,000, an increase in general and administrative expense of $282,000, an increase in interest expense of $2,776,000 and an increase in depreciation and amortization of $1,819,000.

  Of the $10,509,000 increase in rental income, $4,106,000 is attributable to the 1995 Communities and $5,176,000 is attributable to the 1996 Acquired Communities. The balance is a 4.2% increase from the 1996 Core Properties due primarily to an increase of 3.3% in weighted average rental rates, plus an increase in occupancy from 93.5% to 94.3%.

  Other income increased in 1996 by $897,000. Of this increase, $322,000 is from development fee income from eight apartment communities developed under the federal government's Low Income Housing Tax Credit Program where the Company is a general partner. In addition, other significant components include $179,000 from increased interest income, $168,000 from increased management fees from residential properties and $107,000 from the increase of the net results from the Management Companies.

  Of the $5,948,000 increase in operating and maintenance expenses, $2,370,000 is attributable to the 1995 Communities and $2,821,000 is attributable to the 1996 Acquired Communities. The balance for the 1996 Core Properties, or $757,000, represents a 5.3% increase over 1995. The major area of increase in the 1996 Core Properties occurred in utilities, personnel and snow removal costs due to the severe winter weather and a cooler spring experienced in 1996 compared to an unusually mild 1995. The operating expense ratio for the 1996 Core Properties was 48.6% and 48.2% for 1996 and 1995, respectively.

  General and administrative expenses increased in 1996 by $282,000, or 24% from $1,200,000 in 1995 to $1,482,000 in 1996. These increases are primarily due to increased corporate personnel. However, general and administrative expenses as a percentage of total revenues decreased from 3.5% in 1995 to 3.2% in 1996 as a result of increased efficiencies from the economies of scale.

  Interest expense increased in 1996 by $2,776,000 as a result of the acquisition of the 1996 Communities and full year interest expense for the 1995 Communities. The 1995 Communities, costing in excess of $25,000,000, were acquired substantially with assumed or new debt. The 1996 Acquired Communities, costing in excess of $54,000,000, were acquired with $44,000,000 of assumed new debt, in addition to the use of OP Units. Amortization relating to interest rate reduction agreements of $335,000 was included in interest expense during 1996 and 1995. In addition, amortization from deferred charges relating to the financing of properties totaling $255,000 and $321,000 was included in interest expense for 1996 and 1995, respectively.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's principal liquidity demands are expected to be distributions to stockholders, capital improvements and repairs and maintenance for the communities, acquisition of additional communities, property development and scheduled debt maturities.

  The Company intends to meet its short-term liquidity requirements through net cash flows provided by operating activities and the Unsecured Credit Facility. The Company considers its ability to generate cash to continue to be adequate to meet all operating requirements and make distributions to its stockholders in accordance with the provisions of the Code to enable the Company to qualify as a REIT.

  The Company's Unsecured Credit Facility had an available capacity of $27.8 million at March 31, 1998. Borrowings under the Unsecured Credit Facility bear interest at 1.25% over the one-month LIBOR rate. Accordingly, increases in interest rates will increase the Company's interest expense and as a result will affect the Company's results of operations and financial condition. The Unsecured Credit Facility expires on September 4, 1999, with a one-year extension at the Company's option. As of June 15, 1998, the entire $50 million was available as a result of using the net proceeds from equity raised in a direct placement to the Michigan Retirement System to repay the outstanding balance.

  To the extent that the Company does not satisfy its long-term liquidity requirements through net cash flows provided by operating activities and the Unsecured Credit Facility, it intends to satisfy such requirements through the issuance of OP Units, proceeds from the Direct Stock Purchase and Dividend Reinvestment Program, long-term secured or unsecured indebtedness or the issuance of additional equity securities. As of June 15, 1998, the Company owned 24 properties with 4,962 apartment units, which were unencumbered by debt.

  On May 26, 1998, the Company's Registration Statement on Form S-3 was declared effective by the Securities and Exchange Commission with respect to the registration of up to $400.0 million of Common Stock, preferred stock, debt securities or other equity securities. During May 1998, $28.8 million of Common Stock was issued under such shelf registration statement and, as of June 1, 1998, approximately $385 million remained available under such shelf registration statement. During April 1998, an additional $35 million of Common Stock was issued in a direct placement to the Michigan Retirement System under a previous shelf registration statement, with an additional $10.5 million of Common Stock issued in March 1998, leaving a capacity under such registration statement of approximately $13.5 million.

  The issuance of OP Units for property acquisitions continues to be a significant source of equity capital. During 1997, 5,636 apartment units in four separate transactions were acquired for a total cost of approximately $195 million using OP Units valued in excess of $106 million, with the balance paid in cash or assumed debt. During 1998, 2,447 apartment units in three separate transactions were acquired for a total cost of approximately $93 million using OP Units valued in excess of $53 million, with the balance paid in cash or assumed debt.

  In addition, over $36 million was raised during 1997 through the Company's Direct Stock Purchase and Dividend Reinvestment Program, including over $4.5 million from officers and directors financed partially by a Company loan of $2.3 million. Through June 15, 1998, an additional $35.4 million has been raised through the Direct Stock Purchase and Dividend Reinvestment Program.

  The Company's Board of Directors approved a stock repurchase program under which the Company may repurchase up to one million shares of its outstanding Common Stock. The Board of Directors action did not establish a target price or a specific timetable for repurchase. During June 1997, the Company repurchased 20,000 shares at a cost of approximately $426,000.

  As of March 31, 1998, the weighted average rate of interest on debt was 7.6% and the weighted average maturity was 7.0 years. Most of the debt was fixed rate, with only 9% variable-rate debt. This limits the exposure to changes in interest rates, minimizing the effect on results of operations and financial condition.

IMPACT OF THE YEAR 2000

  The study of the Year 2000 issue, undertaken by the Company's information systems department, is nearly complete with some additional testing and conversion to upgraded software and hardware required. The Company has addressed this issue with key vendors supplying two material software applications who have confirmed either current compliance or indicated future compliance in a timely manner. Management's assessment of the Year 2000 issue is that it will not have a material impact on the Company's business operations, liquidity, financial position or results of operations.

INFLATION

  Substantially all of the leases at the communities are for a term of one year or less, which enables the Company to seek increased rents upon renewal of existing leases or commencement of new leases. These short-term leases minimize the potential adverse effect of inflation on rental income, although residents may leave without penalty at the end of their lease terms and may do so if rents are increased significantly.

                           MANAGEMENT AND DIRECTORS

  The directors and executive officers of the Company as of June 15, 1998 are as follows:

  Norman P. Leenhouts. Mr. Leenhouts, 62, has served as Chairman of the Board of Directors, Co-Chief Executive Officer and a director of the Company since its inception in 1993. He has also served as Chairman of the Board of HP Management and as a director of Conifer Realty since their formation. Norman Leenhouts is a co-owner, together with Nelson Leenhouts, of Home Leasing Corporation, the Company's predecessor ("Home Leasing"), and served as Chairman of Home Leasing since 1971. He is a director of Hauser Corporation and Rochester Downtown Development Corporation. He also serves on the Board of Trustees of Roberts Wesleyan College. He is a graduate of the University of Rochester and is a certified public accountant. He is the twin brother of Nelson Leenhouts.

  Nelson B. Leenhouts. Mr. Leenhouts, 62, has served as President, Co-Chief Executive Officer and a director of the Company since its inception in 1993. He has also served as President and Chief Executive Officer of HP Management and as a director of Conifer Realty since their formation and has recently been appointed a Vice President of Conifer Realty. Nelson Leenhouts was the founder, and a co-owner, together with Norman Leenhouts, of Home Leasing, and served as President of Home Leasing since 1967. He is a director of Hauser Corporation. He is a graduate of the University of Rochester. He is the twin brother of Norman Leenhouts.

  Richard J. Crossed. Mr. Crossed, 58, has served as Executive Vice President and a director of the Company and as a director, President and Chief Executive Officer of Conifer Realty since January 1, 1996. He served as President and Chief Executive Officer of Conifer Development, Inc. and C.O.F. (formerly Conifer

Realty, Inc.) (collectively, "Conifer") from 1985. Before becoming President of Conifer, he served as Director of Development for Conifer. Mr. Crossed is a director of the St. Joseph's Villa and is active in many housing organizations. He has served on the New York State Housing Turnkey Task Force and New York State Low-Income Housing Tax Credit Task Force. Mr. Crossed is a graduate of Bellarmine College.

  Amy L. Tait. Mrs. Tait, 39, has served as Executive Vice President and a director of the Company since its inception in 1993. She has also served as a director of HP Management since its formation. Mrs. Tait joined Home Leasing in 1983 and has had several positions, including Senior and Executive Vice President and Chief Operating Officer. She currently serves on the M & T Bank Advisory Board and on the boards of the United Way of Rochester and GeVa Theatre. Mrs. Tait is a graduate of Princeton University and holds a Masters degree in Business Administration from the William E. Simon Graduate School of Business Administration of the University of Rochester. She is the daughter of Norman Leenhouts.

  Burton S. August, Sr. Mr. August, 83, has been a director of the Company since August 1994. Mr. August is currently a director of Monro Muffler Brake, Inc., a publicly traded company where Mr. August served as Vice President from 1969 until he retired in 1980. Mr. August is also a trustee emeritus of Rochester Institute of Technology, a trustee of Strong Museum and a trustee of the Otetiana Council Boy Scouts of America.

  William Balderston, III. Mr. Balderston, 70, has been a director of the Company since August 1994. From 1991 to the end of 1992, he was an Executive Vice President of The Chase Manhattan Bank, N.A. From 1986 to 1991, he was President and Chief Executive Officer of Chase Lincoln First Bank, N.A., which was merged into The Chase Manhattan Bank, N.A. He is a director of Bausch & Lomb Incorporated and Rochester Gas and Electric Corporation, as well as a trustee of the University of Rochester. Mr. Balderston is a graduate of Dartmouth College.

  Alan L. Gosule. Mr. Gosule, 57, has been a director of the Company since December 1996. Mr. Gosule has been a partner in the law firm of Roger & Wells LLP, New York, New York, since August 1991 and prior to that time was a partner in the law firm of Gaston & Snow. He serves as Chairman of the Rogers & Wells LLP Tax Department and Real Estate Securities practice group. Mr. Gosule is a graduate of Boston University and its Law School and received a LL.M. from Georgetown University. Mr. Gosule also serves on the Boards of Directors of 15 funds of the Northstar Mutual Funds, the Simpson Housing Limited Partnership, F.L. Putnam Investment Management Company and CORE Cap, Inc. Rogers & Wells LLP acted as counsel to Coopers & Lybrand LLP in its capacity as advisor to Michigan Retirement Systems in connection with its investment of retirement funds in the Operating Partnership and Mr. Gosule was the nominee of the Michigan Retirement Systems under the terms of the investment agreements relating to that transaction.

  Leonard F. Helbig, III. Mr. Helbig, 53, has been a director of the Company since August 1994. Mr. Helbig has served as Executive Managing Director of the Asset Services and Financial Services Groups and a Director of Cushman & Wakefield since 1984. He joined Cushman & Wakefield in 1980 and is also a member of that firm's Executive and National Management Committees. Mr. Helbig is a member of the Urban Land Institute, the Pension Real Estate Association and the International Council of Shopping Centers. Mr. Helbig is a graduate of LaSalle University and holds the MAI designation of the American Institute of Real Estate Appraisers.

  Roger W. Kober. Mr. Kober, 65, has been a director of the Company since August 1994. Mr. Kober is currently a director of Rochester Gas and Electric Corporation where he was employed from 1965 until his retirement on January 1, 1998. From March 1996 until January 1, 1998, Mr. Kober served as Chairman and Chief Executive Officer of Rochester Gas and Electric Corporation. He is also a member of the Board of Trustees of Rochester Institute of Technology. Mr. Kober is a graduate of Clarkson College and holds a Masters degree in Engineering from Rochester Institute of Technology.

  Clifford W. Smith, Jr. Mr. Smith, 51, has been a director of the Company since August 1994. Mr. Smith has been the Clarey Professor of Finance of the William E. Simon Graduate School of Business Administration of the University of Rochester since 1988. He has written numerous books, monographs, articles and papers on a variety of financial, capital markets, risk management and accounting topics and has held a variety of editorial positions on a number of journals. Mr. Smith is a graduate of Emory University and holds a Doctor of Economics from the University of North Carolina at Chapel Hill.

  Paul L. Smith. Mr. Smith, 62, has been a director of the Company since August 1994. Mr. Smith was a director, Senior Vice President and the Chief Financial Officer of the Eastman Kodak Company from 1983 until he retired in 1993. He is currently a director of Canandaigua Brands, Inc., Performance Technologies, Incorporated and BioWorks, Inc. He is also a member of the Board of Trustees of the George Eastman House, GeVa Theatre and Ohio Wesleyan University. Mr. Smith is a graduate of Ohio Wesleyan University and holds a Masters degree in Business Administration from Northwestern University.

  David P. Gardner. Mr. Gardner, 43, has served as Vice President and Chief Financial Officer of the Company, HP Management and Conifer Realty since their inception. Mr. Gardner joined Home Leasing in 1984 as Vice President and Controller. In 1989, he was named Treasurer of Home Leasing and Chief Financial Officer in December 1993. From 1977 until joining Home Leasing, Mr. Gardner was an accountant at Cortland L. Brovitz & Co. Mr. Gardner is a graduate of the Rochester Institute of Technology and is a certified public accountant.

  Ann M. McCormick. Mrs. McCormick, 42, has served as Vice President, General Counsel and Secretary of the Company and HP Management since their inception. Mrs. McCormick joined Home Leasing in 1987 and was named Vice President, Secretary and General Counsel in 1991. Prior to joining Home Leasing, she was an associate with the law firm of Nixon, Hargrave, Devans & Doyle. Mrs. McCormick is a graduate of Colgate University and holds a Juris Doctor from Cornell University.

  The other officers of the Company as of June 1, 1998, are as follows:

  William E. Beach. Mr. Beach, 51, has served as Vice President of the Company and HP Management since their inception. He joined Home Leasing in 1972 as a Vice President. Mr. Beach is a graduate of Syracuse University and is a certified property manager (CPM) as designated by the Institute of Real Estate Management.

  C. Terence Butwid. Mr. Butwid, 53, has served as Vice President of the Company and Executive Vice President of Conifer Realty since 1996. He joined Conifer in 1990 as a Vice President. Prior to joining Conifer, Mr. Butwid was employed by Chase Lincoln First Bank, N.A. as Vice President and Manager of Corporate Banking National Accounts. He was also President of Ontario Capital Management. Mr. Butwid is a graduate of Bowling Green State University. He has a Masters degree in Business Administration from American University and graduated from The National School of Credit and Financial Management at Dartmouth College.

  Lavonne R. Childs. Mrs. Childs, 35, has served as Vice President of the Company since 1997. She joined Home Properties in December of 1996 as a Regional Property Manager. Mrs. Childs has been in property management for 14 years. Prior to joining Home Properties, she worked with Walden Residential, United Dominion Realty Trust and Winthrop Management.

  Scott A. Doyle. Mr. Doyle, 37 has served as Vice President of the Company since 1997. He joined Home Properties in 1996 as a Regional Property Manager. Mr. Doyle has been in property management for 14 years. Prior to joining Home Properties he worked with CMH Properties, Inc., Rivercrest Realty Associates and Arcadia Management Company. Mr. Doyle is a graduate of State University of New York at Plattsburgh.

  Kathleen M. Dunham. Mrs. Dunham, 52, has served as Vice President of the Company and Conifer Realty since 1996. She joined Conifer in 1980 and was named Vice President in 1990. Ms. Dunham is a certified property manager (CPM) candidate with the Institute of Real Estate Management.

  Johanna A. Falk. Mrs. Falk, 33, has served as a Vice President of the Company since 1997. She joined the Company in 1995 as an investor relations specialist. Prior to joining the Company, Mrs. Falk was employed as a marketing manager at Bausch & Lomb Incorporated and Champion Products, Inc. and as a financial analyst at Kidder Peabody. She is a graduate of Cornell University and holds a Masters Degree in Business Administration from the Wharton School of The University of Pennsylvania.

  John H. Fennessey. Mr. Fennessey, 59, has served as Vice President of the Company and Conifer Realty since 1996. He joined Conifer in 1975 as a founder and Vice President, responsible for the operation of Conifer's Syracuse office. Prior to joining Conifer, he was a Project Director with the New York State Urban Development Corporation. Mr. Fennessey is a graduate of Harpur College and holds a Masters degree in Regional Planning from the Maxwell School, Syracuse University. He is a charter member of the American Institute of Certified Planners (AICP).

  Timothy A. Florczak. Mr. Florczak, 42, has served as a Vice President of the Company since its inception. He joined Home Leasing in 1985 as a Vice President. Prior to joining Home Leasing, Mr. Florczak was Vice President of Accounting of Marc Equity Corporation. Mr. Florczak is a graduate of the State University of New York at Buffalo.

  Thomas L. Fountain, Jr. Mr. Fountain, 39, has served as a Vice President of the Company and Conifer Realty since 1996 and as a Vice President of HP Management since 1997. He joined Conifer in 1994 as the Director of Commercial Properties. Prior to joining Conifer, Mr. Fountain was the Leasing Manager for Faber Management Services, Inc. and Vice President of Asset Management for Realty Diversified Services, Inc. Mr. Fountain is a graduate of West Virginia University.

  Timothy Fournier. Mr. Fournier, 37, has served as Vice President of Home Properties and Executive Vice President of Conifer Realty since 1996. He joined Conifer in 1986 as Vice President of Finance. Prior to joining Conifer, Mr. Fournier was an accountant at Coopers & Lybrand. Mr. Fournier is a graduate of New Hampshire College and is a certified public accountant.

  Laurie Leenhouts. Ms. Leenhouts, 41, has served as a Vice President of the Company since its inception. She joined Home Leasing in 1987 and has served as a Vice President since 1992. Ms. Leenhouts is a graduate of the University of Rochester. She is the daughter of Norman Leenhouts.

  Robert J. Luken. Mr. Luken, 33, has served as Controller of the Company since 1996 and as a Vice President since 1997. Prior to joining the Company, he was the Controller of Bell Corp. of Rochester and an Audit Supervisor for Coopers & Lybrand. Mr. Luken is a graduate of St. John Fisher College and is a certified public accountant.

  Paul O'Leary. Mr. O'Leary, 45, has served as a Vice President of the Company since its inception. He joined Home Leasing in 1974 and has served as Vice President of Home Leasing since 1978. Mr. O'Leary is a graduate of Syracuse University and is a certified property manager (CPM) as designated by the Institute of Real Estate Management.

  John Oster. Mr. Oster, 48, has served as Vice President of the Company and Conifer Realty since 1996. He joined Conifer as a Vice President in 1988. Before joining Conifer, Mr. Oster was Director of Operations for the New York State Division of Housing and Community Renewal. He is a graduate of Hamilton College.

  Dale C. Prunoske. Mr. Prunoske, 46, has served as a Vice President of the Company and Conifer Realty since 1996. He joined Conifer in 1994 as a Vice President. Prior to joining Conifer, he worked for Continuing Development Services. He is a graduate of the State University of New York at Brockport and holds a Masters degree of Public Administration.

  John E. Smith. Mr. Smith, 47, joined Home Properties as Vice President of Acquisitions in 1997. Prior to joining the Company, Mr. Smith was general manager for Direct Response Marketing, Inc. and Executive Vice President for The Equity Network, Inc. Mr. Smith has been a commercial real estate broker for the past 20 years, a Certified Commercial Investment Member (CCIM) since 1982, a New York State certified instructor and has taught real estate courses in four states.

  Richard J. Struzzi. Mr. Struzzi, 44, has served as a Vice President of the Company and HP Management since their inception. He joined Home Leasing in 1983 as a Vice President. Mr. Struzzi is a graduate of the State University of New York at Potsdam and holds a Masters degree of Public School Administration from St. Lawrence University. He is the son-in-law of Nelson Leenhouts.

  Robert C. Tait. Mr. Tait, 41, has served as a Vice President of the Company and HP Management since their inception. He joined Home Leasing in 1989 and served as a Vice President of Home Leasing since 1992. Prior to joining Home Leasing, he was a manufacturing/industrial engineer with Moscom Corp. Mr. Tait is a graduate of Princeton University and holds a Masters degree in Business Administration from Boston University. Married to Amy L. Tait, he is the son-in-law of Norman Leenhouts.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the underwriting agreement (the "Underwriting Agreement"), the Company has agreed to sell to each of the Underwriters named below, and each of such Underwriters, for whom PaineWebber Incorporated, BancAmerica Robertson Stephens, CIBC Oppenheimer Corp., Smith Barney Inc. and Wheat First Union, a division of Wheat First Securities, Inc., are acting as representatives (the "Representatives"), has severally agreed to purchase from the Company, the number of shares of Common Stock set forth opposite their respective names. Pursuant to the terms of the Underwriting Agreement, the Underwriters are obligated to purchase all such shares of Common Stock if any are purchased.

                                                                NUMBER OF SHARES
       UNDERWRITERS                                             TO BE PURCHASED
       ------------                                             ----------------
   PaineWebber Incorporated....................................      420,000
   CIBC Oppenheimer Corp. .....................................      420,000
   Smith Barney Inc. ..........................................      420,000
   BancAmerica Robertson Stephens..............................      210,000
   Wheat First Securities, Inc. ...............................      210,000
   Chase Securities Inc. ......................................       80,000
   Merrill Lynch, Pierce, Fenner & Smith Incorporated..........       80,000
   Morgan Stanley & Co. Incorporated...........................       80,000
   First Albany Corporation....................................       40,000
   Friedman, Billings, Ramsey & Co., Inc. .....................       40,000
                                                                   ---------
       Total...................................................    2,000,000
                                                                   =========

  The Representatives have advised the Company that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of $0.75 per share of Common Stock. The Underwriters may allow, and such dealers may re-allow, a discount not in excess of $0.10 per share of Common Stock on sales to certain other brokers and dealers. The public offering price, concession and discount may be changed by the Underwriters after the Common Stock is released for sale to the public.

  The Company has granted to the Underwriters an option, exercisable for 30 days after the date of this Prospectus Supplement, to purchase up to 300,000 additional shares of Common Stock to cover over-allotments, if any, at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this Prospectus Supplement. If the Underwriters exercise this option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the foregoing table bears to the number of shares of Common Stock initially offered hereby.

  In the Underwriting Agreement, the Company and the Operating Partnership have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the federal securities laws, or to contribute to payments that the Underwriters may be required to make in respect thereof.

  Subject to certain exceptions, the Company and its executive officers and directors have agreed not to sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of any shares of Common Stock, or any securities convertible into, or exercisable, exchangeable or redeemable for, shares of Common Stock, except for the shares of Common Stock offered hereby, for a period of 90 days from the date of this Prospectus Supplement, without the prior written consent of PaineWebber Incorporated.

  The Underwriters do not intend to exercise discretion in confirming sales to any account over which they otherwise have discretionary authority.

  The Common Stock is listed on the NYSE under the symbol "HME" and on the Berlin Stock Exchange under the symbol "HMP GR." The Company has applied for listing of the shares of Common Stock offered hereby on the NYSE.

  In connection with the Offering, the rules of the Securities and Exchange Commission permit the Underwriters to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

  If the Underwriters create a short position in the Common Stock in connection with this Offering (i.e., if they sell more shares of Common Stock than are set forth in the cover page of this Prospectus Supplement), the Underwriters may reduce that short position by purchasing Common Stock in the open market. The Underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

  PaineWebber Incorporated, on behalf of the Underwriters, may also impose a penalty bid on certain of the Underwriters. This means that if PaineWebber Incorporated, on behalf of the Underwriters, purchases shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, it may reclaim the amount of the selling concession from the Underwriters who sold those shares as part of this Offering.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

  Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  In the ordinary course of their business, certain of the Underwriters and/or their affiliates have in the past engaged and may in the future engage in financial advisory, investment banking and other transactions with the Company for which customary compensation has been, and will be, received. CIBC Inc., an affiliate of CIBC Oppenheimer Corp., is the provider of the Acquisition Facility. The Chase Manhattan Bank, an affiliate of Chase Securities Inc., is the agent and a lender under the Unsecured Credit Facility.

                                 LEGAL MATTERS

  Certain legal matters, including the legality of the Common Stock, will be passed upon for the Company by Nixon, Hargrave, Devans & Doyle llp as securities and tax counsel to the Company, and for the Underwriter by Rogers & Wells LLP, New York, New York. Mr. Alan L. Gosule, a partner at the firm of Rogers & Wells LLP, is a member of the Board of Directors of the Company and owns, or has the right to acquire, 3,688 shares of Common Stock. As to matters of Maryland law contained in its opinion, Rogers & Wells LLP will rely on the opinion of Nixon, Hargrave, Devans & Doyle LLP.

                                    EXPERTS

  The financial statements incorporated by reference in the Prospectus Supplement or elsewhere in the Registration Statement, have been incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

PROSPECTUS
                                 $413,750,000
                       HOME PROPERTIES OF NEW YORK, INC.
                                 COMMON STOCK
                                PREFERRED STOCK
                             COMMON STOCK PURCHASE
                              RIGHTS OR WARRANTS
                                DEBT SECURITIES

  Home Properties of New York, Inc., a Maryland corporation (the "Company"), may from time to time offer in one or more series (i) shares of its common stock, par value $.01 per share (the "Common Stock"); (ii) shares of its preferred stock, par value $.01 per share (the "Preferred Stock"); (iii) rights or warrants to purchase shares of its Common Stock (the "Common Stock Purchase Rights") and (iv) one or more series of debt securities ("Debt Securities"), which may be either senior debt securities or subordinated debt securities, with an aggregate public offering price of up to $413,750,000. The Common Stock, Preferred Stock, Common Stock Purchase Rights or Warrants and Debt Securities (collectively, the "Offered Securities") may be offered, separately or together, in separate classes or series, in amounts, at prices and on terms to be determined at the time of offering and set forth in a supplement to this Prospectus (each, a "Prospectus Supplement").

  The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable, (i) in the case of Common Stock, any public offering price; (ii) in the case of Preferred Stock, the specific title and stated value, any distribution, any return of capital, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (iii) in the case of Common Stock Purchase Rights, the duration, offering price, exercise price and any reallocation of Purchase Rights not initially subscribed, and (iv) in the case of Debt Securities, the title, aggregate principal amount, denominations, maturity, rate (which may be fixed or variable) or method of calculation thereof, time of payment of any interest, any terms for redemption at the option of the holder or the Company, any terms for sinking fund payments, rank, any conversion or exchange rights, any listing on a securities exchange, and the initial public offering price and any other terms in connection with the offering and sale of any Debt Securities. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust (a "REIT") for federal income tax purposes.

  The applicable Prospectus Supplement will also contain information, where applicable, about all material United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement. The Common Stock is listed on the New York Stock Exchange under the symbol "HME." Any Common Stock offered pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance.

  The Offered Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such class or series of the Offered Securities.

  SEE "RISK FACTORS" (BEGINNING ON PAGE 4) FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

 THESE SECURITIES  HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY  THE SECURITIES
   AND EXCHANGE COMMISSION OR  ANY STATE SECURITIES  COMMISSION NOR HAS THE
    COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  PASSED  UPON  THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
       CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF  THE STATE OF NEW YORK HAS  NOT PASSED ON OR
          ENDORSED  THE MERITS OF THIS OFFERING. ANY  REPRESENTATION
                TO THE CONTRARY IS UNLAWFUL.

                  The date of this Prospectus is May 26, 1998

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, with respect to the Offered Securities. This Prospectus, which is part of such Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Offered Securities, reference is hereby made to the Registration Statement and such exhibits, copies of which may be examined without charge at, or obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511.

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Company at http://www.sec.gov. In addition, the Common Stock is listed on the New York Stock Exchange and similar information concerning the Company can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  The Company furnishes its stockholders with annual reports containing audited financial statements with a report thereon by its independent public accountants.

                          FORWARD LOOKING STATEMENTS

  Certain information contained herein or incorporated by reference may contain forward-looking statements. Although the Company believes expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Factors that may cause actual results to differ include the general economic and local real estate conditions, the weather and other conditions that might affect operating expenses, the timely completion of repositioning activities, the actual pace of acquisitions, and the continued access to capital to fund growth.

                      DOCUMENTS INCORPORATED BY REFERENCE

  The following documents, which have been filed by the Company (Commission File No. 1-13136) under the Exchange Act are incorporated into this Prospectus by reference: the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed on March 24, 1998; the Company's Current Reports on Form 8-K filed on February 20, 1998, as amended by Form 8-K/A filed on March 24, 1998, on March 26, 1998 and on April 15, 1998, the Company's Current Report on Form 8-K/A filed January 12, 1998 amending its Current Report on Form 8-K filed on October 7, 1997, the Company's registration statement with respect to its Common Stock on Form 8-A effective July 27, 1994 and two current Reports on Form 8-K filed on May 22, 1998.

  Documents incorporated herein by reference are available to any stockholder of the Company, on written or oral request, without charge, from the Company. Requests should be directed to David P. Gardner, Chief Financial Officer, Home Properties of New York, Inc., 850 Clinton Square, Rochester, New York 14604, telephone (716) 546-4900. Copies of documents so requested will be sent by first class mail, postage paid.

  All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in, and to be a part of, this Prospectus from the date of filing of such reports and documents (provided, however, that the information referred to in Instruction 8 to Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission is not incorporated herein by reference).

  Any statement or information contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in the Registration Statement containing this Prospectus or in any subsequently filed documents which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                  THE COMPANY

  As used in this section, the terms "Home Properties" and "Company," include Home Properties of New York, Inc., a Maryland Corporation, Home Properties of New York, L.P. (the "Operating Partnership"), a New York Limited Partnership, Home Properties Trust (the "Trust"), a Maryland Real Estate Investment Trust, and the two management companies (the "Management Companies")-Home Properties Management, Inc. ("HP Management") and Conifer Realty Corporation ("Conifer Realty"), both of which are Maryland corporations.

  The Company is a self-administered, self-managed and fully integrated real estate investment trust ("REIT") formed in November, 1993 to continue and expand the multifamily residential real estate business of Home Leasing Corporation, which was organized in 1967. The Company is one of the largest owners and operators of multifamily residential properties in upstate New York (based on the number of apartment units owned and managed).

  The Company, as of May 11, 1998, operates 231 communities (the "Properties") containing 26,090 apartment units. Of these, 17,103 units in 71 communities are owned outright by the Company, 6,139 units are managed by the Company as general partner of a limited partnership, and 2,848 units are managed for third-party owners. The Properties are located throughout the Northeast, Mid-Atlantic and Midwest. In addition, the Company manages 1.7 million square feet of commercial space.

  The Company conducts substantially all of its business and owns all of its properties through the Operating Partnership and the Management Companies. To comply with certain technical requirements of the Internal Revenue Code of 1986, as amended (the "Code"), applicable to REITs, the Operating Partnership carries out portions of its property management and development activities through the Management Companies, which are beneficially owned by the Operating Partnership but controlled by one or more officers of the Company. The Company owns a 1% general partnership interest in the Operating Partnership and, through its wholly owned subsidiary the Trust, a 53.9% limited partnership interest in the Operating Partnership as of March 31, 1998.

  The Company's executive offices are located at 850 Clinton Square, Rochester, New York 14604. Its telephone number is (716) 546-4900.

                                 RISK FACTORS

An investment in the Offered Securities involves various risks. In addition to general investment risks and those factors set forth elsewhere in this Prospectus, prospective investors should consider, among other things, the following factors:

ASSIMILATION OF A SUBSTANTIAL NUMBER OF NEW ACQUISITIONS

  The Company has undertaken a strategy of aggressive growth through acquisitions. From January 1, 1997 through April 30, 1998, the Company has acquired 44 new communities with 10,551 apartment units, more than doubling the number of its owned multifamily units. The Company's ability to manage its growth effectively will require the Company, among other things, to successfully apply its experience in managing its existing portfolio to an increased number of properties. In addition, the Company will be required to successfully manage the integration of a substantial number of new personnel. There can be no assurances that the Company will be able to integrate and manage these operations effectively or maintain or improve on their historical financial performance.

REAL ESTATE FINANCING RISKS

  General. The Company is subject to the customary risks associated with debt financing including the potential inability to refinance existing mortgage indebtedness upon maturity on favorable terms. If a property is mortgaged to secure payment of indebtedness and the Company is unable to meet its debt service obligations, the property could be foreclosed upon. This could adversely affect the Company's cash flow and, consequently, the amount available for distributions to stockholders.

  No Limitation on Debt. The Board of Directors has adopted a policy of limiting the Company's indebtedness to approximately 50% of its total market capitalization (i.e., the market value of issued and outstanding shares of Common Stock and limited partnership interest in the Operating Partnership ("Units") plus total debt), but the organizational documents of the Company do not contain any limitation on the amount or percentage of indebtedness, funded or otherwise, the Company may incur. Accordingly, the Board of Directors could alter or eliminate its current policy on borrowing. If this policy were changed, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's ability to make expected distributions to its stockholders and an increased risk of default on the Company's indebtedness.

  The Company's debt to total market capitalization ratio fluctuates based on the timing of acquisitions and financings. At December 31, 1997, the ratio of the Company's indebtedness to its total capitalization was 33%, based on a year-end closing price of the Company's Stock of $27.1875, and at March 31, 1998 was 32%, based on the closing price of the Company's Common Stock on that date of $27.75.

  Existing Debt Maturities. The Company is subject to the risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet the required payments of principal and interest. Because much of the financing is not fully self-amortizing, the Company anticipates that only a portion of the principal of the Company's indebtedness will be repaid prior to maturity. So, it will be necessary for the Company to refinance debt. Accordingly, there is a risk that existing indebtedness will not be able to be refinanced or that the terms of such refinancing will not be as favorable as the terms of the existing indebtedness. The Company aims to stagger its debt maturities with the goal of minimizing the amount of debt which must be refinanced in any year.

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

  Although the Company believes that it was organized and has operated to qualify as a REIT under the Code, no assurance can be given that the Company will remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions and REIT qualification rules, which include (i) maintaining ownership of specified minimum levels of real estate related assets; (ii) generating specified minimum levels of real estate related income; (iii) maintaining diversity of ownership of Common Stock; and
(iv) distributing at least 95% of all real estate investment taxable income on an annual basis.

  If in any taxable year the Company fails to qualify as a REIT, the Company would not be allowed a deduction in computing its taxable income for distributions to stockholders and would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. As a result, the amount available for distribution to the Company's stockholders would be reduced for the year or years involved. In addition, unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost.

REAL ESTATE INVESTMENT RISKS

  General Risks. Real property investments are subject to varying degrees of risk. If the Company's communities do not generate revenues sufficient to meet operating expenses, including debt service and capital expenditures, the Company's cash flow and ability to make distributions to its stockholders will be adversely affected. A multifamily apartment community's revenues and value may be adversely affected by the general economic climates; the local economic climate; local real estate considerations (such as over supply of or reduced demand for apartments); the perception by prospective residents of the safety, convenience and attractiveness of the communities or neighborhoods in which they are located and the quality of local schools and other amenities; and increased operating costs (including real estate taxes and utilities). Certain significant fixed expenses are generally not reduced when circumstances cause a reduction in income from the investment.

  Operating Risks. The Company is dependent on rental income to pay operating expenses and to generate cash to enable the Company to make distributions to its stockholders. If the Company is unable to attract and retain residents or if its residents are unable, due to an adverse change in the economic condition of the region or otherwise, to pay their rental obligations, the Company's ability to make expected distributions will be adversely affected.

  Dependence on Primary Markets. The Properties are located in the Northeast, Midwest and Mid-Atlantic regions of the United States. At April 30, 1998, 6,550 of the Company's owned multifamily units were located in the upstate New York region and 3,482 units were located in markets surrounding Detroit, Michigan (representing approximately 38.3% and approximately 20.4% of the units respectively of the Company's portfolio). Accordingly, the Company's performance is partially linked to economic conditions and the demand for apartments in upstate New York and the Detroit, Michigan area. A decline in the economy in these regions particularly, or in any other areas where the Company has a concentration of apartment units, may result in a decline in the demand for apartments which may adversely affect the ability of the Company to make distributions to stockholders.

  Illiquidity of Real Estate. Real estate investments are relatively illiquid and, therefore, the Company has limited ability to vary its portfolio quickly in response to changes in economic or other conditions. In addition, the prohibition in the Code on REITs holding property for sale and related regulations may affect the Company's ability to sell properties without adversely affecting distributions to stockholders. A significant number of the Company's properties acquired using Units restrict the Company's ability to sell such properties in transactions which would create currrent taxable income to the former owners.

  Compliance with Laws and Regulations. Many laws and governmental regulations are applicable to the Properties and changes in these laws and regulations, or their interpretation by agencies and the courts, occur frequently. Under the Americans with Disabilities Act of 1990 (the "ADA"), all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. Compliance with the ADA requires removal of structural barriers to handicapped access in certain public areas of the Properties, where such removal is "readily achievable." The ADA does not, however, consider residential properties, such as apartment communities, to be public accommodations or commercial facilities, except to the extent portions of such facilities, such as a leasing office, are open to the public. A number of additional federal, state and local laws exist which also may require modifications to the Properties, or restrict certain further renovations thereof, with respect to access thereto by disabled persons. For example, the Fair Housing Amendments Act of 1988 (the "FHAA") requires apartment communities first occupied after March 13, 1990 to be accessible to the handicapped. Noncompliance with the ADA or the FHAA could result in the imposition of fines or an award of damages to private litigants. Although management believes that the Properties are substantially in compliance with present requirements, the Company may incur additional costs in complying with the ADA for both existing properties and properties acquired in the future. The Company believes that the Properties that are subject to the FHAA are in compliance with such laws.

  Under the federal Fair Housing Act and state fair housing laws, discrimination on the basis of certain protected classes is prohibited. The Company has a policy against any kind of discriminatory behavior and trains its employees to avoid discrimination or the appearance of discrimination. There is no assurance, however, that an employee will not violate the Company's policy against discrimination and violate the fair housing laws. Such a violation could subject the Company to legal action and the possible awards of damages.

  Under various laws, ordinances and regulations relating to the protection of the environment, a current or previous owner or operator of real estate may be held liable for the costs of removal or remediation of certain hazardous or toxic substances located on, under or in the property. These laws often impose liability without regard to whether the owner or operator was responsible for, or even knew of, the presence of such substances. The presence of contamination from hazardous or toxic substances, or the failure to remediate such contaminated property properly, may adversely affect the owner's ability to rent or sell the property or use the property as collateral. Independent environmental consultants conducted "Phase I" environmental audits (which involve visual inspection but not soil or groundwater analysis) of substantially all of the Properties owned by the Company prior to their acquisition by the Company. The Phase I audit reports did not reveal any significant issues of environmental concern, nor is the Company aware of any environmental liability that management believes would have a material adverse effect on the Company. There is no assurance that Phase I reports would reveal all environmental liabilities or that environmental conditions not known to the Company may exist now or in the future on existing properties or those subsequently acquired which would result in liability to the Company for remediation or fines, either under existing laws and regulations or future changes to such requirements.

  If compliance with the various laws and regulations, now existing or hereafter adopted, exceeds the Company's budgets for such items, the Company's ability to make expected distributions could be adversely affected.

  Competition. The Company plans to continue to acquire additional multifamily residential properties in the Northeast, Mid-Atlantic and Midwest regions of the United States. There are a number of multifamily developers and other real estate companies that compete with the Company in seeking properties for acquisition, prospective residents and land for development. Most of the Company's Properties are in developed areas where there are other properties of the same type. Competition from other properties may affect the Company's ability to attract and retain residents, to increase rental rates and to minimize expenses of operation. Virtually all of the leases for the Properties are short-term leases (i.e., one year or less).

  Uninsured Losses. Certain extraordinary losses may not be covered by the Company's comprehensive liability, fire, extended and rental loss insurance. If an uninsured loss occurred, the Company could lose its investment in and cash flow from the affected Property (but would be required to repay any indebtedness secured by that Property and related taxes and other charges).

LIMITS ON OWNERSHIP

  Ownership Limit. In order for the Company to maintain its qualification as a REIT, not more than 50% in value of the outstanding stock of the Company may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of its taxable year. The Company has limited ownership of the issued and outstanding shares of Common Stock by any single stockholder to 8.0% of the outstanding shares. Shares of Common Stock held by certain entities, such as qualified pension plans, are treated as if the beneficial owners of such entities were the holders of the Common Stock. Norman and Nelson Leenhouts will be permitted to acquire additional shares, except to the extent that such acquisition results in 50% or more in value of the outstanding Common Stock of the Company being owned, directly or indirectly, by five or fewer individuals. These restrictions can be waived by the Board of Directors if it were satisfied, based upon the advice of tax counsel or otherwise, that such action would be in the best interests of the Company. Shares acquired or transferred in breach of the limitation may be redeemed by the Company for the lesser of the price paid or the average closing price for the ten trading days immediately preceding redemption or may be sold at the direction of the Company. A transfer of Shares to a person who, as a result of the transfer, violates the ownership limit will be void and the Shares will automatically be converted into shares of "Excess Stock," which is subject to a number of limitations. See "Description of Capital Stock -- Restrictions on Transfer" for additional information regarding the ownership limits.

CHANGE OF CONTROL

  The Articles of Amendment and Restatement of the Articles of Incorporation, as amended (the "Articles of Incorporation"), authorize the Board of Directors to issue up to a total of fifty million shares of Common Stock and ten million shares of preferred stock and to establish the rights and preferences of any shares issued. No shares of preferred stock are currently issued or outstanding. Further, under the Articles of Incorporation, the stockholders do not have cumulative voting rights.

  The percentage ownership limit, the issuance of preferred stock in the future and the absence of cumulative voting rights could have the effect of
(i) delaying or preventing a change of control of the Company even if a change in control were in the stockholders' interest; (ii) deterring tender offers for the Common Stock that may be beneficial to the stockholders; or (iii) limiting the opportunity for stockholders to receive a premium for their Common Stock that might otherwise exist if an investor attempted to assemble a block of Shares in excess of the percentage ownership limit or otherwise to effect a change of control of the Company.

POTENTIAL CONFLICTS OF INTEREST

  Unlike persons acquiring Common Stock, the Company's executive officers own most of their interest in the Company through Units. As a result of their status as holders of Units, the executive officers and other limited partners may have interests that conflict with stockholders with respect to business decisions affecting the Company and the Operating Partnership. In particular, certain executive officers may suffer different or more adverse tax consequences than the Company upon the sale or refinancing of some of the Properties as a result of unrealized gain attributable to certain Properties. Thus, executive officers and the stockholders may have different objectives regarding the appropriate pricing and timing of any sale or refinancing of Properties. In addition, executive officers of the Company, as limited partners of the Operating Partnership, have the right to approve certain fundamental transactions such as the sale of all or substantially all of the assets of the Operating Partnership, merger or consolidation or dissolution of the Operating Partnership and certain amendments to the Operating Partnership Agreement.

  The Company manages multifamily residential properties through the Operating Partnership and commercial and development properties and certain multifamily residential properties not owned by the Company through the Management Companies. As a result, officers of the Company will devote a significant portion of their business time and efforts to the management of properties not owned by the Company.

  Some officers of the Company have a significant interest in certain of the managed properties as the only stockholders of the general partners of the partnerships that own such managed properties and as holders of other ownership interests. Accordingly, such officers will have conflicts of interest between their fiduciary obligations to the partnerships that own such managed properties and their fiduciary obligations as officers and directors of the Company, particularly with respect to the enforcement of the management contracts and timing of the sale of the managed properties.

  In order to comply with technical requirements of the Code pertaining to the qualification of REITs, the Operating Partnership owns all of the outstanding non-voting common stock (990 shares) of one of the Management Companies, Home Properties Management, Inc., and Norman and Nelson Leenhouts own all of the outstanding voting common stock (10 shares). The Operating Partnership also owns all of the outstanding non-voting common stock (891 shares) of the other Management Company, Conifer Realty Corporation, and Norman and Nelson Leenhouts and Richard Crossed own all of the outstanding voting common stock (9 shares). As a result, although the Company will receive substantially all of the economic benefits of the business carried on by the Management Companies through the Company's right to receive dividends, the Company will not be able to elect directors and officers of the Management Companies and, therefore, the Company's ability to cause dividends to be declared or paid or influence the day-to-day operations of the Management Companies will be limited. Furthermore, although the Company will receive a management fee for managing the managed properties, this fee has not been negotiated at arm's length and may not represent a fair price for the services rendered.

SHARES AVAILABLE FOR FUTURE SALE

  Sales of substantial amounts of shares of Common Stock in the public market or the perception that such sales might occur could adversely affect the market price of the Common Stock. The Operating Partnership has issued an aggregate of 8,989,512 Units through April 30, 1998 to persons other than the Company which may be exchanged on a one-for-one basis for shares of Common Stock under certain circumstances. The Operating Partnership has also issued a Class A Interest which is presently convertible into 1,666,667 shares of Common Stock (which number will be adjusted under certain circumstances to prevent such interest from being diluted). In addition, as of April 30, 1998, the Company has granted options to purchase an aggregate of 836,102 shares of Common Stock to certain directors, officers and employees of the Company.

  All of the shares of Common Stock issuable upon the exchange of Units or the exercise of options will be "restricted securities" within the meaning of Rule 144 under the Securities Act and may not be transferred unless they are registered under the Securities Act or are otherwise transferrable under Rule
144. The Company has filed or expects to file registration statements with respect to such shares of Common Stock, thereby allowing shares issuable under the Company's stock benefit plans and in exchange for Units to be transferred or resold without restriction under the Securities Act, unless held by directors, executive officers or other affiliates of the Company.

                      RATIO OF EARNINGS TO FIXED CHARGES

                                                      ORIGINAL PROPERTIES*
                                                     -----------------------
 YEAR ENDED    YEAR ENDED   YEAR ENDED   AUGUST 4-   JANUARY 1-  YEAR ENDED
DECEMBER 31,  DECEMBER 31, DECEMBER 31, DECEMBER 31,  AUGUST 3  DECEMBER 31,
    1997          1996         1995         1994        1994        1993
------------  ------------ ------------ ------------ ---------- ------------
2.06              1.52         1.68         2.77        1.23        1.33

* Original Properties is not a legal entity but rather a combination of twelve entities which were owned by the predecessor corporation and its affiliates prior to the Company's initial public offering.

  For purposes of computing the ratio of earnings to combined fixed charges, "earnings" consists of income from operations before Federal income taxes and fixed charges. "Fixed charges" consists of interest expense, capitalized interest, amortization of debt expense, such portion of rental expense as can be demonstrated to be representative of the interest factor in the particular case and preferred stock dividend requirements.

                                USE OF PROCEEDS

  Unless otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Offered Securities for the acquisition of multifamily residential properties as suitable opportunities arise, the expansion and improvement of certain properties in the Company's portfolio, the payment of development costs for new multifamily residential properties, the repayment of certain indebtedness outstanding at such time and for general corporate purposes.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  The authorized capital stock of the Company consists of 50 million shares of Common Stock, par value $.01 per share ("Common Stock"), 10 million shares of excess stock ("Excess Stock"), par value $.01 per share, and 10 million shares of preferred stock ("Preferred Stock"), par value $.01 per share. The following summary description of the Common Stock, the Preferred Stock and the Common Stock Purchase Rights or Warrants and Debt Securities sets forth certain general terms and conditions of the capital stock of the Company to which any Prospectus Supplement may relate. The descriptions below do not purport to be complete and are qualified entirely by reference to the Company's Articles of Incorporation, as amended, any certificate of designations with respect to Preferred Stock and any applicable Prospectus Supplement.

COMMON STOCK

  All shares of Common Stock offered will be duly authorized, fully paid, and nonassessable. Holders of the Common Stock will have no conversion, redemption, sinking fund or preemptive rights; however, shares of Common Stock will automatically convert into shares of Excess Stock as described below. Under the Maryland General Corporation Law ("MGCL"), stockholders are generally not liable for the Company's debts or obligations, and the holders of shares will not be liable for further calls or assessments by the Company. Subject to the provisions of the Company's Articles of Incorporation regarding Excess Stock described below, all shares of Common Stock have equal dividend, distribution, liquidation and other rights and will have no preference or exchange rights.

  Subject to the right of any holders of Preferred Stock to receive preferential distributions, the holders of the shares of Common Stock will be entitled to receive distributions in the form of dividends if and when declared by the Board of Directors of the Company out of funds legally available therefor, and, upon liquidation of the Company, each outstanding share of Common Stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of the Company, including debts and liabilities arising out of its status as general partner of the Operating Partnership, and any liquidation preference of issued and outstanding Preferred Stock. The Company intends to continue paying quarterly distributions.

  The holder of each outstanding share of Common Stock will be entitled to one vote on all matters presented to stockholders for a vote, subject to the provisions of the Company's Articles of Incorporation regarding Excess Stock described below. As described below, the Board of Directors of the Company may, in the future, grant holders of one or more series of Preferred Stock the right to vote with respect to certain matters when it fixes the attributes of such series of Preferred Stock. Pursuant to the MGCL, the Company cannot dissolve, amend its charter, merge with another entity, sell all or substantially all its assets, engage in a share exchange or engage in similar transactions unless such action is approved by stockholders holding a majority of the outstanding shares entitled to vote on such matter. In addition, the Second Amended and Restated Partnership Agreement of the Operating Partnership, as amended (the "Partnership Agreement") requires that any merger or sale of all or substantially all of the assets of the Operating Partnership be approved by partners holding a majority of the outstanding Units, excluding Operating Partnership Units held by the Company. The Company's Articles of Incorporation provide that its Bylaws may be amended by its Board of Directors.

  The holder of each outstanding share of Common Stock will be entitled to one vote in the election of directors who serve for terms of one year. Holders of the shares of Common Stock will have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares entitled to vote in the election of directors will be able to elect all of the directors. Directors may be removed only for cause and only with the affirmative vote of the holders of a majority of the shares entitled to vote in the election of directors. The State Treasurer of the State of Michigan, as custodian of various public employee retirement systems (the "Michigan Retirement System"), owns the Class A interest in the Operating Partnership which is, under certain circumstances, convertible into 1,666,667 shares of Common Stock (subject to adjustment). Under the purchase agreement with respect to that Class A interest, the Michigan Retirement System has the right to nominate one person to stand for election to the Company's Board of Directors. If the preferred return on the Class A interest is not paid by the Operating Partnership, the Michigan Retirement System may nominate additional directors.

PREFERRED STOCK

  Preferred Stock may be issued from time to time, in one or more series, as authorized by the Board of Directors of the Company. The Board of Directors will fix the attributes of any Preferred Stock that it authorizes for issuance. Because the Board of Directors has the power to establish the preferences and rights of each series of Preferred Stock, it may afford the holders of any series of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of Common Stock. The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Company.

  The applicable Prospectus Supplement will describe specific terms of the shares of Preferred Stock offered thereby, including, among other things: (i) the title or designation of the series of Preferred Stock; (ii) the number of shares of the series of Preferred Stock offered, the liquidation preference per share and the offering price of the Preferred Stock; (iii) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the Preferred Stock; (iv) the date from which dividends on such Preferred Stock shall accumulate, if at all; (v) any restrictions on the issuance of shares of the same series or of any other class or series; (vi) the provision for a sinking fund, if any, for such Preferred Stock; (vii) the provision for redemption, if applicable, of such Preferred Stock; (viii) any listing of such Preferred Stock on any securities exchange; (ix) the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock of the Company, including the conversion price (or manner of calculation thereof); (x) any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock, including any voting rights; (xi) a discussion of federal income tax considerations applicable to such Preferred Stock; (xii) the relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; (xiii) any limitations on issuance of any series of Preferred Stock, ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and
(xiv) any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

  Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock and to all other equity securities ranking junior to such Preferred Stock, (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock, and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock. The term "equity securities" does not include convertible debt securities.

  Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any shares of Common Stock, any Excess Shares or any other class or series of capital stock of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of shares of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such shares of Preferred Stock do not have cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with such shares of Preferred Stock in the distribution of assets, then the holders of such shares of Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

COMMON STOCK PURCHASE RIGHTS

  The applicable Prospectus Supplement will describe the specific terms of any rights or warrants to purchase Common Stock offered thereby, including, among other things: the duration, offering price and exercise price of the Common Stock Purchase Rights and any provisions for the reallocation of Purchase Rights not initially subscribed. The Prospectus Supplement will describe the persons to whom the Common Stock Purchase Rights will be issued (the Company's stockholders, the general public or others) and any conditions to the offer and sale of the Common Stock Purchase Rights offered thereby.

RESTRICTIONS ON TRANSFER

  Ownership Limits. The Company's Articles of Incorporation contain certain restrictions on the number of shares of capital stock that stockholders may own. For the Company to qualify as a REIT under the Code, no more than 50% in value of its outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year or during a proportionate part of a shorter taxable year. The capital stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Because the Company expects to continue to qualify as a REIT, its Articles of Incorporation contain restrictions on the ownership and transfer of shares of its capital stock intended to ensure compliance with these requirements.

  Subject to certain exceptions specified in the Articles of Incorporation, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 8.0% (the "Ownership Limit") of the value of the issued and outstanding shares of capital stock of the Company. Certain entities, such as qualified pension plans, are treated as if their beneficial owners were the holders of the Common Stock held by such entities. Stockholders ("Existing Holders") whose holdings exceeded the Ownership Limit immediately after the Company's initial public offering of its Common Stock, assuming that all Units of the Operating Partnership are counted as shares of Common Stock, are permitted to continue to hold the number of shares they held on such date and may acquire additional shares of capital stock upon (i) the exchange of Units for Shares, (ii) the exercise of stock options or receipt of grants of shares of capital stock pursuant to a stock benefit plan, (iii) the acquisition of shares of capital stock pursuant to a dividend reinvestment plan, (iv) the transfer of shares of capital stock from another Existing Holder or the estate of an Existing Holder by devise, gift or otherwise, or (v) the foreclosure on a pledge of shares of capital stock; provided, no such acquisition may cause any Existing Holder to own, directly or by attribution, more than 17.5% (the "Existing Holder Limit") of the issued and outstanding Shares, subject to certain additional restrictions. The Board of Directors of the Company may increase or decrease the Ownership Limit and Existing Holder Limit from time to time, but may not do so to the extent that after giving effect to such increase or decrease (i) five beneficial owners of Shares could beneficially own in the aggregate more than 49.5% of the aggregate value of the outstanding capital stock of the Company or (ii) any beneficial owner of capital stock would violate the Ownership Limit or Existing Holder Limit as a result of a decrease. The Board of Directors may waive the Ownership Limit or the Existing Holder Limit with respect to a holder if such holder provides evidence acceptable to the Board of Directors that such holder's ownership will not jeopardize the Company's status as a REIT.

  Any transfer of outstanding capital stock of the Company ("Outstanding Stock") that would (i) cause any holder, directly or by attribution, to own capital stock having a value in excess of the Ownership Limit or Existing Holder Limit, (ii) result in shares of capital stock other than Excess Stock, if any, to be owned by fewer than 100 persons, (iii) result in the Company being closely held within the meaning of section 856(h) of the Code, or (iv) otherwise prevent the Company from satisfying any criteria necessary for it to qualify as a REIT, is null and void, and the purported transferee acquires no rights to such Outstanding Stock.

  Outstanding Stock owned by or attributable to a stockholder or shares of Outstanding Stock purportedly transferred to a stockholder which cause such stockholder or any other stockholder to own shares of capital stock in excess of the Ownership Limit or Existing Holder Limit will automatically convert into shares of Excess Stock. Such Excess Stock will be transferred by operation of law to a separate trust, with the Company acting as trustee, for the exclusive benefit of the person or persons to whom such Outstanding Stock may be ultimately transferred without violating the Ownership Limit or Existing Holder Limit. Excess Stock is not treasury stock, but rather constitutes a separate class of issued and outstanding stock of the Company. While the Excess Stock is held in trust, it will not be entitled to vote, will not be considered for purposes of any stockholder vote or the determination of a quorum for such vote and will not be entitled to participate in dividends or other distributions. Any record owner or purported transferee of Outstanding Stock which has converted into Excess Stock (the "Excess Holder") who receives a dividend or distribution prior to the discovery by the Company that such Outstanding Stock has been converted into Excess Stock must repay such dividend or distribution upon demand. While Excess Stock is held in trust, the Company will have the right to purchase it from the trust for the lesser of
(i) the price paid for the Outstanding Stock which converted into Excess Stock by the Excess Holder (or the market value of the Outstanding Stock on the date of conversion if no consideration was given for the Outstanding Stock) or (ii) the market price of shares of capital stock equivalent to the Outstanding Stock which converted into Excess Stock (as determined in the manner set forth in the Articles of Incorporation) on the date the Company exercises its option to purchase. The Company must exercise this right within the 90-day period beginning on the date on which it receives written notice of the transfer or other event resulting in the conversion of Outstanding Stock into Excess Stock. Upon the liquidation of the Company, distributions will be made with respect to such Excess Stock as if it consisted of the Outstanding Stock from which it was converted.

  Any Excess Holder, with respect to each trust created upon the conversion of Outstanding Stock into Excess Stock, may designate any individual as a beneficiary of such trust; provided, such person would be permitted to own the Outstanding Stock which converted into the Excess Stock held by the trust under the Ownership Limit or Existing Holder Limit and the consideration paid to such Excess Holder in exchange for designating such person as the beneficiary is not in excess of the price paid for the Outstanding Stock which converted into Excess Stock by the Excess Holder (or the market value of the Outstanding Stock on the date of conversion if no consideration was given for the Outstanding Stock). The Company's redemption right must have expired or been waived prior to such designation. Immediately upon the designation of a permitted beneficiary, the Excess Stock, if any, will automatically convert into shares of the Outstanding Stock from which it was converted and the Company as trustee of the trust will transfer such shares, if any, and any proceeds from redemption or liquidation to the beneficiary.

  If the restrictions on ownership and transfer, conversion provisions or trust arrangements in the Company's Articles of Incorporation are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the Excess Holder of any Outstanding Stock that would have converted into shares of Excess

Stock if the conversion provisions of the Articles of Incorporation were enforceable and valid shall be deemed to have acted as an agent on behalf of the Company in acquiring such Outstanding Stock and to hold such Outstanding Stock on behalf of the Company unless the Company waives its right to this remedy.

  The foregoing ownership and transfer limitations may have the effect of precluding acquisition of control of the Company without the consent of its Board of Directors. All certificates representing shares of capital stock will bear a legend referring to the restrictions described above. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines, and the stockholders concur, that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. Approval of the limited partners of the Operating Partnership to terminate REIT status is also required.

  Ownership Reports. Every owner of more than 5% of the issued and outstanding shares of capital stock of the Company must file a written notice with the Company containing the information specified in the Articles of Incorporation no later than January 31 of each year. In addition, each stockholder shall, upon demand, be required to disclose to the Company in writing such information as the Company may request in order to determine the effect of such stockholder's direct, indirect and attributed ownership of shares of capital stock on the Company's status as a REIT or to comply with any requirements of any taxing authority or other governmental agency.

CERTAIN OTHER PROVISIONS OF MARYLAND LAW AND CHARTER DOCUMENTS

  The following discussion summarizes certain provisions of MGCL and the Company's Articles of Incorporation and Bylaws. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Articles of Incorporation and Bylaws, copies of which are filed as exhibits to the Registration Statement of which this Prospectus constitutes a part. See "Additional Information."

  Limitation of Liability and Indemnification. The Articles of Incorporation and Bylaws limit the liability of directors and officers to the Company and its stockholders to the fullest extent permitted from time to time by the MGCL and require the Company to indemnify its directors, officers and certain other parties to the fullest extent permitted from time to time by the MGCL.

  Business Combinations. Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the outstanding voting stock of the corporation or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate thereof, are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, in addition to any other required vote, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, voting together as a single voting group, and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation (other than voting stock held by the Interested Stockholder who will, or whose affiliate will, be a party to the business combination or by an affiliate or associate of the Interested Stockholder) voting together as a single voting group. The extraordinary voting provisions do not apply if, among other things, the corporation's stockholders receive a price for their shares determined in accordance with the MGCL and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. The Articles of Incorporation of the Company contain a provision exempting from these provisions of the MGCL any business combination involving the Leenhoutses (or their affiliates) or any other person acting in concert or as a group with any of the foregoing persons.

  Control Share Acquisitions. The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter other than "interested shares" (shares of stock in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: an "acquiring person," an officer of the corporation or an employee of the corporation who is also a director). "Control shares" are shares of stock which, if aggregated with all other such shares of stock owned by the acquiring person, or in respect of which such person is entitled to exercise or direct the exercise of voting power of shares of stock of the corporation in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is entitled to vote as a result of having previously obtained stockholder approval. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the charter or bylaws of the corporation.

  A person who has made or proposes to make a control share acquisition, under certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares upon delivery of an acquiring person statement containing certain information required by the MGCL, including a representation that the acquiring person has the financial capacity to make the proposed control share acquisition, and a written undertaking to pay the corporation's expenses of the special meeting (other than the expenses of those opposing approval of the voting rights). If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting.

  If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the MGCL, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value, determined without regard to the absence of voting rights for control shares, as of the date of the last control share acquisition or, if a stockholder meeting is held, as of the date of the meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders' meeting before the control share acquisition and the acquiring person becomes entitled to exercise or direct the exercise of a majority or more of all voting power, all other stockholders may exercise rights of objecting stockholders under Maryland law to receive the fair value of their Shares. The fair value of the Shares for such purposes may not be less than the highest price per share paid by the acquiring person in the control share acquisition. Certain limitations and restrictions otherwise applicable to the exercise of objecting stockholders' rights do not apply in the context of a control share acquisition.

  The Articles of Incorporation contain a provision exempting from the control share acquisition statute any and all acquisitions to the extent that such acquisitions would not violate the Ownership Limit or Existing Owner Limit. There can be no assurance that such provision will not be amended or eliminated at any point in the future.

                        DESCRIPTION OF DEBT SECURITIES

  The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

  The Debt Securities are to be issued in one or more series under an Indenture, a copy of which is incorporated as an Exhibit to the Registration Statement of which this Prospectus forms a part, as amended or supplemented by one or more supplemental indentures (the "Indenture"), to be entered into between the Company and a financial institution as Trustee (the "Trustee"). The statements herein relating to the Debt Securities and the Indenture are summaries and are subject to the detailed provisions of the applicable Indenture. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms capitalized in this Prospectus.

GENERAL

  The Indenture does not limit the aggregate amount of Debt Securities which may be issued thereunder, nor does it limit the incurrence or issuance of other secured or unsecured debt of the Company.

  The Debt Securities will be unsecured general obligations of the Company and will rank with all other unsecured and unsubordinated obligations of the Company as described in the applicable Prospectus Supplement. The Indenture provides that the Debt Securities may be issued from time to time in one or more series. The Company may authorize the issuance and provide for the terms of a series of Debt Securities pursuant to a supplemental indenture.

  Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities being offered thereby for the terms of such Debt Securities, including, where applicable: (1) the specific designation of such Debt Securities; (2) any limit upon the aggregate principal amount of such Debt Securities; (3) the date or dates on which the principal of and premium, if any, on such Debt Securities will mature or the method of determining such date or dates; (4) the rate or rates (which may be fixed, variable or zero) at which such Debt Securities will bear interest, if any, or the method of calculating such rate or rates; (5) the date or dates from which interest, if any, will accrue or the method by which such date or dates will be determined;
(6) the date or dates on which interest, if any, will be payable and the record date or dates therefor; (7) the place or places where principal of, premium, if any, and interest, if any, on such Debt Securities may be redeemed, in whole or in part, at the option of the Company; (8) the obligation, if any, of the Company to redeem or purchase such Debt Securities pursuant to any sinking fund or analogous provisions or upon the happening of a specified event and the period or periods within which, the price or prices at which and the other terms and conditions upon which, such Debt Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligations; (9) the denominations in which such Debt Securities are authorized to be issued; (10) the currency or currency unit for which Debt Securities may be purchased or in which Debt Securities may be denominated and/or the currency or currencies (including currency unit or units) in which principal of, premium, if any, and interest, if any, on such Debt Securities will be payable and whether the Company or the holders of any such Debt Securities may elect to receive payments in respect of such Debt Securities in a currency or currency unit other than that in which such Debt Securities are stated to be payable; (11) if the amount of payments of principal of and premium, if any, or any interest, if any, on such Debt Securities may be determined with reference to an index based on a currency or currencies other than that in which such Debt Securities are stated to be payable, the manner in which such amount shall be determined; (12) if the amount of payments of principal of and premium, if any, or interest, if any, on such Debt Securities may be determined with reference to changes in the prices of particular securities or commodities or otherwise by application of a formula, the manner in which such amount shall be determined; (13) if other than the entire principal amount thereof, the portion of the principal amount of such Debt Securities which will be payable upon declaration of the acceleration of the maturity thereof or the method by which such portion shall be determined; (14) the person to whom any interest on any such Debt Security shall be payable if other than the person in whose name such Debt Security is registered on the applicable record date; (15) any addition to, or modification or deletion of, any Event of Default or any covenant of the Company specified in the Indenture with respect to such Debt Securities; (16) the application, if any, of such means of defeasance as may be specified for such Debt Securities; and (17) any other special terms pertaining to such Debt Securities. Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will not be listed on any securities exchange.

  Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities will be issued only in fully registered form without coupons. Unless the Prospectus Supplement relating thereto specifies otherwise, Debt Securities will be denominated in U.S. dollars and will be issued only in denominations of U.S. $1,000 and any integral multiple thereof.

  Debt Securities may be sold at a substantial discount below their stated principal amount and may bear no interest or interest at a rate which at the time of issuance is below market rates. Certain federal income tax consequences and special considerations applicable to any such Debt Securities will be described in the applicable Prospectus Supplement.

  If the amount of payments of principal of and premium, if any, or any interest on Debt Securities of any series is determined with reference to any type of index or formula or changes in prices of particular securities or commodities, the federal income tax consequences, specific terms and other information with respect to such Debt Securities and such index or formula and securities or commodities will be described in the applicable Prospectus Supplement.

  If the principal of and premium, if any, or any interest on Debt Securities of any series are payable in a foreign or composite currency, the restrictions, elections, federal income tax consequences, specific terms and other information with respect to such Debt Securities and such currency will be described in the applicable Prospectus Supplement.

  The Prospectus Supplement, with respect to any particular series of Debt Securities being offered thereby which provide for optional redemption, prepayment or conversion of such Debt Securities on the occurrence of certain event, such as a change of control of the Company, will provide: (1) a discussion of the effects that such provisions may have in deterring certain mergers, tender offers or other takeover attempts, as well as any possible adverse effect on the market price of the Company's securities or the ability to obtain additional financing in the future; (2) a statement the Company will comply with any applicable provisions of the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 and any other applicable securities laws in connection with any optional redemption, prepayment or conversion provisions and any related offers by the Company (including, if such Debt Securities are convertible, Rule 13e-4); (3) a disclosure of any cross-defaults in other indebtedness which may result as a consequence of the occurrence of certain events so that the payments on such Debt Securities would be effectively subordinated; (4) a disclosure of effect of any failure to repurchase under the applicable Indenture, including in the event of a change of control of the Company; (5) a disclosure of any risk that sufficient funds may not be available at the time of any event resulting in a repurchase obligation; and (6) a discussion of any definition of "change of control" contained in the applicable Indenture.

PAYMENT, REGISTRATION, TRANSFER AND EXCHANGE

  Unless otherwise provided in the applicable Prospectus Supplement, payments in respect of the Debt Securities will be made in the designated currency at the office or agency of the Company maintained for that purpose as the Company may designate from time to time, except that, at the option of the Company, interest payments, if any, on Debt Securities in registered form may be made by checks mailed to the holders of Debt Securities entitled thereto at their registered addresses. Unless otherwise indicated in an applicable Prospectus

Supplement, payment of any installment of interest on Debt Securities in registered form will be made to the person in whose name such Debt Security is registered at the close of business on the regular record date for such interest.

  Unless otherwise provided in the applicable Prospectus Supplement, Debt Securities in registered form will be transferable or exchangeable at the agency of the Company maintained for such purpose as designated by the Company from time to time. Debt Securities may be transferred or exchanged without service charge, other than any tax or other governmental charge imposed in connection therewith.

CONSOLIDATION, MERGER OR SALE BY THE COMPANY

  Under the terms of the Indenture, the Company shall not consolidate with or merge into any other corporation or transfer or lease its assets substantially as an entirety, unless (i) the corporation formed by such consolidation or into which the Company is merged or the corporation which acquires its assets is organized in the United States and expressly assumes all of the obligations of the Company under the Debt Securities and all Indentures and (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing. Upon any such consolidation, merger or transfer, the successor corporation formed by such consolidation, or into which the Company is merged or to which such sale is made shall succeed to, and be substituted for the Company under the Indenture.

  The Indenture contains no covenants or other specific provisions to afford protection to holders of the Debt Securities in the event of a highly leveraged transaction or a change in control of the Company, except to the limited extent described above. Such covenants or provisions are not subject to waiver by the Company's Board of Directors without the consent of the holders of not less than a majority in principal amount of the outstanding Debt Securities of each series affected by the waiver as described under "Modification of the Indenture" below.

EVENTS OF DEFAULT, NOTICE AND CERTAIN RIGHTS ON DEFAULT

  The Indenture provides that, if an Event of Default specified therein occurs with respect to the Debt Securities of any series and is continuing, the Trustee for such series or the holders of 25% in aggregate principal amount of all of the outstanding Debt Securities of that series, by written notice to the Company (and to the Trustee for such series, if notice is given by such holders of Debt Securities), may declare the principal of (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount specified in the Prospectus Supplement) and accrued interest on all the Debt Securities of that series to be immediately due and payable.

  The Indenture provides that the Trustee will, subject to certain exceptions, within a specified number of days after the occurrence of a Default with respect to the Debt Securities of any series, give to the holders of the Debt Securities of that series notice of all Defaults known to it unless such Default shall have been cured or waived. "Default" means any event which is or after notice or passage of time or both, would be an Event of Default.

  The Indenture provides that the holders of a majority in aggregate principal amount of the Debt Securities of each series affected (with each such series voting as a class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for such series, or exercising any trust or power conferred on such Trustee.

  The Indenture includes a covenant that the Company will file annually with the Trustee a certificate as to the Company's compliance with all conditions and covenants of the Indenture.

  The holders of a majority in aggregate principal amount of any series of Debt Securities by notice to the Trustee may waive on behalf of the holders of all Debt Securities of such series, any past Default or Event of Default with respect to that series and its consequences, except a Default or Event of Default in the payment of the principal of, premium, if any, or interest, if any, on any Debt Security or a provision of the Indenture which cannot be amended without the consent of the holder of each Outstanding Security of such series adversely affected.

MODIFICATION OF THE INDENTURE

  The Indenture contains provisions permitting the Company and the Trustee to enter into one or more supplemental indentures without the consent of the holders of any of the Debt Securities in order (i) to evidence the succession of another corporation to the Company and the assumption of the covenants of the Company by a successor to the Company; (ii) to add to the covenants of the Company or surrender any right or power of the Company; (iii) to add additional Events of Default with respect to any series of Debt Securities;
(iv) to add or change any provisions to such extent as necessary to permit or facilitate the issuance of Debt Securities in book entry form or, if allowed without penalty under applicable laws and regulations, to permit payment in respect of Debt Securities in bearer form in the United States; (v) to change or eliminate any provision affecting Debt Securities not yet issued; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities; (viii) to cure any ambiguity, to correct or supplement any provision of the Indenture which may be inconsistent with any other provision thereof, provided that such action does not adversely affect the interests of any holder of Debt Securities of any series; (ix) to make provision with respect to the conversion rights of holders of Debt Securities; or (x) to conform to any mandatory provisions of law.

  The Indenture also contains provisions permitting the Company and the Trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities affected by such supplemental indenture (with the Debt Securities of each series voting as a class), to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or any supplemental indenture or modifying the rights of the holders of Debt Securities of such series, except that no such supplemental indenture may, without the consent of the holder of each Debt Security so affected, (i) change the time for payment of principal or premium, if any, or interest on any Debt Security; (ii) reduce the principal of, or any installment of principal of, or premium, if any, or interest on any Debt Security, or change the manner in which the amount of any of the foregoing is determined; (iii) reduce the amount of premium, if any, payable upon the redemption of any Debt Security; (iv) reduce the amount of principal payable upon acceleration of the maturity of any Original Issue Discount Security; (v) reduce the percentage in principal amount of the outstanding Debt Securities affected thereby, the consent of whose holders is required for modification or amendment of the Indenture or for waiver or compliance with certain provisions of the Indenture or for waiver of certain defaults; (vi) make any change which adversely affects the right to convert convertible Debt Securities or decrease the conversion rate or increase the conversion price; or (vii) modify the provisions relating to waiver of certain defaults or any of the foregoing provisions.

DEFEASANCE

  If so described in the Prospectus Supplement relating to Debt Securities of a specific series, the Company may discharge its indebtedness and its obligations or terminate certain of its obligations and covenants under the Indenture with respect to the Debt Securities of such series by depositing funds or obligations issued or guaranteed by the United States government with the Trustee. The Prospectus Supplement will more fully describe the provisions, if any, relating to such discharge or termination of obligations.

THE TRUSTEE

  The Prospectus Supplement will identify the Trustee under the applicable Indenture. The Company may also maintain banking and other commercial relationships with any Trustee and its affiliates in the ordinary course of business.

                       FEDERAL INCOME TAX CONSIDERATIONS

INTRODUCTORY NOTES

  The following is a general summary of certain federal income tax considerations that may be relevant to a prospective holder of shares of Common Stock. Any Prospectus Supplement which relates to a series of Preferred Stock or of Debt Securities will set forth the federal income tax consequences of that Preferred Stock to a prospective holder. Nixon, Hargrave, Devans & Doyle LLP has acted as tax counsel to the Company in connection with its formation and its election to be taxed as a REIT, has reviewed the following discussion and is of the opinion that it fairly summarizes the federal income tax considerations that are likely to be material to a holder of Shares. The following discussion is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state, local or foreign tax considerations. This discussion does not address all of the aspects of federal income taxation that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the federal income tax laws (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States).

  This discussion contains a general summary of certain Code sections that govern the federal income tax treatment of a REIT and its stockholders. These sections of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, the Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retroactively. The Company has not sought or obtained any ruling from the Internal Revenue Service or any opinions of counsel specifically related to the tax matters described below.

  EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF SHARES OF COMMON STOCK AND THE ELECTION BY THE COMPANY TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY AS A REIT

  The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with its taxable year ending December 31, 1994. The Company believes that it was organized and has operated in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner. No assurance, however, can be given that the Company has operated or will operate in a manner so as to qualify or remain qualified as a REIT.

  In the opinion of Nixon, Hargrave, Devans & Doyle LLP, commencing with the Company's taxable year ending December 31, 1994, the Company was organized in conformity with the requirements for qualification as a REIT, and its method of operation has enabled it to meet the requirements for qualification and taxation as a REIT under the Code. This opinion is based on certain assumptions and is conditioned upon certain representations made by the Company as to certain factual matters relating to the Company's organization, manner of operation, income and assets. Nixon, Hargrave, Devans & Doyle LLP is not aware of any facts or circumstances that are inconsistent with these assumptions and representations. The Company's qualification and taxation as a REIT will depend upon satisfaction of the requirements necessary to be classified as a REIT, discussed below, on a continuing basis. Nixon, Hargrave, Devans & Doyle LLP will not review compliance with these tests on a continuing basis. Therefore, no assurance can be given that the Company will satisfy such tests on a continuing basis. See "-Requirements for Qualification-Failure to Qualify" below.

  If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on net income that it currently distributes to its stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a regular corporation. However, the Company will be subject to federal income tax in the following circumstances. First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by the Company by foreclosure or otherwise on default on a loan secured by the property) which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed in "Requirements for Qualification--Income Tests" below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company disposes of any asset acquired from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by the Company, then, to the extent of such property's "built-in" gain (i.e., the excess of the fair market value of such property at the time of acquisition by the Company over the adjusted basis in such property at such time), such gain will be subject to tax at the highest regular corporate rate applicable (as provided in Treasury Regulations that have not yet been promulgated). The results described above with respect to the tax on "built-in-gain" assume that the Company will elect pursuant to IRS Notice 88-19 to be subject to the rules described in the preceding sentence if it were to make any such acquisition.

REQUIREMENTS FOR QUALIFICATION.

  Generally. To qualify as a REIT, an entity must be a corporation, trust or association: (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation but for Sections 856 through 859 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); (7) that makes an election to be a REIT (or has made such election for a previous taxable year) and satisfies all relevant filing and other administrative requirements established by the Service that must be met in order to elect and maintain REIT status; and (8) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Electing REIT treatment requires that the entity adopt a calendar year accounting period.

  The Company satisfies the requirements set forth above. In addition, the Company's Articles of Incorporation provide restrictions regarding the transfer of its shares that are intended to assist the Company in continuing to satisfy the share ownership requirements described in (5) and (6) above. See "Description of Capital Stock--Restrictions on Transfer."

  In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the assets of the partnership and is deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership and the partnerships, if any, in which the Operating Partnership will have an interest will be treated as assets, liabilities and items of the Company for purposes of applying the requirements described herein.

  Income Tests. In order to maintain qualification as a REIT, there are three gross income requirements that must be satisfied annually. First, at least 75% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the REIT's gross income (including gross income from prohibited transactions) for each taxable year.

  Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts of sales. Second, the Code provides that rents received from a resident will not qualify as "rents from real property" in satisfying the gross income tests if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" who is adequately compensated and from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only (such as furnishing water, heat, light and air conditioning, and cleaning windows, public entrances and lobbies) and are not otherwise considered "rendered to the occupant." However, all of the rental income derived by the Company with respect to a property will not cease to qualify as "rents from real property" if any impermissible tenant services income from such property (which is deemed to be an amount that is no less than 150% of the Company's direct costs of furnishing or rendering the service or providing the management or operation) does not exceed 1% of all amounts received or accrued during the taxable year directly or indirectly by the Company with respect to such property.

  REITs generally are subject to tax at the maximum corporate rate on any income from foreclosure property (other than income that would be qualifying income for purposes of the 75% gross income test), less expense directly connected with the production of such income. "Foreclosure property" is defined as any real property (including interests in real property) and any personal property incident to such real property (i) that is acquired by a REIT as the result of such REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of such property or on an indebtedness owed to the REIT that such property secured, (ii) for which the related loan was acquired by the REIT at a time when default was not imminent or anticipated, and (iii) for which such REIT makes a proper election to treat such property as foreclosure property. The Company does not anticipate that it will receive significant income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if election to treat the related property as foreclosure property.

  If property is not eligible for the election to be treated as foreclosure property ("Ineligible Property") because the related loan was acquired by the REIT at a time when default was imminent or anticipated, income received with respect to such Ineligible Property may not be qualifying income for purposes of (receives with respect to Ineligible Property will be qualifying income for purposes of) the 75% and 95% gross income tests.

  It is expected that the Company's real estate investments will continue to give rise to income that will enable it to satisfy all of the income tests described above. Substantially all of the Company's income will be derived from its interest in the Operating Partnership, which will, for the most part, qualify as "rents from real property" for purposes of the 75% and the 95% gross income tests.

  The Operating Partnership does not anticipate charging more than a de minimis amount of rent that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above). The Operating Partnership does not anticipate receiving rents in excess of a de minimis amount from Related Party Tenants. The Operating Partnership does not anticipate holding a lease on any property in which rents attributable to personal property constitute greater than 15% of the total rents received under the lease. Neither the Company nor the Operating Partnership will knowingly directly perform services considered to be rendered to the occupant of property. The Operating Partnership will perform all development, construction and leasing services for, and will operate and manage, the properties owned by it directly without using an "independent contractor." Management believes that the only material services to be provided to lessees of these properties will be those usually or customarily rendered in connection with the rental of space for occupancy only. The Company does not anticipate that the Operating Partnership will provide services that might be considered rendered primarily for the convenience of the occupants of the property.

  The Operating Partnership owns all of the non-voting common stock of the Management Companies, corporations that are taxable as regular corporations. The Management Companies will perform management, development, construction and leasing services for certain properties not owned by the Company. The income earned by and taxed to the Management Companies would be nonqualifying income if earned by the Company through the Operating Partnership. As a result of the corporate structure, the income will be earned by and taxed to the Management Companies and will be received by the Operating Partnership only indirectly as dividends that qualify under the 95% test.

  To the extent the Operating Partnership does not immediately use the proceeds of the Offering, those funds will be invested in interest-bearing accounts and short-term, interest-bearing securities. The interest income earned on those funds is expected to be includible under the 75% test as "qualified temporary investment income" (which includes income earned on stock or debt instruments acquired with the proceeds of a stock offering, not including amounts received under a dividend reinvestment plan). Qualified temporary investment income treatment only applies during the one-year period beginning on the date the Company receives the new capital.

  If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any income information on the schedules was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above in "Generally," even if these relief provisions apply, a 100% tax would be imposed on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% gross income test.

  Although not an income test for REIT qualification, the "prohibited transaction" penalty tax is imposed on certain types of REIT income. As discussed below, any gain realized by the Company on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of its trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax.

  Asset Tests. The Company, at the close of each quarter of its taxable year, must also satisfy two tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets, cash and cash items (including certain receivables) and government securities. For this purpose real estate assets include (i) the Company's allocable share of real estate assets held by the Operating Partnership and partnerships in which the Operating Partnership owns an interest or held by "qualified REIT subsidiaries" of the Company and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five-year) debt offering of the Company.

  For purposes of the 75% asset test, the term "interest in real property" includes an interest in mortgage loans or land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold of real property, and an option to acquire real property (or a leasehold of real property). An "interest in real property" also generally includes an interest in mortgage loans secured by controlling equity interests in entities treated as partnerships for federal income tax purposes that own real property, to the extent that the principal balance of the mortgage does not exceed the fair market value of the real property that is allocable to the equity interest.

  The second asset test requires that, of the investments not included in the 75% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (except for its interests in the Operating Partnership, the Trust, any other interests in any qualified REIT subsidiary or in any other entity that is disregarded as a separate entity under Treasury Regulations dealing with entity classification). The 1998 Budget Proposal would prohibit REITs from holding stock possessing more than 10% of the vote or value of all classes of stock of a corporation. This proposal would be effective with respect to stock acquired on or after the date of first committee action. In addition, to the extent that a REIT's stock ownership is grandfathered by virtue of this effective date, that grandfathered status will terminate if the subsidiary corporation engages in a trade or business that is not engaged in on the date of first committee action or acquires substantial new assets on or after such date. Reference to these provisions was excluded from the final language included in the U.S. Senate Budget Committee's proposal for the 1998 budget, but it still could be included in any number of steps required for final budget approval.

  The Company anticipates that it will continue to be able to comply with these asset tests. The Company is deemed to hold directly its proportionate share of all real estate and other assets of the Operating Partnership and should be considered to hold its proportionate share of all assets deemed owned by the Operating Partnership through its ownership of partnership interests in other partnerships. As a result, the Company plans to hold more than 75% of its assets as real estate assets. In addition, the Company does not plan to hold any securities representing more than 10% of any one issuer's voting securities, other than any qualified REIT subsidiary, nor securities of any one issuer exceeding 5% of the value of the Company's gross assets (determined in accordance with generally accepted accounting principles). As previously discussed, the Company is deemed to own its proportionate share of the assets of a partnership in which it is a partner so that the partnership interest, itself, is not a security for purposes of this asset test.

  The Operating Partnership owns all of the nonvoting common stock of the Management Companies. The Operating Partnership does not own any of the voting securities of the Management Companies. Management believes that the Company's interest in the securities of the Management Companies through the Operating Partnership does not exceed 5% of the total value of the Company's assets. No independent appraisals have been obtained. Counsel, in rendering its opinion as to the qualification of the Company as a REIT, is relying on the conclusions of management regarding the value of such securities of the Management Companies.

  After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests, and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance. However, there can be no assurance that such other action will always be successful.

OPERATING PARTNERSHIP

  In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income and asset tests described below.

  Annual Distribution Requirements. The Company, in order to avoid corporate income taxation of the earnings that it distributes, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (a) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the REIT's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (b) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration.

  To the extent that the Company does not distribute of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed amount at regular capital gains and ordinary corporate tax rates. The Company may elect, however, to pay the tax on its undistributed long-term capital gains on behalf of its stockholders, in which case the stockholders would include in income their proportionate share of the undistributed long-term capital gains and receive a credit or refund for their share of the tax paid by the Company.

  Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year;
(ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% nondeductable excise tax on the excess of such required distribution over the amounts actually distributed (apparently regardless of whether the Company elects (as described above) to pay the capital gains tax on undistributed capital gains).

  The Company intends to continue to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the Partnership Agreement of the Operating Partnership authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceed the amount of noncash deductions. In the event that such timing differences occur, in order to meet the 95% distribution requirement, the Company may cause the Operating Partnership to arrange for short-term, or possibly long-term, borrowing to permit the payment of required dividends. If the amount of nondeductible expenses exceeds noncash deductions, the Operating Partnership may refinance its indebtedness to reduce principal payments and borrow funds for capital expenditures.

  Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year that may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest to the Service based upon the amount of any deduction taken for deficiency dividends.

RECORDKEEPING REQUIREMENTS

  Pursuant to applicable Treasury Regulations, in order to be able to elect to be taxed as a REIT, the Company must maintain certain records and request on an annual basis certain information from its stockholders designed to disclose the actual ownership of its outstanding stock. The Company intends to comply with such requirements. A REIT's failure to comply with such requirements would result in a monetary fine imposed on such REIT. However, no penalty would be imposed if such failure is due to reasonable cause and not to willful neglect.

  Failure To Qualify. If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company, nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, distributions to stockholders will be taxable as ordinary income to the extent of current and accumulated earnings and profits, and, subject to certain limitations in the Code, corporate distributees may be eligible to claim the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF STOCKHOLDERS

  Taxation Of Taxable Domestic Stockholders. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. As used herein, the term "U.S. Stockholder" means a holder of Common Stock that for U.S. federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity taxable as such created or organized in or under the laws of the United States or of any State (including the District of Columbia), (iii) an estate whose income from sources without the United States is includible in gross income for U.S. federal income tax purposes, regardless of its connection with the conduct of a trade or business within the United States, or (iv) any trust with respect to which (A) a U.S. court is able to exercise primary supervision over the administration of such trust and (B) one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

  Distributions that are properly designated by the Company as capital gain dividends are subject to special treatment. According to a notice published by the Service, until further guidance is issued, if the Company designates a dividend as a capital gain dividend, it may also designate the dividend as (i) a 20% rate gain distribution, (ii) an unrecaptured Section 1250 gain distribution (25% rate) or (iii) a 28% rate gain distribution. The maximum amount which may be designated in each class of capital gain dividends is determined by treating the Company as an individual with capital gains that may be subject to the maximum 20% rate, the maximum 25% rate, and the maximum 28% rate. If the Company does not designate all or part of a capital gain dividend as within such classes, the undesignated portion will be considered as a 28% rate gain distribution. Such designations are binding on each stockholder, without regard to the period for which the stockholder has held its Common Stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends received deduction for corporations.

  Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Common Stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a stockholder's Common Stock, such distributions will be included in income as long-term capital gain (or short-term capital gain if the Common Stock had been held for one year or less), assuming the Common Stock is a capital asset in the hands of the stockholder. In addition, any distribution declared by the Company in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the distribution is actually paid by the Company during January of the following calendar year.

  Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. Instead, such losses would be carried over by the Company for potential offset against its future income (subject to certain limitations). Taxable distributions from the Company and gain from the disposition of the Common Stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any passive activity losses (such as losses from certain types of limited partnerships in which a stockholder is a limited partner) against such income. In addition, taxable distributions from the Company generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of Common Stock (or distributions treated as such), however, will be treated as investment income only if the stockholder so elects, in which case such capital gains will be taxed at ordinary income rates. The Company will notify stockholders after the close of the Company's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income or capital gain dividends.

  Capital Gains and Losses. A capital asset generally must be held for more than one year in order for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 39.6% and the tax rate on long-term capital gains applicable to non-corporate taxpayers is 28% for sales and exchanges of assets held for more than one year but not more than eighteen months, and 20% for sales and exchanges of assets held for more than eighteen months. Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. All or a portion of any loss realized upon a taxable disposition of the Common Stock may be disallowed if other shares of Common Stock are purchased within 30 days before or after the disposition. Capital losses not offset by capital gains may be deducted against a non-corporate taxpayer's ordinary income only up to a maximum annual amount of $3,000. Unused capital losses may be carried forward indefinitely by non-corporate taxpayers. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

  Recently enacted legislation reduces the maximum rate on long-term capital gains of non-corporate taxpayers from 28% to 20% (10% for taxpayers in the 15% tax bracket). However, the reduced long-term capital gains rates are only available for sales or exchanges of capital assets held for more than 18 months. Any long-term capital gains from the sale or exchange of depreciable real property that would be subject to ordinary income taxation (i.e., "depreciation recapture") if it were treated as personal property will be subject to a maximum tax rate of 25% instead of the 20% maximum rate for gains taken into account after July 28, 1997. Also, under the legislation, for taxable years beginning after December 31, 2000, the maximum capital gains rates for assets which are held more than five years are 18% and 8% (rather than 20% and 10%). These rates will generally only apply to assets for which the holding period begins after December 31, 2000.

  The capital gains provisions in the legislation authorize the Service to issue regulations (including regulations requiring reporting) applying the provisions to any "pass-through entity" including a REIT and interests in such an entity. No assurance can be given concerning the content of any such regulations. Generally, the determination of when gain is properly taken into account will be made at the entity level.

  Distributions from the Company and gain from the disposition of shares will not ordinarily be treated as passive activity income, and therefore, stockholders generally will not be able to apply any "passive losses" against such income. Dividends from the Company (to the extent they do not constitute a return of capital) and gain from the disposition of shares generally will be treated as investment income for purposes of the investment interest limitation.

  The Company will report to its domestic stockholders and the Service the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder who does not provide the Company with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify their non-foreign status to the Company. See "Taxation Of Foreign Stockholders" below.

  Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the Service has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by the Company to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of the Common Stock with debt, a portion of its income from the Company will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9),
(17), and (20), respectively, of Section 501(c) of the Code are subject to different UBTI rules, which generally will require them to characterize distributions from the Company as UBTI. See "ERISA Considerations."


  Taxation Of Foreign Stockholders. The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex, and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in the capital stock of the Company, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws.

  Distributions that are not attributable to gain from sales or exchanges by the Company of a U.S. real property interest and not designated by the Company as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. However, if income from the investment in the shares is treated as effectively connected with the Non-U.S. Stockholder's conduct of a United States trade or business, the Non-U.S. Stockholder generally will be subject to a tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax if the stockholder is a foreign corporation). The Company expects to withhold United States income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. Stockholder (31% if appropriate documentation evidencing such Non-U.S. Stockholders' foreign status has not been provided) unless (1) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with the Company or (2) the Non-U.S. Stockholder files an Service Form 4224 with the Company claiming that the distribution is "effectively connected" income. The Treasury Department issued final regulations in October 1997 that modify the manner in which the Company complies with the withholding requirements, generally effective for distributions after December 31, 1998.

  Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's shares, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his shares as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, amounts in excess thereof may be withheld by the Company. However, any such excess amount withheld would be refundable to the extent it is determined subsequently that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company. Under a separate provision, the Company is required to withhold 10% of any distribution in excess of the Company's current and accumulated earnings and profits. Consequently, although the Company intends to withhold at a rate of 30% (or 31%, if applicable) on the entire amount of any distribution, to the extent that the Company does not do so, any portion of a distribution not subject to withholding at a rate of 30% (or 31%, if applicable) will be subject to withholding at a rate of 10%.

  For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Stockholders would be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to treaty relief or exemption. The Company is required to withhold 35% of any distribution that is designated by the Company as a capital gains dividend. The amount withheld is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

  The Company will be required to withhold from distributions to Non-U.S. Stockholders, and remit to the IRS, (a) 35% of designated capital gain dividends (or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends) and (b) 30% of ordinary dividends paid out of earnings and profits. In addition, if the Company designates prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions, will be treated as capital gain dividends for purposes of withholding. A distribution in excess of the Company's earnings and profits may be subject to 30% dividend withholding if at the time of the distribution it cannot be determined whether the distribution will be in an amount in excess of the Company's current or accumulated earnings and profits. Tax treaties may reduce the Company's withholding obligations. If the amount withheld by the Company with respect to a distribution to a Non-U.S. Stockholder exceeds the stockholder's United States tax liability with respect to such distribution (as determined under the rules described above), the Non-U.S. Stockholder may file for a refund of such excess from the IRS. It should be noted that the 35% withholding tax rate on capital gain dividends currently corresponds to the maximum income tax rate applicable to corporations, but is higher than the 28% maximum rate on capital gains of individuals.

  Gain recognized by a Non-U.S. Stockholder upon a sale of shares of capital stock generally will not be taxed under FIRPTA if a REIT is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. It is currently anticipated that the Company will be a "domestically controlled REIT," and therefore the sale of shares will not be subject to taxation under FIRPTA. However, gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (i) investment in the shares of capital stock is "effectively connected" with the Non-U.S. Stockholder's U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as United States stockholders with respect to such gain, or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual who was present in the U.S. will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax, possible withholding tax and a special alternative minimum tax in the case of nonresident alien individuals). A purchaser of shares of capital stock from a Non-U.S. Stockholder will not be required under FIRPTA to withhold on the purchase price if the purchased shares are "regularly traded" on an established securities market or if the Company is a domestically controlled REIT. Otherwise, under FIRPTA the purchaser of shares may be required to withhold 10% of the purchase price and remit such amount to the IRS.

INCOME TAXATION OF THE OPERATING PARTNERSHIP, THE UNDERLYING PARTNERSHIPS AND THEIR PARTNERS

  The following discussion summarizes certain federal income tax considerations applicable to the Company's investment in the Operating Partnership.

  Classification of the Operating Partnership. The Company will be entitled to include in its income its distributive share of the income and to deduct its distributive share of the losses of the Operating Partnership (including the Operating Partnership's share of the income or losses of any partnerships in which it owns an interest) only if the Operating Partnership is classified for federal income tax purposes as a partnership rather than an association taxable as a corporation. On December 17, 1996, the Service issued final Treasury Regulations regarding the classification of business entities (known as the "check-the-box" rules) which changed the process for electing business tax status.

  The new Treasury Regulations, which were effective January 1, 1997, replaced the former rules for classifying business organizations with a simpler elective classification system that generally allows eligible entities to choose to be taxed as partnerships or corporations. Under the Treasury Regulations, a limited partnership which qualifies as an eligible entity will generally be allowed to choose to be taxed as a partnership or a corporation. The default classification for an existing entity is the classification that the entity claimed immediately prior to January 1, 1997. Alternatively, an eligible entity may affirmatively elect its classification. An entity's default classification continues until the entity elects to change its classification by means of an affirmative election. Because the Operating Partnership was classified as a partnership as of December 31, 1996, the Operating Partnership will be treated as a partnership for federal income tax purposes for periods after December 31, 1996 pursuant to the new Treasury Regulations. The Operating Partnership confirmed this tax treatment by electing to be treated as a partnership under the Treasury Regulations.

  The Treasury Regulations state that the Service will not challenge the prior classification of an existing eligible entity for periods before January 1, 1997 if: (1) the entity had a reasonable basis for its claimed classification;
(2) the entity and all of its partners recognized the tax consequences of any change in the entity's classification within 60 months before January 1, 1997; and (3) neither the entity nor any member had been notified in writing on or before May 8, 1996, that the classification was under examination by the IRS. Requirements (2) and (3) described in this paragraph are either not relevant to, or have been satisfied by, the Operating Partnership. Accordingly, the Operating Partnership's claimed classification as a partnership for periods prior to January 1, 1997 should be respected if the Operating Partnership had a reasonable basis for such classification.

  In determining whether a reasonable basis for partnership classification existed for periods prior to January 1, 1997, it is necessary to review the former classification rules, under which an organization formed as a partnership will be treated as a partnership for federal income tax purposes rather than as a corporation only if it has no more than two of the four corporate characteristics that the Treasury Regulations use to distinguish a partnership from a corporation for tax purposes. These four characteristics are continuity of life, centralization of management, limited liability, and free transferability of interests.

  The Operating Partnership has not requested, nor does it intend to request, a ruling from the Service that it will be treated as a partnership for federal income tax purposes. In the opinion of Nixon, Hargrave, Devans & Doyle LLP, which is based on the provisions of the partnership agreement of the Operating Partnership and on certain factual assumptions and representations of the Company, the Operating Partnership has a reasonable basis for its claim to be classified as a partnership for federal income tax purposes and therefore should be taxed as a partnership rather than an association taxable as a corporation for periods prior to January 1, 1997. Nixon, Hargrave, Devans & Doyle LLP's opinion is not binding on the Service or the courts.

  If for any reason the Operating Partnership was taxable as a corporation rather than as a partnership for federal income tax purposes, the Company would not be able to satisfy the income and asset requirements for REIT status. See "Requirements for Qualification--Income Tests" and "--Requirements for Qualification-- Asset Tests." In addition, any change in the Operating Partnership's status for tax purposes might be treated as a taxable event, in which case the Company might incur a tax liability without any related cash distribution. See "--Requirements for Qualification--Annual Distribution Requirements." Further, items of income and deduction of the Operating Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. The Operating Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing the Operating Partnership's taxable income.

  Partners, Not Partnerships, Subject To Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, a partner is required to take into account its allocable share of a partnership's income, gains, losses, deductions and credits for any taxable year of the partnership ending within or with the taxable year of the partner, without regard to whether the partner has received or will receive any distributions from the partnership.

  Partnership Allocations. Although a partnership agreement will generally determine the allocation of income and losses among partners, such allocations may be disregarded for tax purposes under section 704(b) of the Code if they do not have substantial economic effect. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Operating Partnership's allocations of taxable income and loss are intended to comply with the requirements of section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

  Tax Allocations With Respect To The Properties. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partners in the property, rather than a basis equal to the fair market value of the property at the time of contribution. Pursuant to section 704(c) of the Code, income, gain, loss and deduction attributable to such contributed property must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

  The partners of the Operating Partnership other than the Company (the "Contributing Partners") are deemed to have contributed general or limited partnership interests in other partnerships owning multifamily residential properties which were acquired by Operating Partnership and which may have had an adjusted tax basis which is less than the fair market value of such interests (the "Contributed Interests"). Upon the merger or dissolution of such partnerships and the transfer of the properties to the Operating Partnership, the Contributing Partners were deemed to have contributed the portion of the properties represented by the Contributed Interests (the "Contributed Property") to the Operating Partnership, and the Operating Partnership's tax basis in the Contributed Property will be the tax basis of the Contributing Partners in the Contributed Interests. Because the Contributed Property has a Book-Tax Difference, the Operating Partnership Agreement will require allocations to be made in a manner consistent with section 704(c) of the Code.

  Under these special rules, the Contributing Partners may be allocated lower amounts of depreciation deductions for tax purposes with respect to the Contributed Property than the amount of such deductions that would be allocated to them if such Contributed Property had a tax basis equal to its fair market value at the time of contribution. In addition, in the event of the disposition of any of the Contributed Property, all income attributable to the Book-Tax Difference of such Contributed Property generally will be allocated to the Contributing Partners, and the Company generally will be allocated only its share of capital gains attributable to appreciation, if any, occurring after the contribution of the Contributed Property. These allocations will tend to eliminate the Book-Tax Differences with respect to the Contributed Property over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) may not entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the Contributed Property in the hands of the Operating Partnership could cause the Company (i) to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to the Company if the Contributed Property had a tax basis equal to its fair market value at the time of contribution, and (ii) possibly to be allocated taxable gain in the event of a sale of Contributed Property in excess of the economic or book income allocated to the Company as a result of such sale. These allocations possibly could cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect its ability to comply with the REIT distribution requirements. See "--Requirements for Qualification--Annual Distribution Requirements."

  Depreciation. The Operating Partnership's assets other than cash will consist largely of property treated as purchased by the Operating Partnership. The Operating Partnership has an aggregate basis in the assets of each partnership it acquires equal to the sum of the purchase price paid for the partnership interests. To the extent that the Operating Partnership's basis in a piece of depreciable property exceeds the basis of the property when it was held by the acquired partnership, such basis should in effect be treated as a newly acquired, separate asset and entitled to 39-year depreciation.

  Section 704(c) of the Code requires that depreciation as well as gain and loss be allocated in a manner so as to take into account the variation between the fair market value and tax basis of the property contributed. Similarly, amortization on intangible contracts for services contributed to the Operating Partnership will be allocated as required by section 704(c) of the Code. Depreciation with respect to any property purchased by the Operating Partnership subsequent to the admission of its partners will be allocated among the partners in accordance with their respective percentage interests in the Operating Partnership.

  Sale Of Partnership Property. Generally, any gain realized by a partnership on the sale of property held by the partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. However, under the REIT Requirements, the Company's share as a partner of any gain realized by the Operating Partnership on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "--Taxation of the Company as a REIT." Such prohibited transaction income will also have an adverse effect upon the Company's ability to satisfy the income tests for REIT status. See "-- Requirements for Qualification--Income Tests." Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. A safe harbor to avoid classification as a prohibited transaction exists as to real estate assets held for the production of rental income by a REIT for at least four years where in any taxable year the REIT has made no more than seven sales of property or, in the alternative, the aggregate of the adjusted bases of all properties sold does not exceed 10% of the adjusted bases of all of the REIT's properties during the year and the expenditures includible in a property's basis made during the four-year period prior to disposition must not exceed 30% of the property's net sales price. The Operating Partnership holds its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating and leasing the properties and to make such occasional sales of the properties, including adjoining land, as are consistent with the Company's and the Operating Partnership's investment objectives. No assurance can be given, however, that every property sale by the Operating Partnership will constitute a sale of property held for investment.

OTHER TAX CONSIDERATIONS

  The Management Companies. A portion of the amounts to be used to fund distributions to stockholders is expected to come from the Management Companies through dividends on stock of the Management Companies to be held by the Operating Partnership. The Management Companies do not qualify as REITs and will pay federal, state and local tax income taxes on its net income at normal corporate tax rates. The Company expects that the Management Companies' income, after deducting its expenses, will not give rise to significant corporate tax liabilities. The amount of corporate tax liability will increase if the Service disallows the items of expense which the Company expects to be allocated to the Management Companies.

  The Trust. The Trust was formed as a "qualified REIT subsidiary." As such it is treated together with the Company as a single entity for federal income tax purposes.

  State and Local Tax Considerations. The Company and the Management Companies will, and the Company's stockholders may, be subject to state or local taxation in various states or local jurisdictions, including those in which the Company, its stockholders or the Operating Partnership transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on their investment in the Company.

  Possible Federal Tax Developments. The rules dealing with federal income taxation are constantly under review by the IRS, the Treasury Department and Congress. New federal tax legislation or other provisions may be enacted into law or new interpretations, rulings or Treasury Regulations could be adopted, all of which could affect the taxation of the Company or of its stockholders. No prediction can be made as to the likelihood of passage of any new tax legislation or other provisions either directly or indirectly affecting the Company or its stockholders. Consequently, the tax treatment described herein may be modified prospectively or retroactively by legislative, judicial or administrative action.

                             ERISA CONSIDERATIONS

  A fiduciary of a pension, profit-sharing, retirement or other employee benefit plan ("Plan") subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), should consider the fiduciary standards under ERISA in the context of the Plan's particular circumstances before authorizing an investment of any of such Plan's assets in shares of the Company's capital stock. Accordingly, such fiduciary should consider whether the investment (i) satisfies the diversification requirements of section 404(a)(1)(C) of ERISA,
(ii) is in accordance with the documents and instruments governing the Plan to the extent consistent with ERISA, (iii) is prudent and an appropriate investment for the Plan, based on examination of the Plan's overall investment portfolio and (iv) is for the exclusive benefit of Plan participants and beneficiaries, as required by ERISA.

  In addition to the imposition of general fiduciary standards, ERISA and the corresponding provisions of the Code prohibit a wide range of transactions involving Plans and persons who have certain relationships to Plans ("parties in interest" within the meaning of ERISA, "disqualified persons" within the meaning of the Code). The Code's prohibited transaction rules also apply to certain direct or indirect transactions between "disqualified persons" and individual retirement accounts or annuities ("IRAs"), as defined in section 408(a) and (b) of the Code. Thus, a Plan fiduciary and an IRA considering an investment in shares also should consider whether the acquisition or the continued holding of shares might constitute or give rise to a prohibited transaction.

  Those persons proposing to invest on behalf of Plans should also consider whether a purchase of one or more shares of capital stock will cause the assets of the Company to be deemed assets of the Plan for purposes of the fiduciary responsibility and prohibited transaction provisions of ERISA and the Code. The Department of Labor (the "DOL") has issued regulations (the "DOL Regulations") as to what constitutes assets of a Plan under ERISA. Under the DOL Regulations, if a Plan acquires an equity interest in an entity, the Plan's assets would include, for purposes of the fiduciary responsibility provisions of ERISA and the prohibited transaction rules of ERISA and the Code, both the equity interest and an undivided interest in each of the entity's underlying assets unless (a) such interest is a "publicly offered security," (b) such interest is a security issued by an investment company registered under the Investment Company Act of 1940, as amended, or
(c) another specified exception applies.

                             PLAN OF DISTRIBUTION

  The Company may sell the Offered Securities through underwriters or dealers, directly to one or more purchasers, through agents or through a combination of any such methods of sale. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

  The distribution of the Common Stock by the Company may be affected from time to time in one or more transactions (which may involve block transactions) on the NYSE or otherwise pursuant to and in accordance with the applicable rules of the NYSE, in the over-the-counter market, in negotiated transactions, through the writing of Common Stock Warrants or through the issuance of Preferred Stock convertible into Common Stock (whether such Common Stock Warrants or Preferred Stock is listed on a securities exchange or otherwise), or a combination of such methods of distribution, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

  In connection with the sale of the Offered Securities, underwriters or agents may receive compensation from the Company or from purchasers of the Offered Securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the Offered Securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from the Company and any profit on the sale of the Offered Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement.

  Any Common Stock sold pursuant to a Prospectus Supplement will be listed on the New York Stock Exchange, subject to official notice of issuance. Unless otherwise specified in the applicable Prospectus Supplement, each series of Offered Securities other than Common Stock will be a new issue with no established trading market. The Company may elect to list any series of Preferred Stock or other securities on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Offered Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the Offered Securities.

  Under agreements into which the Company may enter, underwriters, dealers and agents who participate in the distribution of the Offered Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

  Underwriters, dealers and agents may engage in transactions with, or perform services for, or be tenants of, the Company in the ordinary course of business.

  In order to comply with the securities laws of certain states, if applicable, the Offered Securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Offered Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

                                 LEGAL MATTERS

  The legality of the Offered Securities issued pursuant to any Prospectus Supplement will be passed upon by Nixon, Hargrave, Devans & Doyle LLP. In addition, Nixon, Hargrave, Devans & Doyle LLP will provide an opinion with respect to certain tax matters which form the basis of the discussion under "Federal Income Tax Considerations."

                                    EXPERTS

  The financial statements incorporated by reference in this Prospectus or elsewhere in the Registration Statement have been incorporated herein in reliance on the reports audited by Coopers & Lybrand LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

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       PROPERTIES


                                                [PHOTO]

                                                WESTON GARDENS Columbus, Ohio
                                                (Acquisition Community)


[PHOTO]

PLEASURE BAY Long Branch,
New Jersey (Acquisition Community)


                                                [PHOTO]

                                                BRADDOCK LEE Alexandria,
                                                Virginia (Recent Acquisition)



[PHOTO]                                         [PHOTO]

SOUTH PORTLAND South Portland,                  COUNTRY VILLAGE  Bel Air,
Maine (Acquisition Community)                   Maryland (Recent Acquisition)

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  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS IN CONNECTION WITH THE OFFERING OF SECURITIES MADE HEREBY OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THEY RELATE. THE PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

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                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary.............................................   S-3
The Company...............................................................  S-10
Business Strategies.......................................................  S-14
Markets...................................................................  S-17
Recent Developments.......................................................  S-19
The Properties............................................................  S-22
Use of Proceeds...........................................................  S-24
Capitalization............................................................  S-25
Price Range of Stock and Distributions....................................  S-26
Selected Financial Information and Other Data.............................  S-27
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................  S-30
Management and Directors..................................................  S-35
Underwriting..............................................................  S-40
Legal Matters.............................................................  S-41
Experts...................................................................  S-41

                                PROSPECTUS

Available Information.......................................................   2
Forward Looking Statements..................................................   2
Documents Incorporated By Reference.........................................   3
The Company.................................................................   3
Risk Factors................................................................   4
Ratio of Earnings to Fixed Charges..........................................   8
Use of Proceeds.............................................................   9
Description of Capital Stock................................................   9
Description of Debt Securities..............................................  15
Federal Income Tax Considerations...........................................  19
ERISA Considerations........................................................  32
Plan of Distribution........................................................  33
Legal Matters...............................................................  34
Experts.....................................................................  34

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                               2,000,000 SHARES

                                    [LOGO] HOME
                                         PROPERTIES

                                 COMMON STOCK

                          --------------------------

                             PROSPECTUS SUPPLEMENT

                          --------------------------

                           PAINEWEBBER INCORPORATED

                        BANCAMERICA ROBERTSON STEPHENS

                               CIBC OPPENHEIMER

                             SALOMON SMITH BARNEY

                               WHEAT FIRST UNION

                                ---------------

                                 JUNE 16, 1998

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